UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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Harley-Davidson, Inc.
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LETTER FROM ACTING CHIEF EXECUTIVE OFFICER AND CHAIRMAN

PRELIMINARY PROXY MATERIALS — SUBJECT TO COMPLETION

Harley-Davidson, Inc. 3700 West Juneau Avenue Milwaukee, Wisconsin 53208 (414) 342-4680

[ ], 2020

Dear Fellow Shareholders,

As a passionate Harley-Davidson Board member - and now Acting President and Chief Executive Officer and Chairman of the Board - I compose this letter with deep appreciation for the progress we have made and confidence in our ability to return to growth. As we embark on our next chapter and seek new leadership, we are steadfast in our belief that we have both much to be proud of and much to look forward to. With this letter, I’d like to share a summary of key highlights in 2019.

During 2019, we significantly advanced "More Roads to Harley-Davidson", our plan to accelerate our progress towards achieving our long-term objectives. The plan addresses our challenges and opportunities through four growth catalysts: amplify brand, new products, broader access and stronger dealers. With More Roads, we have made investments, built capabilities and achieved milestones that will set us up to realize our expectations for growth in 2021 and beyond.

2019 Highlights
Last year, the retail sales rate of decline of Harley-Davidson motorcycles in the U.S. significantly tempered. After four years of accelerating declines, such improvement was supported by our More Roads actions, notably in how we’re Amplifying our Brand and delivering on our New Products catalysts for growth. Key progress includes:

•
Delivering industry-first innovations like Reflex™ Defensive Rider System (RDRS), a suite of electronic technology designed to link motorcycle performance to traction control and braking, and H-D CONNECT, technology which seamlessly links rider and motorcycle.

•
Leading in the electrification of motorcycles with the launch of LiveWire®, our first electric motorcycle. LiveWire launched with acclaim from media and customers alike, helping shift perceptions about who we are and what Harley-Davidson is capable of.

•	Further asserting our leadership in the electric space with the acquisition of STACYC and the launch of Harley-Davidson IRONe™ electric-powered two-wheelers for kids.

We also continued to Broaden Access, expanding our reach and relevance by improving our global eCommerce sales and digital capabilities. In 2019, 75 percent of people who purchased Harley-Davidson products on Amazon were new to Harley-Davidson.

Our efforts to build Stronger Dealers advanced last year, as well:

•
In the U.S., dealers participating in our operations consulting engagements experienced on average a nearly 6% increase in motorcycle retail sales over dealers in the same market who were not in the program.

•	27 international dealerships were added, providing more opportunities to connect with global consumers.

Further, we continued to leverage our financial services business to support our quest to grow riders. Harley-Davidson Financial Services achieved a strong market share as nearly 64% of customers buying new Harley-Davidson motorcycles financed their purchase with HDFS.

In 2019, we also continued to manage our business to address current market conditions across the globe. We expanded our Thailand plant to serve the ASEAN markets and increase customer access with more competitive prices, and we continued our work to mitigate the bulk of the impact of recent EU and China tariffs. Thanks to our ongoing diligence, we expect the impact of these tariffs on our business to be significantly less in 2020 than in 2019.

Building the Next Generation of Riders Globally
Underpinning all our efforts is our topline strategy to build the next generation of Harley-Davidson riders. During 2019, we sharpened and intensified our U.S. growth objective for 2027, challenging ourselves to expand the total pool of riders in the U.S. to 4 million by adding and retaining more riders each year. And on this effort, we are making progress. We finished 2019 with 3.1 million Harley-Davidson riders in the U.S., 55,000 more total riders than in 2018. During the year, 527,000 riders joined the Harley-Davidson brand, 24,000 more than joined Harley-Davidson in 2018.*
*SOURCE: IHS Markit Motorcycles in Operation (MIO) data for On-Highway and Dual purpose bikes in the U.S. as of Dec 31, 2019 compared to Dec 31, 2018. Data as of December 2019.

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	i

LETTER FROM ACTING CHIEF EXECUTIVE OFFICER AND CHAIRMAN

The number of people who continue to join Harley-Davidson each year is a testament to the power of our brand and our strengthened capabilities. We are becoming a company that excels at and exists to not only build great bikes, but to build riders.

As further evidence of this transformation, in 2020 we will expand our focus from heavyweight motorcycle unit shipments to revenue from motorcycles and related products segment as a primary objective and measure for the year. This measure best reflects our comprehensive efforts to expand into new product segments and foster a customer-creation culture - one that is laser-focused on our riders and fans who are passionate about our great brand. Looking forward, our efforts will only intensify.

In our More Roads quest, we remain crystal clear that riding is, and has always been, what it’s all about. We believe 2020 is a pivotal year in our More Roads to Harley-Davidson plan, and we are excited for the future we are defining.

An invitation to the 2020 Annual Meeting of Shareholders
On behalf of the Board of Directors and management of Harley-Davidson, Inc., we invite you to attend the 2020 Annual Meeting of Shareholders to be held at [_________], Central Daylight Time, on [_________], [_________], 2020, at [_________].

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business that the shareholders will transact at the Annual Meeting. During the Annual Meeting, there will also be a brief review of the business.

We sincerely hope you will be able to attend our Annual Meeting of Shareholders. This year’s Annual Meeting of Shareholders will be a particularly important one, and YOUR vote is extremely important. Whether or not you are personally present, it is important that you vote your shares.

We urge you to read the accompanying Proxy Statement carefully and to use the enclosed WHITE proxy card to vote for the Board’s nominees, and in accordance with the Board’s recommendations on the other proposals, as soon as possible. You may vote your shares by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided, whether or not you plan to attend the Annual Meeting of Shareholders. For your convenience, you may also vote your shares via the Internet or by a toll-free telephone number by following the instructions on the enclosed WHITE proxy card. If you own shares through a broker, bank or other nominee, please vote your shares by providing your broker, bank or nominee with your voting instructions on your WHITE voting instruction form. If you have any questions regarding voting, please contact our proxy solicitor assisting us with this Annual Meeting, Georgeson LLC, toll-free at 877-797-1153.

On behalf of everyone at Harley-Davidson, thank you for your investment and continuing to ride with us.

Jochen Zeitz
Acting President and Chief Executive Officer
Chairman of the Board
Harley-Davidson, Inc.

ii	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

[ ], 2020
The 2020 Annual Meeting of Shareholders of Harley-Davidson, Inc. will be held at [ ], on [ ], [ ], 2020 at [ ], Central Daylight Time, to vote on the items listed below.

 ITEMS TO BE VOTED:
1    To elect nine directors to the Board of Directors;
2    To approve, by advisory vote, the compensation of our named executive officers;
3    To approve amendments to our Restated Articles of Incorporation to allow us to implement proxy access;
4    To approve the Harley-Davidson, Inc. 2020 Incentive Stock Plan; and
5    To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
We will also take action upon any other business as may properly come before the 2020 Annual Meeting of Shareholders and any adjournments or postponements of that meeting.
This year’s Annual Meeting of Shareholders will be a particularly important one and YOUR vote is extremely important.
The Board of Directors unanimously recommends a vote “FOR” proposals 1, 2, 3, 4 and 5. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the 2020 Annual Meeting of Shareholders.

 HOW TO VOTE YOUR SHARES:

March 12, 2020 is the record date for determining shareholders entitled to notice of and to vote at the 2020 Annual Meeting of Shareholders and any adjournments or postponements of that meeting. If you held your shares as of the close of business on March 12, 2020, you can vote using one of the following methods:

Please note that Impala Master Fund Ltd. (“Impala”) has stated its intention to propose two alternative director nominees for election at the Annual Meeting of Shareholders to replace two of our current directors. While we do not know whether Impala will in fact nominate individuals for election as directors at the Annual Meeting or solicit proxies, you may receive solicitation materials from Impala seeking your proxy to vote for Impala’s nominees. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE BOARD'S NOMINEES ON THE ENCLOSED WHITE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN OR VOTE ANY PROXY CARD THAT MAY BE SENT TO YOU FROM IMPALA. If you have already voted using a proxy card sent to you by Impala, you can subsequently revoke it by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet or by telephone by following the instructions provided on the enclosed WHITE proxy card. Only your last-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting of Shareholders as described in the accompanying Proxy Statement.
YOUR VOTE IS VERY IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, WE REQUEST THAT YOU READ THE PROXY STATEMENT AND VOTE YOUR SHARES BY SIGNING AND DATING THE ENCLOSED WHITE PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR BY VOTING VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED ON THE ENCLOSED WHITE PROXY CARD.
We urge you to submit your proxy as soon as possible. If the records of our transfer agent show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan at the close of business on March 12, 2020, then you may vote (1) via the internet at http://www.proxyvote.com, (2) by telephone using the toll-free telephone number on the enclosed WHITE proxy card, (3) by mail by completing, signing and dating your WHITE proxy card and returning it in the accompanying postage-paid envelope or (4) in person at the Annual Meeting of Shareholders.

iii	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

If you own shares in “street name” (that is, through a broker, bank or other nominee), we encourage you to provide voting instructions to your bank, broker or other nominee on your WHITE voting instruction form. Street name holders may also vote via telephone or the internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will enclose the instructions on your WHITE voting instruction form along with this Proxy Statement.
By Order of the Board of Directors,
Harley-Davidson, Inc.

Paul Krause
Assistant Secretary
Milwaukee, Wisconsin
[ ]

iv	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

This overview provides information that you should consider before voting on the items presented at this year’s Annual Meeting of Shareholders. This overview does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
Background to Proxy Solicitation
On January 24, 2020, Impala Master Fund Ltd. ("Impala") delivered notice of an intent to nominate two candidates for election to the company’s Board at the company’s 2020 Annual Meeting of Shareholders. We do not know whether Impala will in fact nominate individuals for election as directors at the Annual Meeting or solicit proxies.
IMPORTANT
YOUR VOTE IS EXTREMELY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders and regardless of the number of shares you own, we urge you to sign, date and mail the enclosed WHITE proxy card to vote "FOR" the election of the Board's nine director nominees, or use the WHITE proxy card to vote by telephone or by Internet.
We urge you NOT to sign or return any proxy card that may be sent to you from Impala. Only your latest dated, signed proxy card will be counted, and any proxy card you sign for any reason could invalidate previous WHITE proxy cards sent by you to support your Board. If you have already sent a proxy to Impala, you may revoke that proxy and vote for the election of our Board’s nine director nominees by signing, dating and mailing the enclosed WHITE proxy card. You may also vote over the Internet using the Internet address on the WHITE proxy card or by telephone using the toll-free number on the WHITE proxy card or, if you are a street name holder, by following the instructions on your WHITE voting instruction form.

Proposal 1 To elect nine directors to the Board of Directors
Our Board unanimously recommends that you vote “FOR”
the election of each of its nine director nominees. Our Board unanimously recommends that you NOT vote for either of the two candidates for election nominated by Impala.

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	v

PROXY SUMMARY

Director Nominees

	AGE	DIRECTOR SINCE	INDEPENDENT	OTHER PUBLIC DIRECTORSHIPS	BOARD COMMITTEES
					AFC	HRC	NCGC	SC
Troy Alstead Founder & CEO of Ocean5 Former COO & Former CFO of Starbucks Corp.	56	2017	x	Levi Strauss & Co.	CC		x
R. John Anderson Retired Chief Executive Officer of Levi Strauss & Co.	69	2010	x		x		x	x
Michael J. Cave Presiding Director Retired Senior Vice President of The Boeing Company	59	2012	x	Aircastle Limited, Ball Corporation		CC	x
Allan Golston President, United States Program for the Bill & Melinda Gates Foundation	53	2017	x	Stryker Corporation	x		x
Sara L. Levinson Co-founder and Director, Katapult, Inc. Former President of NFL Properties, Inc.	69	1996	x	Macy’s, Inc.		x	x	x
N. Thomas Linebarger Chairman and Chief Executive Officer, Cummins, Inc.	57	2008	x	Cummins, Inc.	x		CC	x
Brian R. Niccol Chairman and Chief Executive Officer, Chipotle, Inc.	46	2016	x	Chipotle, Inc.		x	x	x
Maryrose T. Sylvester President, Electrification, U.S. and U.S. Country Managing Director of ABB Group	54	2016	x			x	x
Jochen Zeitz Chairman of the Board Acting President and Chief Executive Officer Harley-Davidson, Inc.	56	2007						CC

AFC:	Audit and Finance Committee

HRC:	Human Resources Committee

NCGC:	Nominating and Corporate Governance Committee

SC:	Brand and Sustainability Committee
CC:    Member and Committee Chair

x:	Member

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	vi

PROXY SUMMARY

Proposal 2 To approve, by advisory vote, the compensation of our named executive officers Our Board unanimously recommends that you vote “FOR” this proposal.

Our executive compensation goals and guiding principles emphasize pay-for-performance. We base several elements of our compensation upon delivering high levels of performance relative to performance measures that the Human Resources Committee has approved. For example, (i) the annual Short-Term Incentive Plan (STIP) and the performance shares require that we achieve financial performance before recipients are entitled to this compensation; and (ii) the equity component of our compensation program provides greater financial benefits when our stock price is increasing. Our goals and guiding principles are as follows:

●	Pay-for-performance | Reward for exceptional performance with higher pay outcomes, while delivering reduced or no incentive pay when performance expectations are not met.
●	Align interests with those of our shareholders | Use equity-based awards and stock ownership guidelines to focus management on sustainable long-term growth and share price appreciation.
●	Encourage outcomes and behaviors | Balance rewarding the delivery of near-term results that drive long-term performance, while discouraging excessive or inappropriate risks.
●	Align measures with our strategy and operating plan | Select performance measures that reflect our strategic objectives with goals that are challenging yet achievable during the applicable period.
●
Target pay competitively and appropriately | Set target compensation within a 20% range of the 50th percentile of our compensation peer groups for target performance to remain market competitive and to attract and retain top executive talent.

Proposal 3 To approve an amendment to our Restated Articles of Incorporation to allow us to implement proxy access. Our Board unanimously recommends that you vote “FOR” this proposal.

We are seeking shareholder approval of an amendment to our Restated Articles of Incorporation that would allow us to amend our By-laws to implement proxy access. Our Board recognizes that proxy access, which would give qualifying shareholders an ability to include their director nominees in our proxy materials for our annual meetings of shareholders under certain circumstances, may enhance shareholder ability to participate in director elections if properly structured and balanced to take into account our shareholder makeup. Our company is committed to strong corporate governance and shareholder engagement. The Board believes the proxy access provisions that we describe in this proposal are well-designed to promote that commitment and serve the long-term interests of the company and our shareholders.

Proposal 4 To approve the Harley-Davidson, Inc. 2020 Incentive Stock Plan. Our Board unanimously recommends that you vote “FOR” this proposal.

We are seeking shareholder approval of the Harley-Davidson, Inc. 2020 Incentive Stock Plan, including the authorization to issue up to 5.4 million shares of our common stock under the Plan.

Two critical objectives of our compensation strategy are to reward employees for shareholder value creation and to align the interests of shareholders and employees. Stock-based incentive awards are a key component of our efforts to achieve these two objectives. In addition, stock-based incentives provide a valuable tool to attract and retain outstanding employees.

We have used the current Harley-Davidson, Inc. 2014 Incentive Stock Plan to provide equity incentive awards to employees over the last six years after shareholders approved it in 2014. Beginning in 2020, to provide competitive incentive awards to employees, a new share authorization is necessary.

The 2020 Incentive Stock Plan is designed with maximum flexibility to grant stock options, stock appreciation rights, performance shares, performance units, shares of our common stock, restricted stock, restricted stock units or other equity-

vii	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

PROXY SUMMARY

based vehicles, while maintaining limits that attempt to ensure shareholder dilution levels continue to remain at or below those of comparable companies.

Proposal 5 To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
Our Board unanimously recommends a vote “FOR” ratifying the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

We will also take action upon any other business as may properly come before the 2020 Annual Meeting of Shareholders and any adjournments or postponements of that meeting.
The Board of Directors or proxy holders will use their discretion on other matters that may arise at the 2020 Annual Meeting of Shareholders.

Forward-Looking Statements

The company intends that certain matters discussed in this Proxy Statement are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "believes," "anticipates," "expects," "plans," "may," "will," "estimates," "is on-track" or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments, or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this Proxy Statement. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this Proxy Statement are only made as of the date of this Proxy Statement, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The company's ability to meet the targets and expectations noted above depends upon, among other factors, the company's ability to: (i) execute its business plans and strategies, including the elements of the More Roads to Harley-Davidson accelerated plan for growth that the company disclosed on July 30, 2018 and updated September 24, 2019, and strengthen its existing business while enabling growth; (ii) manage and predict the impact that new or adjusted tariffs may have on the company’s ability to sell products internationally, and the cost of raw materials and components; (iii) execute its strategy of growing ridership, globally; (iv) successfully carry out its global manufacturing and assembly operations; (v) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests; (vi) develop and maintain a productive relationship with Zhejiang Qianjiang Motorcycle Co., Ltd. and launch related products in a timely manner; (vii) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the company to generate desired sales levels and that provide the desired financial returns; (viii) perform in a manner that enables the company to benefit from market opportunities while competing against existing and new competitors; (ix) realize expectations concerning market demand for electric models, which will depend in part on the building of necessary infrastructure; (x) prevent, detect, and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (xi) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters; (xii) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (xiii) reduce other costs to offset costs of the More Roads to Harley-Davidson plan and redirect capital without adversely affecting its existing business; (xiv) balance production volumes for its new motorcycles with consumer demand; (xv) manage risks that arise through expanding international manufacturing, operations and sales; (xvi) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing political environment; (xvii) successfully determine, implement on a timely basis, and maintain a manner in which to sell motorcycles in the European Union, China, and ASEAN countries that does not subject its motorcycles to incremental tariffs; (xviii) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (xix) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods and manage the risks that its independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (xx) retain and attract talented employees; (xxi) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or company data and respond to evolving regulatory requirements regarding data security; (xxii)

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	viii

PROXY SUMMARY

manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio; (xxiii) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the company's business; (xxiv) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (xxv) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (xxvi) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations; (xxvii) manage its exposure to product liability claims and commercial or contractual disputes; (xxviii) successfully access the capital and/or credit markets on terms (including interest rates) that are acceptable to the company and within its expectations; (xxix) manage its Thailand corporate and manufacturing operation in a manner that allows the company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (xxx) continue to manage the relationships and agreements that the company has with its labor unions to help drive long-term competitiveness; (xxxi) accurately predict the margins of its Motorcycles and Related Products segment in light of, among other things, tariffs, the cost associated with the More Roads to Harley-Davidson plan, the company’s Manufacturing Optimization Plan, and the company’s complex global supply chain; (xxxii) successfully launch a smaller displacement motorcycle in India; and (xxxiii) address matters related to a threatened proxy fight and other actions of activist shareholders, including associated costs and management distraction, while managing the business.

The company’s operations and/or demand for its products could be adversely impacted by work stoppages, strikes, natural causes, widespread infectious disease, terrorism, or other factors. Other factors are described in risk factors that the company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current changing capital, credit and retail markets and the company's ability to manage through inconsistent economic conditions.

The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors. In recent years, HDFS has experienced historically low levels of retail credit losses, but there is no assurance that this will continue. The company believes that HDFS' retail credit losses may increase over time due to changing consumer credit behavior and HDFS' efforts to increase prudently structured loan approvals to sub-prime borrowers, as well as actions that the company has taken and could take that impact motorcycle values. Refer to "Risk Factors" under Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

ix	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	x

PROXY STATEMENT
3700 West Juneau Avenue Milwaukee, Wisconsin 53208
[ ], 2020
The Board of Directors (the "Board") of Harley-Davidson, Inc. requests the proxy accompanying this Proxy Statement for use at the 2020 Annual Meeting of Shareholders to be held at [ ], on [ ], 2020 at [ ] Central Daylight Time, and at any adjournment or postponement of that meeting (the “Annual Meeting”).
We first mailed this Proxy Statement, the enclosed WHITE proxy card and our 2019 Annual Report on Form 10-K to shareholders on [ ], 2020.
IMPORTANT

YOUR VOTE IS EXTREMELY IMPORTANT. Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, we urge you to sign, date and mail the enclosed WHITE proxy card to vote "FOR" the election of the Board's nine director nominees, or use the WHITE proxy card to vote by telephone or by Internet.

We urge you NOT to sign or return any proxy card that may be sent to you from Impala Master Fund Ltd. ("Impala"). Only your latest dated, signed proxy card will be counted, and any proxy card you sign for any reason could invalidate previous WHITE proxy cards sent by you to support your Board. If you have already sent a proxy to Impala, you may revoke that proxy and vote for the election of our Board’s nine director nominees by signing, dating and mailing the enclosed WHITE proxy card. You may also vote over the Internet using the Internet address on the WHITE proxy card or by telephone using the toll-free number on the WHITE proxy card or, if you are a street name holder, by following the instructions on your WHITE voting instruction form.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on [______]2020. The Notice of Annual Meeting of Shareholders, this Proxy Statement and our 2019 Annual Report on Form 10-K are also available online at http://www.proxyvote.com
As used in this Proxy Statement, “we,” “our,” the “company” or “Harley-Davidson” refers to Harley-Davidson, Inc. We operate in two business segments: the motorcycles and related products segment and the financial services segment. “HDMC” refers to our motorcycles and related products segment subsidiaries, which include the companies that do business as “Harley-Davidson Motor Company.” “HDFS” generally refers to our financial services segment subsidiary, which includes Harley-Davidson Financial Services, Inc. and its subsidiaries.
Background to Proxy Solicitation

On January 24, 2020, Impala delivered notice of an intent to nominate two candidates for election to the company’s Board at the 2020 Annual Meeting. We do not know whether Impala will in fact nominate individuals for election as directors at the Annual Meeting or solicit proxies.

We believe that our nine nominees have the right experience, have a deep understanding of our company and its markets, and are more capable than the Impala nominees to lead our company forward. We believe the candidates proposed by Impala would not add additional skills or diversity to the Board as their stated skill sets are already well represented among our nine candidates.

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	1

PROPOSAL 1: ELECTION OF DIRECTORS
Shareholders will elect nine directors at the 2020 Annual Meeting. We have significantly refreshed our Board of Directors since the 2016 annual meeting of shareholders. Four of the director nominees – Ms. Sylvester and Messrs. Alstead, Golston and Niccol – became directors after the 2016 annual meeting of shareholders and before the 2017 annual meeting of shareholders.
Our Restated Articles of Incorporation provide for a Board of Directors that has between six and fifteen members. The Board determines the size from time to time by the vote of a majority of the current directors. The entire Board is elected annually. The Board currently consists of nine members with terms that expire at the Annual Meeting. In February 2020, we announced that Matthew Levatich stepped down as our President and Chief Executive Officer and as a member of the Board of Directors. The Board appointed current Board member Jochen Zeitz as Acting President and Chief Executive Officer, and as Chairman of the Board of Directors. A committee of the Board will be formed and the Company will utilize an external search firm to undertake a search for a new Chief Executive Officer. In light of the departure of Mr. Levatich from the Board, the Board reduced its size from 10 members to 9, with the intention to increase the size and appoint the new Chief Executive Officer to the Board at the time the new Chief Executive Officer is identified, at which time Mr. Zeitz would remain Chairman of the Board.

Our By-laws have a majority vote standard for the election of directors for uncontested elections. Our Chairman of the Board determined that the Annual Meeting is a contested election because the nomination of Impala’s candidates for director results in more persons nominated to serve as a director than Board seats available. Accordingly, pursuant to our By-laws, plurality voting will apply at the Annual Meeting, and the provisions of our By-laws relating to majority voting for directors will not apply to the Annual Meeting. The nine nominees for director who receive the most votes of all votes cast for directors will be elected. Abstentions, votes withheld and broker non-votes will not constitute "votes cast."
Unless you specify otherwise in your WHITE proxy card, the persons you appointed will vote your shares “FOR” the Board's nominees that we name below. If any nominee becomes unable to serve, the persons you appointed may vote your shares for another person that the Board designates.

Identified on the following pages are the nine director candidates that the Board has nominated. All nine nominees have advised us that they will serve if elected. We provide the following information for each nominee of the Board:

•	name;
•	age as of March 1, 2020;
•	principal occupations for at least the past five years;
•	the names of any other public companies or relevant private companies where the nominee or director currently serves as a director or has served as director during the past five years; and
•	the particular experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director for the company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NINE NOMINEES OF THE BOARD OF DIRECTORS.

We urge you to vote for the nominees that our Board proposed by using only the enclosed WHITE proxy card and not to sign or return or vote any proxy card that may be sent to you from Impala. If you have already voted using a proxy card sent to you by Impala, you can revoke it by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the internet or by telephone by following the instructions provided on the enclosed WHITE proxy card. Only your last-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in this Proxy Statement.

We urge you to REJECT both of Impala’s director nominees. We believe that our nine nominees have the right experience, have a deep understanding of our company and its markets, and are more capable than the Impala nominees to lead our company forward. We believe the candidates proposed by Impala would not add additional skills or diversity to the Board as their stated skill sets are already well represented among our nine candidates.

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	2

SUMMARY OF 2019 DIRECTOR DIVERSITY

BIOGRAPHICAL INFORMATION, SKILLS AND, QUALIFICATIONS
Summary of 2020 Director Skills, Qualifications, and Experience
The Board believes that all of the current directors are highly qualified and have specific employment and leadership experiences, qualifications, and skills that qualify them for service on the Board, including significant experience leading business strategy. Our directors have diverse backgrounds, experience and board tenure, and possess many different and valuable skills and qualifications. This all supports the Board’s responsibility to drive strategy, assess performance, and engage with and appropriately challenge management.
Below is a matrix and definition of the experience, skills and qualifications the Board has identified as important for determining whether each nominee should serve on the Board in light of the company’s business and strategic direction. The matrix identifies the skills and qualifications that each director possesses. The section just below the matrix defines each of the skills and qualifications and describes why each skill and qualification is important. The biographies for each director describe in more detail the relevant experience, qualifications, attributes and skills of the director.

SKILLS/QUALIFICATIONS*	Alstead	Anderson	Cave	Golston	Levinson	Linebarger	Niccol	Sylvester	Zeitz
Retail	•	•	•		•	•	•	•	•
Branding and Consumer Marketing	•	•			•		•		•
Engineered Product Development			•			•	•
Finance/Accounting	•		•	•		•			•
International Business	•	•	•	•	•	•	•	•	•
Manufacturing/Operations Management	•	•	•		•	•	•	•	•
Public Company Leadership and Board Experience	•	•	•	•	•	•	•	•	•
Strategic Leadership	•	•	•	•	•	•	•	•	•
Technology/Digital	•				•		•	•

*	The following definitions and reasoning were used in the skills/qualifications matrix:

1.
Retail - experience at an executive level creating and managing channels of distribution, customer experience, product mix, product pricing, and product promotion in both digital and analog environments. This is relevant to providing vision and direction for our sales and distribution channels.

2.
Branding and Consumer Marketing - experience at an executive level with customer creation, brand innovation, and go-to-market strategy and execution. This is relevant as we seek to develop and strengthen our brand, premium position and entry into new markets.

3.
Engineered Product Development - experience leading a business or company in which value is created from the development of complex products or technology. This is important to us because we sell complex, highly engineered products.

4.
Finance/Accounting - experience at an executive level or expertise with financial reporting, internal controls, finance companies or public accounting. This is relevant to us because it assists our directors in understanding our financial statements, understanding our capital structure, and overseeing our financial reporting and internal controls.

5.	International Business - experience at an executive level overseeing international operations or working outside the U.S. This is important as we continue to grow our international business.

6.
Manufacturing/Operations Management - experience at an executive level or expertise in managing a business or company that has significant focus on manufacturing and supply chain. This is relevant to assessing senior management’s role of effectively and efficiently operating our production and logistics operations.

7.
Public Company Leadership and Board Experience - experience as a public company board member, or as CEO or other executive position with significant interaction with a public company’s board of directors. This experience is important to give insight about our strategic leadership, and appointing, overseeing, and assessing leadership.

8.
Strategic Leadership - experience at an executive level driving strategic direction and growth of an enterprise. This provides our directors with a practical understanding that can be used to evaluate management’s strategies and help develop strategies.

9.
Technology/Digital - experience at an executive level or expertise in the use of information technology, digital media or other technology to facilitate business objectives. This is important to us as we look for ways to use technology to acquire customers and enhance our internal operations.

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	3

SUMMARY OF 2019 DIRECTOR DIVERSITY

Nominees of the Board of Directors

Mr. Alstead is the founder of Harbor O5, LLC, which developed a new restaurant and social concept, Ocean5, that opened in 2017. In February 2016, Mr. Alstead retired from Starbucks Corporation, an American coffee company and coffeehouse chain, after 24 years with the company, having most recently served as Chief Operating Officer. He served as Chief Operating Officer beginning in 2014. From 2008 to 2014, he served as that company’s Chief Financial Officer and Chief Administrative Officer. Additionally, he served as Group President, Global Business Services from 2013 until his promotion to Chief Operating Officer. Mr. Alstead joined Starbucks in 1992 and over the years served in a number of operational, general management, and finance roles. Mr. Alstead spent a decade in Starbucks’ international business, including roles as Senior Leader of Starbucks International, President Europe/Middle East/Africa headquartered in Amsterdam, and Chief Operating Officer of Starbucks Greater China, headquartered in Shanghai. Mr. Alstead is also a member of the board of directors of Levi Strauss & Co. and Topgolf International, Inc.
QUALIFICATIONS:
Spent a decade in Starbucks’ international business, providing him the experience to help identify ways to grow the reach and impact of our brand, market share and profits internationally.
Extensive experience in managing a premium brand and maintaining it as a key asset and differentiator.

Served in a variety of finance roles during his tenure with Starbucks Corporation, including six years as the Chief Financial Officer, through which he gained valuable knowledge and insight into the accounting, finance and audit functions of a public company.

Mr. Anderson served as the President and Chief Executive Officer of Levi Strauss & Co., a company that designs and markets jeans, casual wear and related accessories, from 2006 to 2011. Mr. Anderson has wide-ranging expertise in international business matters, merchandising, marketing and operations. Among other leadership positions in his 30-year career with Levi Strauss & Co., he served as President of the company’s Asia Pacific Division; President of its Global Sourcing Organization; President of Levi Strauss Canada and Latin America; interim President of Levi Strauss Europe; and Vice President of Merchandising and Product Development for the U.S. Mr. Anderson’s decades of service with Levi Strauss & Co. are extremely helpful to the Board in light of the nature of our business.
QUALIFICATIONS:

Spent 30 years in various leadership positions with Levi Strauss & Co., where he gained expertise in developing and marketing consumer products and apparel that have transcended generations, providing him the experience to help identify ways to extend our reach and relevance to the next generation of Harley-Davidson riders.

Led multiple international business divisions at Levi Strauss & Co., through which he gained the experience necessary to help us grow the reach and impact of our brand, market share and profits internationally.

Extensive experience in executive and leadership positions, from which he brings a valuable perspective on the organizational management and governance of complex organizations.

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	4

SUMMARY OF 2019 DIRECTOR DIVERSITY

Mr. Cave served as a Senior Vice President of The Boeing Company, the world’s leading aerospace company and the largest manufacturer of commercial jetliners and military aircraft, from 2010 to 2014. He also served as President of Boeing Capital Corp., a wholly owned Boeing subsidiary that is primarily responsible for arranging, structuring and providing financing for Boeing’s commercial airplane and space and defense products, from 2010 to 2014. Mr. Cave served as Senior Vice President of Business Development and Strategy for Boeing, as Senior Vice President/Chief Financial Officer of Boeing Commercial Airplanes and as Vice President, Finance for Boeing Information, Space & Defense Systems from 1998 through 2010. Prior to 1998, Mr. Cave held a variety of other assignments across Boeing’s defense and commercial businesses. He was named one of the 100 Most Important Hispanics in Technology and Business by Hispanic Engineer and Information Technology magazine. He also serves as a director of AirCastle Ltd., Ball Corporation and Esterline Technologies, and served as a director of Boeing Capital Corp. from 2010 to 2014. He holds a bachelor’s degree in engineering from Purdue University.
QUALIFICATIONS:
Brings experience in business development and strategy roles at The Boeing Company, which enables him to provide guidance to Harley-Davidson regarding its strategic plan.

Served as President of Boeing Capital Corp., providing him with financial services experience and leadership skills that benefit the company as we focus on delivering superior financial returns to shareholders.

Has expertise in leveraging human capital through hiring, retaining and incentivizing senior personnel at The Boeing Company.

Extensive background in engineering, through which he developed skills and insights that help the company evaluate opportunities in existing product segments and enter new and existing product segments with new technologies.

Mr. Golston has been President of the United States Program for the Bill & Melinda Gates Foundation, a private foundation that supports initiatives in education, world health and population, and community giving in the Pacific Northwest, since 2006. Mr. Golston served as Chief Financial and Administrative Officer for that foundation from 2000 to 2006. He is a certified public accountant and has held positions as a finance executive with Swedish Health Services in Seattle, Washington, and with the University of Colorado Hospital. Mr. Golston is also a member of the board of directors of Stryker Corporation and has served on that company’s audit committee.
QUALIFICATIONS:
Brings extensive experience working for organizations focused on social responsibility that will continue to help guide us as we seek to grow our business without growing our environmental impact.

Spent the last 20 years in executive leadership roles at the Bill & Melinda Gates Foundation where he gained expertise in initiating and leading strategic projects, including opening and operating offices in India and China, providing experience necessary to help guide our strategic plan.

Served in a variety of executive finance roles, including as Chief Financial and Administrative Officer for the Bill & Melinda Gates Foundation, enabling him to make valuable contributions to our Audit and Finance Committee.

5	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

SUMMARY OF 2019 DIRECTOR DIVERSITY

Ms. Levinson is the co-founder and has been a director of Katapult, a digital entertainment company making products for today’s creative generation, since 2013. She had served as the Non-Executive Chairman of ClubMom, Inc., an internet-based consumer relationship company, a position she held from 2002 to 2008. She previously served as Chairman and Chief Executive Officer of ClubMom, Inc. from 2000 to 2002 and as President of the Women’s Group of Rodale, Inc., the world’s leading publisher of information on healthy, active lifestyles, from 2002 to 2005. Ms. Levinson was President of NFL Properties, Inc., a trademark licensing company for the National Football League, from 1994 to 2000. Prior to that time, Ms. Levinson served as President and Business Director of MTV: Music Television, a cable television network. Ms. Levinson holds a master’s degree of business administration from Columbia University and has expertise in marketing and licensing. She is also a member of the board of directors for Macy’s, Inc.
QUALIFICATIONS:
Provides our Board with many years of leadership and corporate governance experience from her service as an executive and board member of several major consumer-focused companies.

Has served in executive and leadership roles at digital and media-based companies, including international companies such as MTV: Music Television, which provides valuable insights to the company as we strengthen our brand experience online and abroad.

Brings expertise in marketing and licensing, which will help the company as we seek to maintain and grow our premium brand.

Mr. Linebarger is Chairman and Chief Executive Officer of Cummins Inc., which designs, manufactures, distributes and services diesel and natural gas engines, electric power generation systems and engine-related component products, a position he has held since 2012. Mr. Linebarger had served as President and Chief Operating Officer of Cummins from 2008 to 2012. Mr. Linebarger served as Executive Vice President of Cummins and President of Cummins Power Generation from 2005 to 2008, as Cummins’ Vice President and President of Cummins Power Generation from 2003 to 2005 and as Cummins’ Chief Financial Officer from 2000 to 2003. Mr. Linebarger has a master’s degree of business administration from the Stanford Graduate School of Business and a master’s degree of manufacturing systems engineering from Stanford University. He has expertise in finance, engineering, international business matters and operations. Mr. Linebarger is also a director of Cummins Inc. He was a director of Pactiv Corporation from 2005 to 2010 (when it was acquired by Reynolds Group Holdings).
QUALIFICATIONS:
Brings extensive experience in manufacturing and engineering that will help guide our initiatives to launch high-impact new motorcycles and related products.
Provides the skills and expertise necessary to assess the effectiveness of our Board and its practices through his service as the Chairman of Cummins Inc.

Brings 19 years of executive leadership experience with a public company to our Board and is deeply familiar with implementing initiatives designed to leverage an organization’s core strengths and deliver superior returns on invested capital.

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	6

SUMMARY OF 2019 DIRECTOR DIVERSITY

Mr. Niccol has served as the Chief Executive Officer of Chipotle Mexican Grill, Inc., since 2018 and was named Chairman of Chipotle in March 2020. Chipotle operates restaurants throughout the United States and internationally that serve a focused menu of items, using fresh, high-quality ingredients. Mr. Niccol previously served as Chief Executive Officer of Taco Bell Corp., a division of Yum! Brands, Inc., from 2015 to 2018. Taco Bell is a distinctive brand and global leader in the Mexican-style fast food restaurant category. He joined Taco Bell in 2011 as Chief Marketing and Innovation Officer and served as President of Taco Bell from 2013 to 2014. Prior to his service at Taco Bell, from 2005 to 2011, he served in various executive positions at Pizza Hut, another division of Yum! Brands, including General Manager and Chief Marketing Officer. Before joining Yum! Brands, Mr. Niccol spent ten years at Procter & Gamble Co., serving in various brand management positions. Mr. Niccol is also a director of Chipotle Mexican Grill, Inc. Mr. Niccol holds a bachelor’s degree in engineering management from Miami University in Oxford, Ohio and a master’s degree in business administration, with a concentration in finance, from the University of Chicago Graduate School of Business.
QUALIFICATIONS:
Brings insight to our Board on strengthening and growing consumer brands through his service in various marketing and leadership positions at Chipotle, Taco Bell and Procter & Gamble.

Has served in executive leadership positions at various divisions of Yum! Brands, an international consumer-facing company, for the past 14 years, providing experience necessary for our Board to advise on our initiative to grow our international business.

Led various internet and mobile marketing initiatives during his tenure as Chief Executive Officer of Taco Bell, gaining expertise that will guide our efforts to build the next generation of Harley-Davidson riders.

Since 2019, Ms. Sylvester has been the U.S. Managing Director and U.S. Head of Electrification of ABB Group, a multi-national corporation headquartered in Zurich, Switzerland, operating mainly in areas of electrification, robotics, power, heavy electrical equipment, and automation. ABB Group's electrification business offers a wide-ranging portfolio of products, digital solutions and services, including electric vehicle infrastructure, solar inverters, modular substations, distribution automation, power protection and other electrical equipment. Prior to serving at ABB Group, Ms. Sylvester served as President and Chief Executive Officer of Current, powered by GE, from 2015 until 2019. Current is a digital power service business that delivers integrated energy systems combining LEDs, solar, storage and onsite power. Prior to her role at Current, Ms. Sylvester served as President and CEO of GE Lighting, a subsidiary of General Electric Company (GE), from 2011 to 2015. GE Lighting manufactures, sources and sells a variety of energy-efficient lighting solutions. She has been employed by GE since 1988. Ms. Sylvester holds an undergraduate degree in Procurement and Production Management from Bowling Green State University and an MBA from Cleveland State University.
QUALIFICATIONS:

Currently holds an executive leadership position at ABB Goup and held executive and leadership positions at various divisions of GE for 19 years, giving her a wide variety of expertise in the management and governance of a public company.

Extensive consumer marketing and distribution channel experience as the CEO of GE lighting, which will allow her to assess our plans to improve operations and acquire new customers.
Brings extensive knowledge regarding product development and marketing at an international company that is consistent with our goal to expand our business in developing and emerging markets.

Provides our Board with valuable insights on reducing the environmental impact of our products as a result of her significant experience leading the development of energy-efficient products at ABB Group and GE.

7	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

SUMMARY OF 2019 DIRECTOR DIVERSITY

Mr. Zeitz has served as our Acting President and Chief Executive Officer, as well as our Chairman of the Board, since February 2020. He served as Chairman and Chief Executive Officer of the sporting goods company PUMA AG from 1993 to 2011. He was also PUMA’s Chief Financial Officer from 1993 to 2005. Mr. Zeitz served as a director of luxury goods company Kering (formerly PPR) from 2012 to 2016. He was a member of Kering’s Executive Committee and Chief Executive Officer of its Sport & Lifestyle division from 2010 to 2012. Mr. Zeitz is the owner and founder of Segera & Mukenya Limited, is a Board Member of the Cranemere Group Limited and is on the Board of The B Team which he co-founded with Sir Richard Branson. He is also chairman of the Zeitz Foundation, founder, board member and honorary Chairman of The Long Run Foundation and Co-Founder and Co-Chair of the Zeitz Museum of Contemporary Art Africa (Zeitz MOCAA) in Cape Town, which preserves and exhibits contemporary art from Africa and its diaspora.

QUALIFICATIONS:
Has served over 26 years in a variety of CEO and board leadership positions giving him the business experience to provide our company with important insights as we strive to grow our business.

Spent 12 years as the Chief Financial Officer of PUMA, giving him valuable financial expertise and familiarity with the financial, accounting and audit functions of a public company. Previously served in executive and board leadership positions at Kering, where his experience developing and marketing apparel brands to international consumers can help guide our initiatives to offer apparel to a new generation of Harley-Davidson riders in both retail and online outlets.

His support of not-for-profit initiatives includes serving on the Board of The B Team, an initiative that supports sustainable business practices.

In addition to the biographical information set forth above, Appendix B sets forth information relating to our Board’s director nominees as well as certain of our directors, officers and employees who are considered "participants" in our solicitation under the Securities Exchange Act of 1934, and the rules promulgated thereunder, by reason of their position as directors or director nominees of our company or because they may be soliciting proxies on our behalf.

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	8

PROPOSALS TO BE VOTED ON

PROPOSAL 2: APPROVAL, BY ADVISORY VOTE, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Our shareholders may approve, on a non-binding, advisory basis, our named executive officer (“NEO”) compensation as disclosed in accordance with the executive compensation disclosure rules contained in Item 402 of SEC Regulation S-K. At our 2018 annual meeting, we held a non-binding, advisory shareholder vote on the frequency of future advisory shareholder votes on the compensation of our NEOs. Our shareholders expressed a preference that advisory shareholder votes on the compensation of our NEOs be held on an annual basis and, as previously disclosed, the company continued the policy to hold such votes annually. Accordingly, as required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to approve, on an advisory basis, the compensation of our NEOs.
The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs as disclosed in the “Compensation Discussion and Analysis” section and the accompanying executive compensation tables and narrative discussion contained in this Proxy Statement. The company asks that you support the compensation of our NEOs as so disclosed. Because your vote is advisory, it will not be binding on the Human Resources Committee, the Board or the company. However, the Committee will review the voting results and consider them when making future decisions regarding executive compensation.

Our executive compensation goals and guiding principles emphasize pay-for-performance. We base several elements of our compensation upon delivering high levels of performance relative to performance measures that the Human Resources Committee has approved. For example, (i) the annual Short-Term Incentive Plan (STIP) and the performance shares require that we achieve financial performance before recipients are entitled to this compensation; and (ii) the equity component of our compensation program provides greater financial benefits when our stock price is increasing. Our goals and guiding principles are as follows:

●	Pay-for-performance | Reward for exceptional performance with higher pay outcomes, while delivering reduced or no incentive pay when performance expectations are not met.
●	Align interests with those of our shareholders | Use equity-based awards and stock ownership guidelines to focus management on sustainable long-term growth and share price appreciation.
●	Encourage outcomes and behaviors | Balance rewarding the delivery of near-term results that drive long-term performance, while discouraging excessive or inappropriate risks.
●	Align measures with our strategy and operating plan | Select performance measures that reflect our strategic objectives with goals that are challenging yet achievable during the applicable period.
●
Target pay competitively and appropriately | Set target compensation within a 20% range of the 50th percentile of our compensation peer groups for target performance to remain market competitive and to attract and retain top executive talent.

We describe the individual elements that make up our total compensation more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement. We believe our executive compensation program is structured to best support our company and our business objectives.
This overall performance translated to an outcome below target under the short-term incentive plan for 2019 with a payout equal to 79.8% of target. Payouts under the long-term incentive plan for the three-year performance share cycle that ended in 2019 were below target at 27.2% of target. We believe the below target payouts under our compensation plans for 2019 reflect the highly challenging business environment in the motorcycle industry which includes the ongoing decline of the U.S. motorcycle industry. The Committee is comfortable that the outcomes under these plans reasonably reflect the short- and long-term performance of the management team. The Committee believes that management is taking the right actions today to build a sustainable business for the future.
Accordingly, for the reasons we discuss above, the Board recommends that shareholders vote in favor of the compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.
As required by Section 14A of the Securities Exchange Act of 1934, we are providing our shareholders with the opportunity to approve, on an advisory basis, the compensation of our named executive officers as described in this Proxy Statement. While this "say-on-pay" vote is a non-binding, advisory vote, the Committee carefully reviews and considers the voting results when making future decisions regarding our executive compensation programs. The company currently holds advisory votes on the compensation of named executive officers annually, and the next such advisory vote is expected to be held at the 2021 annual meeting of shareholders.
The votes cast “for” this proposal must exceed the votes cast “against” this proposal for approval of the compensation of our NEOs, assuming that a quorum is present. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Proxies solicited by the Board will be voted “FOR” approval of the compensation unless a shareholder specifies otherwise.

9	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

PROPOSALS TO BE VOTED ON

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	10

PROPOSALS TO BE VOTED ON

PROPOSAL 3: APPROVAL OF AMENDMENTS TO OUR ARTICLES OF INCORPORATION TO ALLOW US TO IMPLEMENT PROXY ACCESS

Description of Amendments Generally
The Board has adopted, subject to shareholder approval, amendments to our Restated Articles of Incorporation that would allow us to amend our By-laws to implement proxy access (the “Articles Amendment”).
Background
Our Board recognizes that “proxy access,” which would give qualifying shareholders an ability to include their director nominees in our proxy materials for our annual meetings of shareholders under certain circumstances, may enhance shareholder ability to participate in director elections if properly structured and balanced to take into account our shareholder makeup. Our Board also believes that proxy access must be structured to:

•	Minimize the potential for abuse by investors who lack a meaningful long-term interest in our company or wish to promote special interests not aligned with the interests of our other shareholders; and

•	Minimize the potential for disruption to our Board’s functioning and effectiveness.
After considering the best interests of our shareholders, the Board has proactively decided to seek our shareholders’ approval of the Articles Amendment to allow us to amend our By-laws to implement proxy access. Our company is committed to strong corporate governance and shareholder engagement. The Board believes the proxy access provisions that we describe below are well designed to promote that commitment and serve the long-term interests of the company and our shareholders.
Amendments of Restated Articles of Incorporation
If shareholders approve the Articles Amendment, then Article VI(b) of our Restated Articles of Incorporation will be amended to read as follows:

(b)	NOMINATIONS AND QUALIFICATIONS OF DIRECTORS.
(i)Nominations for the election of directors may be made (A) by the Board of Directors or a committee appointed by the Board of Directors, (B) by any shareholder entitled to vote generally in the election of directors who complies with the notice procedures set forth in this Article VI(b), or (C) by a shareholder or shareholders who are eligible under, and comply with the notice procedures set forth in, the By-laws of the Corporation pursuant to which the Corporation shall include in its proxy statement for any annual meeting of shareholders one or more nominees for election to the Board of Directors of a Nominating Shareholder (as defined therein) disclosure about each nominee and the Nominating Shareholder and a statement by the Nominating Shareholder for inclusion in the proxy statement in support of the Nominee’s election where, among other things, the Nominating Shareholder’s notice must be received by the Secretary at the principal offices of the Corporation not less than 120 days in advance of the date in the current fiscal year of the Corporation corresponding to the date the Corporation released its proxy statement to shareholders in connection with the annual meeting for the immediately preceding year, all as more fully provided in the By-laws.
(ii)Any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting pursuant to this paragraph (ii) only if written notice of such shareholder’s intent to make such nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, 60 calendar days in advance of the date in the current fiscal year of the Corporation corresponding to the date the Corporation released its proxy statement to shareholders in connection with the annual meeting for the immediately preceding year and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (A) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (B) a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (C) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (D) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission, if the nominee were to be nominated by the Board and (E) the consent of each nominee to serve as a director of the Corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. The directors shall be at least twenty-one years of age. Directors need not be shareholders. The By-laws of the Corporation may provide that, to the extent provided in such By-laws, an individual shall be elected a director of the Corporation by the shareholders if, and only if, the number of votes cast favoring that individual’s election exceeds the number of votes cast opposing that individual’s election at any meeting for the election of directors at which a quorum is present, subject

11	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

PROPOSALS TO BE VOTED ON

to the terms and conditions set forth within such By-laws. For purposes of clarity, the provisions of the foregoing sentence do not apply to vacancies on the Board of Directors (including a vacancy resulting from an increase in the number of directors) filled by a vote of the Board of Directors.
Amendments to By-laws
The Board has adopted, subject to shareholder approval of the Articles Amendment, amendments to our By-laws that will become effective upon filing the Articles of Amendment with the Wisconsin Department of Financial Institutions. The amendments to our By-laws do not require any shareholder action. If shareholders do not approve the Articles Amendment, then the amendments to our By-laws will not become effective.
Proxy Access Proposal
The amendments to our By-laws outline the specific requirements for utilizing proxy access, which include the following:

•
Proxy access will be available to a shareholder, or a group of up to 20 shareholders, owning at least 3% of the company’s outstanding common stock continuously for at least three years. A group of funds under common management and investment control shall be treated as one shareholder, provided that the group of funds can provide documentation reasonably satisfactory to the corporation that demonstrates that the funds are under common management and investment control.

•
Eligible shareholders will be permitted to nominate up to 20% of the total number of directors, rounded down to the nearest whole number (but not less than two) (the “Cap”), provided that the shareholders and nominees satisfy the requirements specified in the By-laws. The following individuals will count toward the Cap: (i) any existing director if originally nominated and elected under the proxy access by-law within the last two years and whose reelection at the upcoming annual meeting is being recommended by the Board; (ii) any nominee who is subsequently withdrawn or that the Board itself decides to nominate for election at that annual meeting (e.g., pursuant to a settlement); and (iii) any nominee for whom the company received one or more valid shareholder notices nominating such persons for election under the advance notice provision of the company’s Restated Articles of Incorporation within the two preceding years.

•
If there are multiple submissions, then shareholders proposing multiple nominees rank each nominee, and nominations are chosen beginning with the highest ranked nominee from each shareholder starting with the shareholder who owns the most shares of company stock.

•
Nominating shareholders will be required to make certain representations, including that (i) they will assume liability stemming from any action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of or related to any nomination submitted by them or their communications with the company’s shareholders, including information included in the company’s proxy materials at their request; (ii) they will comply with all applicable laws and regulations related to any nomination including without limitation if they use soliciting material other than the company’s proxy materials; (iii) they will not participate in any other proxy solicitations at the annual meeting; (iv) they will not nominate any other persons or participate in more than one nominating group; (v) they do not have an intent or objective to influence or change control of the company; and (vi) their nominees will not have entered into any agreements as to how they will vote or act on different matters.

•
Each nominating shareholder must give the company all information required by the By-laws, the Restated Articles of Incorporation and any Securities and Exchange Commission rules, including information required under Schedule 14N.

•
To nominate a nominee for purposes of proxy access, nominating shareholders must generally provide notice not more than 150 and not less than 120 days before the anniversary of the mailing date of the proxy statement for the prior year annual meeting.

•
Loaned shares held by a nominating shareholder count toward the ownership requirements if the shareholder has the power to recall the loaned shares on 5 business days’ notice and the nominating shareholder is required to recall the shares upon notification that its nominee will be included in the company’s proxy statement and to hold such shares through the date of the annual meeting.

•
Proxy access will not be available if the company has received notice that the nominating shareholders intend to nominate and file their own proxy materials in support of other director nominees in accordance and compliance with the advance notice provisions of the company’s Restated Articles of Incorporation.

•
Each nominating shareholder will be required to represent that it intends to hold the required shares through the date of the annual meeting. Nominating shareholders are not required to hold such shares beyond the annual meeting.

•
Nominating shareholders will be able to provide a written statement for inclusion in the company’s proxy materials, not to exceed 500 words, in support of the shareholders’ nominee’s candidacy; provided, however, that the company may

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decline to include any information in such statement it believes, in good faith, would be materially misleading or violate any applicable law or regulation.

•
Shareholder director nominees will be required to meet the same qualifications as the company’s director nominees, including independence requirements under the listing standards of the New York Stock Exchange, any applicable rules of the SEC and any publicly-disclosed standards used by the Board in determining independence.

•	A nominee who fails to receive a minimum of 25% support or who withdraws before the annual meeting will not be eligible to be an access nominee for the following two annual meetings.
The votes cast “for” this proposal must exceed the votes cast “against” this proposal for approval of the Articles Amendment, assuming that a quorum is present. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Proxies solicited by the Board will be voted “FOR” approval of the Articles Amendment unless a shareholder specifies otherwise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF AMENDMENTS TO OUR RESTATED ARTICLES OF INCORPORATION TO ALLOW US TO IMPLEMENT PROXY ACCESS.

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PROPOSAL 4: APPROVAL OF THE 2020 INCENTIVE STOCK PLAN
We are seeking shareholder approval of the Harley-Davidson, Inc. 2020 Incentive Stock Plan (the “2020 Plan”). The Board adopted the 2020 Plan on February 19, 2020, subject to shareholder approval. The following summary description of the 2020 Plan is qualified in its entirety by reference to the full text of the 2020 Plan, which is attached to this Proxy Statement as Appendix A. Shareholders have previously approved similar stock incentive plans in the past, including in 2004, 2009 and 2014.
Summary of Proposal. Two critical objectives of our compensation strategy are to reward employees for shareholder value creation and to align the interests of shareholders and employees. Stock-based incentive awards are a key component of our efforts to achieve these two objectives. In addition, stock-based incentives provide a valuable tool to attract and retain outstanding employees.
We have used the current Harley-Davidson, Inc. 2014 Incentive Stock Plan (the “2014 Plan”) to provide equity incentive awards to employees over the last six years after shareholders approved it in 2014. Prior to providing awards under the 2014 Plan, we provided equity incentive awards under the Harley-Davidson, Inc. 2009 Incentive Stock Plan (the “2009 Plan” and, together with the 2014 Plan, the “Existing Equity Plans”) for five years. Beginning in 2020, to provide competitive incentive awards to employees, a new share authorization is necessary. All awards granted under either of the Existing Equity Plans that are still outstanding upon the approval of the 2020 Plan will remain outstanding and will continue to be subject to all of the terms and conditions of the applicable plan.
While we believe our current compensation program provides competitive opportunities and a valuable way to align the interests of employees and shareholders, we also recognize that the external environment for compensation continues to change. Thus, we will continue to evaluate our compensation strategy and programs to ensure they continue to provide a competitive opportunity and to align the interests of shareholders and employees. The 2020 Plan is designed with maximum flexibility to grant stock options, stock appreciation rights, performance shares, performance units, shares of our common stock, restricted stock, restricted stock units or other equity-based vehicles (each of which we refer to as an “Award”), while maintaining limits that attempt to ensure shareholder dilution levels continue to remain at or below those of comparable companies.
Effect of Proposal on Existing Equity Plan. The 2014 Plan had an aggregate of approximately 3.8 million shares of common stock available for future equity grants as of February 19, 2020. There were no shares of common stock available for future equity grants under the 2009 Plan as of such date. If our shareholders approve the 2020 Plan, then the 2014 Plan will terminate on the date of approval and no new awards will be granted under the 2014 Plan. The 2009 Plan terminated on the date shareholders approved the 2014 Plan. All awards that we granted under the Existing Equity Plans that are outstanding as of the date that shareholders approve the 2020 Plan will remain outstanding and will continue to be governed by the Existing Equity Plans. As of February 19, 2020, there were 789,192 shares of common stock subject to outstanding options and stock appreciation rights, 1,646,717 shares subject to restricted stock or restricted stock unit awards, and 814,194 shares subject to performance share awards that had not vested or been earned under the Existing Equity Plans. The options had a weighted average exercise or strike price of $55.91 and a weighted average term of 2.94 years.
We also maintain the Amended and Restated Harley-Davidson, Inc. Director Stock Plan (the “Director Stock Plan”) under which we provide compensation to nonemployee directors in the form of common stock or share units. As of February 19, 2020, there were 260,260 shares of common stock subject to outstanding awards under the Director Stock Plan and 218,029 shares of common stock available for future equity grants. The approval of the 2020 Plan will have no effect on the Director Stock Plan.
Authorized Shares, Stock Price, Dilution and Burn Rate. The Restated Articles authorize the issuance of 800,000,000 shares of common stock. There were 153,134,493 shares of our common stock issued and outstanding as of February 19, 2020, and the market value of a share of our common stock as of that date was $34.86.
In determining the number of shares of common stock to reserve under the 2020 Plan, the Board considered the potential dilution represented by the shares currently subject to the 2014 Plan and the shares to be subject to the 2020 Plan. The total number of shares of our common stock available under the 2014 Plan and subject to outstanding awards under the 2014 Plan as of February 19, 2020, plus the total number of shares to be reserved under the 2020 Plan, would have represented approximately 6.4% of our issued and outstanding shares as of February 19, 2020.

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The Board also considered our historical burn rate. Burn rate is calculated as the sum of restricted stock units granted, performance share units earned and stock options granted during a period divided by the weighted average ordinary shares outstanding during the same period. A calculation of our burn rate for fiscal year 2019, 2018 and 2017 is below:

Fiscal Year	Restricted Stock/Restricted Stock Units Granted	Performance Shares Granted	Performance Shares Earned	Stock Options/Stock Appreciation Rights Granted	Total Restricted Stock/Units Granted, Performance Shares Earned and Stock Options/SARs Granted	Weighted Average Shares Outstanding	Burn Rate
2019	905,426	243,710	182,683	—	1,088,109	157,054,345	0.69%
2018	682,670	244,823	—	—	682,670	165,672,047	0.41%
2017	538,478	191,208	—	—	538,478	171,994,798	0.31%
Average	708,858	226,580	182,683	—	769,752	164,907,063	0.47%
Administration. The 2020 Plan will be administered by: (1) the Human Resources Committee of the Board; (2) a successor committee to the Human Resources Committee with the same or similar authority; (3) to the extent permitted by law, such other committee as the Board or the Committee may designate; or (4) to the extent permitted by law, the Chief Executive Officer of the company (we refer to these potential administrators in this Proposal 4 as the “Plan Committee”).
The Plan Committee has full authority to interpret and administer the 2020 Plan to carry out the provisions and purposes of the 2020 Plan. The Plan Committee has the authority to determine those persons eligible to receive Awards and to establish the terms and conditions of any Awards.
Eligibility. Awards may be made to any officer or other employee of the company or any of its affiliates or any individual that the company or any of its affiliates has engaged to become an officer or other employee. As of February 19, 2020 there were approximately 700 of our and our affiliates’ employees eligible to participate in the 2020 Plan. The number of eligible officers and employees may increase or decrease over time. The selection of the participants will be based upon the Plan Committee’s opinion that the participant is in a position to contribute materially to our continued growth and development and to our long-term financial success.
Types of Awards. The 2020 Plan provides for grants of stock options, stock appreciation rights, performance shares, performance units, shares of our common stock, restricted stock, restricted stock units, EIP shares (as defined below) and dividend equivalent units, whether granted singly or in combination (except that dividend equivalent units may not be granted in tandem with awards providing stock options or stock appreciation rights), pursuant to which shares of our common stock, cash or other property may be delivered to the Award recipient.
Options. An option is the right to purchase shares of our common stock at a specified exercise price for a specified period of time. The per share exercise price will be determined by the Plan Committee, provided that the exercise price generally may not be less than the fair market value of the underlying shares of common stock on the date of grant. The Plan Committee determines the date after which options may be exercised in whole or in part, the date on which each option expires, which, in most cases, cannot be more than ten years from the date of grant, and the terms and conditions upon which the stock option may be exercised. Exercise of the option may be conditioned upon achievement of one or more performance goals (as defined below). Unless the Plan Committee provides otherwise in an Award agreement or in rules and regulations, an option, or portion thereof, will be exercised by delivery of a written notice of exercise to us or our designee and provision in a manner acceptable to the Plan Committee for payment of the full exercise price of the shares being purchased under the option and any withholding taxes due on exercise. The Plan Committee also determines whether the option is an “incentive stock option,” which meets the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or a “nonqualified stock option” which does not meet the requirements of Code Section 422.
Stock Appreciation Rights. A stock appreciation right is a contractual right granted to the participant to receive, either in cash or shares of our common stock, an amount equal to the appreciation of one share of our common stock from the date of grant. Stock appreciation rights may be granted as freestanding Awards or in tandem with stock options. Unless otherwise determined by the Plan Committee, if a stock appreciation right is granted in relation to an option, the terms and conditions regarding the timing of exercise and maturity applicable to the stock appreciation right will be based on the terms and conditions applicable to the option. A stock appreciation right granted in relation to an option may only be exercised upon surrender of the right to exercise such option for an equivalent number of shares. Likewise, an option granted in relation to a stock appreciation right may only be exercised upon surrender of the right to exercise such stock appreciation right for an equivalent number of shares.
Performance Shares. A performance share is a right to receive shares of our common stock to the extent that performance goals set by the Plan Committee are met during a specified performance period. Subject to the terms of the 2020 Plan, the Plan Committee will determine all terms and conditions of each Award of performance shares. However, any dividends or dividend equivalents relating to performance shares will be held in escrow or otherwise deferred and will be subject to the same terms and conditions (including vesting or performance conditions) as the performance shares to which they relate.

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Performance Units. A performance unit is a right to receive a payment valued in relation to a unit that is equal in value to the fair market value of one or more shares of our common stock, to the extent that performance goals set by the Plan Committee are met during a specified performance period. Subject to the terms of the 2020 Plan, the Plan Committee will determine all terms and conditions of each Award of performance share units. However, any dividend equivalents relating to performance units will be held in escrow or otherwise deferred and will be subject to the same terms and conditions (including vesting or performance conditions) as the performance units to which they relate.
Restricted Stock. A restricted stock award is an award of shares of our common stock that are subject to a risk of forfeiture and/or restrictions on transfer. The Plan Committee will specify the conditions for the risk of forfeiture or restrictions on transfer to lapse, including the completion of a period of service and/or the achievement or partial achievement of specified performance goals. However, any dividends relating to restricted stock will be held in escrow or otherwise deferred and will be subject to the same terms and conditions (including vesting or performance conditions) as the restricted stock to which they relate.
Restricted Stock Units. A restricted stock unit is a right to receive cash and/or shares of our common stock with a fair market value that is valued in relation to a unit that has a value equal to the fair market value of a share of our common stock. A restricted stock unit is subject to vesting restrictions. The Plan Committee will specify the conditions on vesting, including the passage of time or specified performance goals, or both. In general, if an award of restricted stock units requires the achievement of specified performance goals, then the period to which those objectives relate must be at least one year in length. Restricted stock units may include dividend equivalent rights, but any such dividend equivalents will be held in escrow or otherwise deferred and will be subject to the same terms and conditions (including vesting or performance conditions) as the restricted stock units to which they relate.

Shares of Common Stock. An award of shares of our common stock is an award of shares that are not subject to a risk of forfeiture or other restrictions.

Employee Incentive Plan Shares. Employee Incentive Plan ("EIP") shares are shares of our common stock delivered in payment or partial payment of an award under the Harley-Davidson, Inc. Employee Incentive Plan or other of our or our affiliates’ incentive plans that the Plan Committee designates from time to time.

Dividend Equivalent Units. A dividend equivalent unit represents a right to receive an amount equal to all or any portion of the cash dividends that would be paid on a specified number of shares of our common stock if such shares were owned by the Award recipient. Dividend equivalent units may not be granted in tandem with Awards of options or stock appreciation rights, and will be subject to the same terms and conditions (including vesting or performance conditions) that apply to the Awards with respect to which they are granted.
Minimum Vesting Period. All Awards granted under the 2020 Plan that may be settled in shares must have a minimum vesting period of one year from the date of grant, except that the minimum vesting period will not apply to awards with respect to up to five percent of the share reserve. The Plan Committee may accelerate the vesting of an Award or deem an Award to be earned, in whole or in part, upon any event as determined by the Plan Committee in its sole and absolute discretion.

Shares Subject to the Plan. The total number of shares of our common stock available for grants of Awards under the 2020 Plan is 5.4 million, all of which may be issued upon the exercise of incentive stock options.
If: (1) an Award lapses, expires, terminates or is canceled without the issuance of shares under the Award; (2) the Plan Committee determines during or at the conclusion of the term of an Award that all or some portion of the shares with respect to which the Award was granted will not be issued on the basis that the conditions for such issuance will not be satisfied; (3) shares are forfeited under an Award; or (4) shares are issued under any Award and we subsequently reacquire them pursuant to rights reserved upon the issuance of the shares, then such shares will be re-credited to the 2020 Plan’s reserve and will again be available for new Awards under the 2020 Plan.
Any such re-credited shares may not, however, be issued pursuant to incentive stock options. Moreover, in no event will the following shares be re-credited to the 2020 Plan’s reserve: shares tendered or withheld in payment of the exercise price of an outstanding option or as a result of the net settlement of an outstanding stock appreciation right; shares tendered or withheld to satisfy federal, state or local tax withholding obligations; and shares purchased by us using proceeds from option exercises.

Performance Goals and Individual Award Limits. For purposes of the 2020 Plan, performance goals mean any objective or subjective goals the Plan Committee establishes with respect to an Award. To the extent a performance goal relates to an Award that is intended to qualify as performance based compensation under Section 162(m) of the Code as in effect prior to the enactment of the Tax Cuts and Jobs Act for purposes of any state laws that incorporate, refer to or are based on such provisions, the performance goal must relate to one or more of the items described in the following sentence for such period as the Plan Committee specifies and, unless otherwise determined by the Plan Committee upon the grant of the award, will be determined excluding the “excluded items” described below. Examples of performance goals include, without limitation, sales or other revenues, cost of goods sold, gross profit; expenses or expense or cost reductions; income or earnings, including net income, income from operations; income before interest and the provision for income taxes; income before provision for income taxes; margins; working capital or any of its components, including accounts receivable, inventories or accounts payable; assets or productivity of assets; return on shareholders equity, capital, assets or other financial measure that appears on our financial

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statements or is derived from one or more amounts that appear on our financial statements; stock price; dividend payments; economic value added, or other measure of profitability that considers the cost of capital employed; cash flow; debt or ratio of debt to equity or other financial measure that appears on our financial statements or is derived from one or more amounts that appear on our financial statements; net increase (decrease) in cash and cash equivalents; customer satisfaction; market share; product quality; new product introductions or launches; sustainability, including energy or materials utilization; business efficiency measures; retail sales; or safety; in each case as determined for us on a consolidated basis, for any one or more of our affiliates, divisions or business units. Performance goals also may include earnings per share on a consolidated basis and total shareholder return. To the extent a performance goal relates to an Award that is not intended to qualify as performance based compensation under Section 162(m) of the Code as in effect prior to the enactment of the Tax Cuts and Jobs Act, the performance goal may, but is not required to, relate to one or more of the items described above, and the Plan Committee may also establish other performance goals not listed in the 2020 Plan.

For purposes of the 2020 Plan, “excluded items” means any (1) charges for reorganizing and restructuring, (2) discontinued operations, (3) asset write-downs, (4) gains or losses on the disposition of a business or business segment or arising from the sale of assets outside the ordinary course of business, (5) changes in tax or accounting principles, regulations or laws, (6) extraordinary, unusual, transition, one-time and/or non-recurring items of gain or loss, and (7) mergers, acquisitions or dispositions, that in each case we identify in our audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of our annual report on Form 10-K.
With respect to any Awards that are intended to constitute performance-based compensation under Section 162(m) of the Code as in effect prior to the enactment of the Tax Cuts and Jobs Act for purposes of any state laws that incorporate, refer to or are based on such provisions, the limits in the following sentence will apply. Subject to the 2020 Plan’s adjustment provisions, no participant may be granted awards that could result in such participant receiving in a calendar year:
(1)    options for and/or stock appreciation rights with respect to more than 1,500,000 shares of our common stock;
(2)    shares of our common stock, restricted stock and/or restricted stock units relating to more than 500,000 shares of our common stock; or
(3)    performance shares and/or performance units relating to more than 500,000 shares of our common stock.

Transferability Restrictions. Awards are not transferable other than by will or the laws of descent and distribution, unless and to the extent the Plan Committee allows a participant to designate a beneficiary to exercise the Award after the participant’s death or transfer an Award. In no event will options be transferable to third-party financial institutions.
Termination of Employment. The Plan Committee generally will specify in individual Award agreements under the 2020 Plan the treatment of each Award upon the participant’s termination of employment. With respect to options, unless the Plan Committee provides otherwise, in the event of a participant’s termination of employment for reason other than retirement, disability or death, the portion of any outstanding option that is not vested will terminate on the date the participant’s employment terminated and the participant will have until the earlier of the option’s termination date or 90 days from the date of his or her termination of employment to exercise the vested but un-exercised portion of the option. In the event of a participant’s retirement or disability, any outstanding option will in general be exercisable by the participant until the earliest of the option’s termination date, the death of the participant (or a later date up to one year after the death of the participant as the Plan Committee may provide), the third anniversary of the date of the participant’s termination of employment (in the event of retirement) or the first anniversary of the date of the participant’s termination of employment (in the event of disability). In the event of a participant’s death, any outstanding option may generally be exercisable by his or her beneficiary at any time prior to the earlier of the option’s termination date or the first anniversary of the date of the participant’s death.
The Plan Committee will determine whether all or a portion of the performance goals subject to a performance share or performance unit award are deemed to be achieved upon a participant’s retirement, death or disability, or whether all or any portion of the restrictions imposed on a restricted stock or restricted stock unit award will be accelerated upon a participant’s retirement, death or disability.
If any participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required to avoid the income inclusion, interest and additional tax imposed by Code Section 409A, any payment made to the participant on account of the separation from service will not be made before a date that is six months after the date of the separation from service.
Adjustment in Capitalization. If an “adjustment event” occurs, the Plan Committee, in its sole discretion and to the extent it does not violate Section 422(b) of the Code, shall adjust appropriately:
(1)    the number and the type of shares of our stock available for Awards;
(2)    the number and the type of shares of our stock subject to or underlying outstanding Awards;

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(3)    the grant, purchase or exercise price of Awards; and

(4)	the performance goals with respect to Awards.
In the case of any adjustment event, the Plan Committee may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Plan Committee and provide that options or stock appreciation rights, the exercise or grant price of which does not exceed the fair market value of a share of our common stock, be cancelled without consideration effective at such time as the Plan Committee specifies.
For purposes of the 2020 Plan, an “adjustment event” means: (i) we are involved in a merger or other transaction in which shares of our stock are changed or exchanged; (ii) we subdivide or combine shares of our stock or declare a dividend payable in shares of our common stock, other securities (other than stock purchase rights associated with shares of our common stock, if any), or other property; (iii) we effect a cash dividend exceeding 15% of the trading price of the shares of our common stock at the time the dividend is declared or any other dividend or distribution on the shares in the form of cash, or a repurchase of shares, that the Board determines by resolution is special or extraordinary in nature or this is in connection with a transaction that we characterize publicly as a recapitalization or reorganization involving shares of our common stock; or (iv) any other event occurs which, in the judgment of the Plan Committee, necessitates an adjustment to prevent dilution or enlargement of the benefits intended to be made available under the 2020 Plan.
Change of Control. Unless the Plan Committee provides for a more favorable result or determines that outstanding equity-based Awards will be honored or assumed or substituted for in the change of control on the terms described in the 2020 Plan, in the event of a change of control of the company, the following provisions apply:

(1)
each holder of an option or stock appreciation right will have the right at any time to exercise the option or stock appreciation right in full whether or not the option or stock appreciation right was exercisable before the change of control event;

(2)
restricted stock and restricted stock units that are not subject to performance goals and are not vested will vest, and any period of forfeiture or restrictions to which restricted stock and restricted stock units are subject will lapse upon the date of the change of control;

(3)
each holder of a performance share and/or a performance unit (and/or any restricted stock and restricted stock units that are subject to performance goals) for which the performance period has not expired will become vested in an amount equal to the product of the value of the performance share and/or performance unit assuming achievement of the applicable performance goal at the greater of the target performance level or the rate of actual performance through the date of the change of control projected through the end of the performance period and a fraction the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to which the Award is subject to the date of the change of control and the denominator of which is the number of whole months in the performance period; and

(4)	all dividend equivalent units that were awarded in connection with another Award will vest.
For purposes of the 2020 Plan, a “change of control” includes any of the following events:

(1)
continuing directors (any person who was either a director on the date of the Annual Meeting or was a member of the Board whose election or nomination to the Board was approved by a vote of at least two-thirds (2/3) of the continuing directors (other than a person whose election was as a result of an actual or threatened proxy or other control contest)) no longer constitute at least a majority of the directors serving on the Board;

(2)	any person or group, together with its affiliates, becomes a beneficial owner of 20% or more of our outstanding common stock or 20% or more of the voting power of our outstanding common stock; or

(3)
the consummation of a merger or consolidation of the company with another corporation, the sale of substantially all of the company’s assets or the liquidation or dissolution of the company, unless in the case of a merger or consolidation, the continuing directors constitute at least a majority of the directors serving on the board of directors of the survivor of such merger.

Term of the 2020 Plan; Termination of or Changes to the 2020 Plan. Unless earlier terminated by the Board, the 2020 Plan will remain in effect until the date all shares reserved for issuance under the 2020 Plan have been issued. If the term of the 2020 Plan extends beyond ten years from the date of the most recent shareholder approval, no incentive stock options may be granted after that time unless our shareholders have approved an extension of the 2020 Plan for such purpose.
The Board or the Committee may amend, alter, suspend, discontinue or terminate the 2020 Plan at any time, subject to the following limitations:

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(1)
the Board must approve any amendment of the 2020 Plan to the extent the company determines such approval is required by: (A) action of the Board, (B) applicable corporate law, or (C) any other applicable law;

(2)
shareholders must approve any amendment of the 2020 Plan to the extent the company determines such approval is required by: (A) Section 16 of the Securities Exchange Act of 1934, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which our stock is then traded or (D) any other applicable law; and

(3)
shareholders must approve any of the following amendments: (A) an amendment to materially increase the number of shares reserved under the 2020 Plan or the number of shares to which participants are limited as noted above (except as provided under the “adjustment event” provisions noted above); or (B) an amendment to the provisions in the 2020 Plan prohibiting repricing.

Repricing Prohibited. Except in connection with a corporate transaction involving the company, we may not, without obtaining shareholder approval: (1) amend the terms of outstanding options or stock appreciation rights to reduce the exercise price of such outstanding options or stock appreciation rights, (2) cancel outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights, or (3) cancel outstanding options or stock appreciation rights with an exercise price above the current price of our common stock in exchange for cash or other securities.
New Plan Benefits; Stock Price. We cannot currently determine the Awards that may be granted under the 2020 Plan. The Plan Committee will make such determinations from time to time. Directors and other persons who are not employees of the company and who are not engaged to become employees of the company are not eligible to receive awards under the 2020 Plan. The closing price of our common stock on the New York Stock Exchange was $34.86 per share on February 19, 2020.
Certain U.S. Federal Tax Implications.
Options. The grant of a stock option will create no income tax consequences to the company or the participant. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of our common stock at such time over the exercise price. The company will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. Upon the participant’s subsequent disposition of the shares of our common stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis, the fair market value of our common stock on the exercise date.
In general, a participant will recognize no income or gain as a result of exercise of an incentive stock option (except that the alternative minimum tax may apply). Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of our common stock acquired pursuant to the exercise of an incentive stock option and the company will not be allowed a deduction. If the participant fails to hold the shares of our common stock acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of (a) the gain realized on the disposition, or (b) the excess of the fair market value of the shares of common stock on the exercise date over the exercise price. The company will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.
Stock Appreciation Rights. The grant of a stock appreciation right will create no income tax consequences to the company or the participant. Upon the exercise or maturity of a stock appreciation right, the participant will recognize ordinary income equal to the amount of cash and the fair market value of any shares received. The company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If shares are delivered under the stock appreciation right, upon the participant’s subsequent disposition of the shares, the participant will recognize capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis, i.e., the fair market value of the shares on the date the participant received the shares.
Performance Shares. The grant of performance shares will create no income tax consequences for the company or the participant. Upon the participant’s receipt of shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the fair market value of the shares received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described below. In addition, the participant will recognize ordinary compensation income equal to the dividend equivalents, if any, paid on performance shares. The company will generally be entitled to a deduction in the same amount and at the same time as income is recognized by the participant. Upon the participant’s subsequent disposition of the shares, the participant will recognize capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis, the fair market value of the shares on the date the participant received the shares.

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Performance Units and Restricted Stock Units. The grant of a performance unit or restricted stock unit will create no income tax consequences to the company or the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance or vesting period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and the company will be entitled to a corresponding deduction in the same amount and at the same time. If performance units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis, the fair market value of the shares on the date the employee received the shares.
Restricted Stock. Generally, a participant will not recognize income and the company will not be entitled to a deduction at the time an award of restricted stock is made, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. The company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of our common stock on the date the restrictions lapse. Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and the company will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.
A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then the company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by the company. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to deduct any loss. In addition, the company would then be required to include as ordinary income the amount of any deduction the company originally claimed with respect to such shares.
Dividend Equivalent Units. The grant of dividend equivalent units will create no income tax consequences to the company or the participant at the time the dividend equivalent is credited to the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance or vesting period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and the company will be entitled to a corresponding deduction in the same amount and at the same time. If dividend equivalent units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis, the fair market value of the shares on the date the employee received the shares.
Section 162(m) Limit on Deductibility of Compensation. Code Section 162(m) limits the deduction we can take for compensation we pay to our covered employees (generally employees who have served as our Chief Executive Officer or Chief Financial Officer or who have been one of our other three other highest paid officers) to $1,000,000 per year per individual.
Section 280G Limit. Unless any agreement between us and a participant provides for a payment by us to the participant to cover the excise taxes due by the participant upon receipt of an excess parachute payment within the meaning of Code Section 280G, if the receipt of any payment by a participant in connection with a change of control would result in the payment by the participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the 2020 Plan generally provides that the amount of the payment will be reduced to the extent required to prevent the imposition of the excise tax. We currently do not have any agreements with our executive officers providing for a payment by us to cover such excise taxes.
Withholding. The company is entitled to withhold the amount of any tax attributable to any amount payable or shares of our common stock deliverable under the 2020 Plan, and the company may defer making payment or delivery if any such tax may be pending, unless the company is indemnified to its satisfaction. If shares of our common stock are deliverable on exercise or payment of an award, then the Plan Committee may permit a participant to satisfy all or a portion of the federal, state and local withholding tax obligations arising in connection with such award by electing to: (1) have the company withhold shares otherwise issuable under the award; (2) tender back shares received in connection with such award; or (3) deliver other previously owned shares, in each case having a fair market value equal to the amount to be withheld. The election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Plan Committee requires.
No Guarantee of Tax Treatment. Notwithstanding any provision of the 2020 Plan, the company does not guarantee that (1) any Award intended to be exempt from Code Section 409A is so exempt, (2) any Award intended to comply with Code Section 409A or Code Section 422 does so comply, or (3) any Award will otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the company or any of its affiliates be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

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PROPOSALS TO BE VOTED ON

Equity Compensation Plan Information. The following table provides information about the company’s equity compensation plans (including individual compensation arrangements) as of December 31, 2019:

Plan Category	Number of securities to be issued upon the exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Management employees:	815,676	56	7,196,998
Non-employee Board of Directors	—	—	218,029
Total all plans	815,676		7,415,027
Documents for our equity compensation plans have been filed with the Securities and Exchange Commission on a timely basis and included in the list of exhibits to our most recent annual report on Form 10-K.
Vote Requirement. The affirmative vote of a majority of the votes cast on the proposal at the 2020 Annual Meeting is required for approval of the 2020 Plan. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes will have no impact on the vote. Proxies solicited by the Board will be voted “FOR” approval of the 2020 Plan unless a shareholder specifies otherwise.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE HARLEY-DAVIDSON, INC. 2020 INCENTIVE STOCK PLAN.

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PROPOSALS TO BE VOTED ON

PROPOSAL 5: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended December 31, 2019 and the effectiveness of our internal control over financial reporting as of December 31, 2019. The Audit and Finance Committee is responsible for the appointment, compensation, retention and oversight of the independent auditors retained to audit our financial statements. The Audit and Finance Committee selected Ernst & Young LLP to serve as our independent registered public accounting firm for the 2020 fiscal year, and the committee is presenting this selection to shareholders for ratification. Ernst & Young LLP has served as our independent auditor since 1982. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to shareholders’ questions and to make a statement, if they so desire.
If, prior to the Annual Meeting, Ernst & Young LLP declines to act as our independent registered public accounting firm or the Audit and Finance Committee does not want to use Ernst & Young LLP as our independent registered public accounting firm, the Audit and Finance Committee will appoint another independent registered public accounting firm. The Audit and Finance Committee will present any new independent registered public accounting firm for the shareholders to ratify at the Annual Meeting. If the shareholders do not ratify the engagement of Ernst & Young LLP at the Annual Meeting, then the Audit and Finance Committee will reconsider its selection of Ernst & Young LLP.
To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, the votes cast “for” this proposal must exceed the votes cast “against” it. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Because of the contested nature of this year’s solicitation, your broker will not have discretion to vote your shares unless you provide specific instructions to your broker as to how your shares are to be voted.
During the fiscal year ended December 31, 2019, we hired Ernst & Young LLP to perform the annual audit and to provide audit-related and tax services. The Audit and Finance Committee Charter requires that the Audit and Finance Committee pre-approve all Ernst & Young LLP services. The Audit and Finance Committee also pre-approved all fees that we incurred for services that Ernst & Young LLP provided. The fees we incurred for services that Ernst & Young LLP provided during the past two years are listed in the following table.

FEES PAID TO ERNST & YOUNG LLP	2019	2018
Audit fees	$3,158,400	$3,300,000
Audit-related fees	$273,800	$138,500
Tax fees	$596,100	$590,300
All other fees	$—	$—
	$4,028,300	$4,028,800
Audit fees included fees for the audit of our consolidated financial statements and our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes fees for audits provided in connection with government filings or services that generally only the principal auditor can reasonably provide to a client, such as comfort letters, procedures related to debt financing, consents and reviews of documents that we file with the SEC. Audit-related services included audits of employee benefit plans and consultation on accounting and internal control matters. Tax services included tax advice, planning, compliance and transaction consulting.
To assure continuing external auditor independence, the Audit and Finance Committee and its Chair considers whether there should be a regular rotation of the independent external audit firm, reviews and evaluates the lead audit partner and his or her team, and ensures the rotation of the lead audit partner and other audit personnel as required by applicable laws and regulations. The Audit and Finance Committee has procedures for pre-approving all audit and non-audit services that the independent registered public accounting firm provides. These procedures include reviewing and approving a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and that we anticipate at the time we prepare the budget. In addition, the Audit and Finance Committee has established a policy that the fees we pay for non-audit services must be less than the fees we pay for audit and audit-related services. Audit and Finance Committee approval is required to exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget. For both types of pre-approval, the Audit and Finance Committee considers whether the services are consistent with the SEC’s rules on auditor independence. The Audit and Finance Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service. The Audit and Finance Committee may delegate pre-approval authority to one or more members of the Audit and Finance Committee. The Audit and Finance Committee monitors the services that our independent registered public accounting firm provides and the actual fees we paid to the independent registered public accounting firm to ensure that the services are within the parameters that the Audit and Finance Committee has approved.

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PROPOSALS TO BE VOTED ON

The members of the Audit and Finance Committee and the Board believe the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of the company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

23	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING
The Board and management do not intend to bring any matters before the Annual Meeting other than those to which we referred in the Notice of Annual Meeting and this Proxy Statement. If any other matters come before the Annual Meeting, the persons named in the WHITE proxy cards intend to vote the shares that shareholders have authorized those persons to vote in accordance with their judgment on those matters. To bring business before an annual meeting, a shareholder must give written notice to our Secretary before the meeting and comply with the terms and time periods that our Restated Articles of Incorporation specify, as supplemented by our By-laws (see “Shareholder Proposals”). No shareholder has given written notice to our Secretary of his or her desire to bring business before the Annual Meeting in compliance with the terms and time periods in our Restated Articles of Incorporation and By-laws.

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BOARD MATTERS & CORPORATE GOVERNANCE

The Board believes that strong corporate governance practices and shareholder rights are important. The following table highlights the Board's robust corporate governance practices and the company's shareholder rights.

Board Summary	Shareholder Rights Summary
• Separate & Independent Chairman or empowered Presiding Director*	• 10% of shareholders can call a special meeting
• Majority voting for directors with resignation policy and plurality carve-out for contested elections	• No material restriction on the right to call special meeting
• Director stock ownership requirement	• Majority voting standard for M&A transactions
• Board 89% independent and 44% diverse	• No poison pill
• No directors on excessive number of boards	• No dual-class stock
• Annual election of all directors	• Proposed proxy access
• 4 of the board members refreshed in the last 4 years	• No material restriction on shareholders amending by-laws or articles of incorporation
• Created a committee focused on sustainability and brand	• No cumulative voting
*A Presiding Director is elected by the Nominating and Corporate Governance Committee when the Chairman is not independent.
INDEPENDENCE OF DIRECTORS
Eight of our directors are independent, and Mr. Zeitz does not currently qualify as independent only because he serves as our Acting President and Chief Executive Officer. The Board has affirmatively determined that Mses. Levinson and Sylvester and Messrs. Alstead, Anderson, Cave, Golston, Linebarger, and Niccol qualify as independent directors under New York Stock Exchange rules.
For additional information, please see the “Certain Transactions” section of this Proxy Statement.
BOARD COMMITTEES
The Board has four standing committees: the Audit and Finance Committee, the Human Resources Committee, the Nominating and Corporate Governance Committee, and the Brand and Sustainability Committee. The Corporate Governance link at http://investor.harley-davidson.com contains the charter for each of the committees. The following describes the committees and identifies their members as of March 1, 2020.

AUDIT AND FINANCE COMMITTEE
Members: Troy Alstead, Chair Allan Golston N. Thomas Linebarger R. John Anderson
Audit and Finance Committee responsibilities identified in its Charter include:
•    oversight of the integrity of our financial statements and the financial reporting process;
•    oversight of the systems of internal control over financial reporting;
•    maintenance of the Financial Code of Ethics;
•    oversight of the internal audit function;
•    retention, compensation and termination of the independent registered public accounting firm;
•    oversight of the annual independent audit of our financial statements;
•    independent registered public accounting firm’s qualifications and independence;
•    oversight of liquidity, hedging and risk management matters;
•    oversight of capital structure matters;
•    review of matters within the responsibility of the company’s Retirement Plans Committee; and
•    oversight of compliance with legal and regulatory requirements.

Number of Meetings in 2019:	9
In December 2019, the Audit Committee reviewed its charter and recommended to the Board that no changes were necessary.
The Board has determined that all members of the Audit and Finance Committee are independent and financially literate pursuant to New York Stock Exchange rules. The Board has also determined that Messrs. Alstead, Golston, and Linebarger are audit committee financial experts within the meaning of the rules of the Securities and Exchange Commission (“SEC”). The

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section below under the heading “Audit and Finance Committee Report” discusses the functions of the Audit and Finance Committee and its activities during fiscal year 2019.

HUMAN RESOURCES COMMITTEE
Members: Michael J. Cave, Chair Sara L. Levinson Brian R. Niccol Maryrose T. Sylvester
Human Resources Committee responsibilities identified in its Charter include:
•    establish goals and objectives with the CEO and evaluate at least annually the performance of the CEO in light of these goals and objectives;
•    review and approve the total compensation of the CEO on an annual basis, including base pay, with input from all independent directors on the Board (who comprise the Nominating and Corporate Governance Committee) on the performance of the CEO in meeting his or her goals and objectives and concerning the CEO’s total compensation;
•    review overall compensation policies and plans for executive officers and other employees and, if necessary, recommend plans to shareholders;
•    produce a report on compensation and review the Compensation Discussion and Analysis that we must include in our proxy statement;
•    exercise the authority of the Board to adopt and amend compensation plans for executive officers and other employees, and recommend plans to shareholders;
•    evaluate company management performance overall and recommend management successors;
•    make recommendations regarding stock ownership levels of our executive officers and senior leaders as set forth in our Stock Ownership Guidelines and monitor such levels;
•    review potential conflicts of interest, disclosure of any related waivers, and any other potential Code of Business Conduct violations by any of our executive officers (other than the CEO);
•    make determinations regarding shareholder advisory votes on the compensation of named executive officers; and
•    review our policies applicable to executive officers regarding trading and hedging involving company securities.

Number of Meetings in 2019:	6
In December 2019, the Human Resources Committee reviewed the Human Resources Committee Charter and recommended to the Board that no changes were necessary.
The Board has determined that all members of the Human Resources Committee are independent under New York Stock Exchange rules.
The Human Resources Committee has overall responsibility for reviewing total direct compensation (consisting of base salaries, short-term incentive compensation and long-term incentive compensation) for our senior leaders. In addition, the Human Resources Committee reviews other aspects of compensation, such as deferred compensation plans, retirement plans, and health and welfare plans.
The Human Resources Committee has the authority to engage the services of outside advisors, experts and others to assist it in performing its responsibilities. Since 2010, the Human Resources Committee has retained the services of Meridian Compensation Partners, LLC. Representatives of Meridian report to the Chair of the Human Resources Committee. On an annual basis, the Human Resources Committee reviews and approves the scope of Meridian’s services regarding executive compensation, Meridian’s performance and the fees related to work Meridian performed for the Human Resources Committee. The Human Resources Committee retains the right to terminate Meridian’s services at any time. Meridian’s primary responsibilities to the Human Resources Committee include providing:

•	independent competitive market data and advice related to our CEO’s compensation level and incentive design;

•	a review of our compensation levels, performance goals and incentive designs for the named executive officers; and

•	benchmark data on executive compensation.
The Human Resources Committee has considered all factors relevant to Meridian’s independence from management and determined that Meridian is independent and that Meridian’s performance of services raises no conflict of interest. The Human Resources Committee’s conclusion was based in part on a report that Meridian provided to the Committee intended to reveal any potential conflicts of interest.
Each November, the Human Resources Committee reviews executive compensation benchmarking data that Meridian prepares. The following February, the CEO proposes total target compensation, consisting of base salary, a target short-term incentive opportunity and a target value of long-term incentive opportunity, for NEOs (except with respect to his or her own compensation) based on benchmark data as well as company and individual performance. The CEO’s recommendations are subject to the review and approval by the Human Resources Committee, which makes the final determination.

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The Human Resources Committee establishes goals and objectives with the CEO and evaluates at least annually the performance of the CEO in light of these goals and objectives. The Human Resources Committee reviews and approves the total compensation of the CEO on an annual basis, including base salary, with input from all of the independent directors on the Board (who comprise the Nominating and Corporate Governance Committee) on the performance of the CEO in meeting his or her goals and objectives and concerning the CEO’s total compensation.
The Human Resources Committee annually approves a Short-Term Incentive Plan (“STIP”) to motivate and reward the performance of employees of Harley-Davidson and its subsidiaries. The Human Resources Committee also reviews and approves target STIP opportunities for our executive leadership team, which is comprised of our CEO and executives who report directly to the CEO, including all NEOs. The Human Resources Committee approves grants of awards to the CEO and executives who report directly to the CEO, including all NEOs, and the CEO approves grants to other employees within parameters that the Committee has approved. The Human Resources Committee has authorized the CEO to make equity grants to employees in certain other instances (except to executives who report directly to the CEO, including all NEOs), including to help recruit a new employee or retain a current employee or to reward an employee for exceptional service or such other instance that the CEO believes is in the company’s best interest.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Members: N. Thomas Linebarger, Chair Troy Alstead R. John Anderson Michael J. Cave Allan Golston Sara L. Levinson Brian R. Niccol Maryrose T. Sylvester
Nominating and Corporate Governance Committee responsibilities identified in its Charter include:
•    identify and make recommendations to the Board on individuals qualified to serve as Board members consistent with the criteria that the Board has approved;
•    review the company’s management overall to develop a CEO succession plan for recommendation to the Board;
•    review and recommend the re-nomination of current directors;
•    review and recommend committee appointments;
•    lead the Board in its annual review of the Board’s and its committees’ performance;
•    provide input on the performance of the CEO in meeting his or her goals and objectives and concerning the CEO’s total compensation;
•    maintain our Code of Business Conduct;
•    maintain a process for review of potential conflicts of interest;
•    review potential conflicts of interest and other potential Code of Business Conduct violations by our CEO or directors;
•    review the disclosure of any waivers of conflicts of interest or other Code of Business Conduct violations by our CEO or directors;
•    review and reassess annually our Corporate Governance Policy and recommend any proposed changes to the Board for approval;
•    exercise the authority of the Board to review, establish, amend and revise Board compensation levels, plans and policies and, to the full extent permitted by rules of the New York Stock Exchange and applicable laws, regulations and rules, exercise the authority of the Board to adopt, administer and amend compensation plans for directors and recommend such plans to shareholders, as appropriate and required;
•    make recommendations regarding and monitor stock ownership levels of the members of the Board as set forth in our Stock Ownership Guidelines;
•    review our policies applicable to directors regarding trading and hedging involving company securities; and
•    perform other related tasks, such as studying and making recommendations to the Board concerning the size and committee structure of the Board.

Number of Meetings in 2019:	4
In December 2019, the Nominating and Corporate Governance Committee reviewed the Nominating and Corporate Governance Committee Charter and recommended to the Board that no changes were necessary.
The Board has determined that all members of the Nominating and Corporate Governance Committee are independent under New York Stock Exchange rules.
The Nominating and Corporate Governance Committee Charter outlines the criteria for identifying and recommending new candidates to serve on the Board. In considering any potential candidate for the Board, the Nominating and Corporate Governance Committee considers the following qualifications:

•	principal employment;

•	expertise relevant to the company’s business;

•	whether the potential candidate will add diversity to the Board, including whether the potential candidate brings complementary skills and viewpoints;

•	time commitments, particularly the number of other boards on which the potential candidate may serve;

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BOARD MATTERS & CORPORATE GOVERNANCE

•	independence and absence of conflicts of interest under New York Stock Exchange rules and other laws, regulations and rules;

•	financial literacy and expertise; and

•	personal qualities including strength of character, maturity of thought process and judgment, values and ability to work with collegiality.
The Nominating and Corporate Governance Committee’s Charter has long required the committee to consider diversity in its process of selecting director nominees. Specifically, the Nominating and Corporate Governance Committee evaluates each candidate for director on, among other things, the basis of the diversity that he or she would bring to the Board, including with respect to business and professional experiences, skills, ethnicity and gender. We believe this policy has been effective in creating a Board comprised of diverse members and that the composition of the current Board reflects the Nominating and Corporate Governance Committee’s consideration of diversity in its evaluation and nomination process.
During 2016, the Nominating and Corporate Governance Committee reviewed its succession planning process in light of certain directors who were approaching the retirement age specified in our By-laws. A third-party search firm assisted the Nominating and Corporate Governance Committee with its recruitment efforts. The search firm recommended candidates that satisfied the Board’s criteria. The search firm also provided research and pertinent information regarding candidates, as the Committee requested. As a result of the succession planning process, four director candidates became new directors after the 2016 annual meeting and before the 2017 annual meeting. All such director candidates were recommended by the third-party search firm.
The Nominating and Corporate Governance Committee will consider candidates that shareholders recommend. Shareholders may recommend candidates for the Nominating and Corporate Governance Committee to consider by writing to the Nominating and Corporate Governance Committee in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. The Nominating and Corporate Governance Committee’s policy regarding director candidates that shareholders recommend and the process for evaluating the nominees are as follows:

•
If a shareholder has complied with procedures to recommend director candidates that the Nominating and Corporate Governance Committee has established, then the Nominating and Corporate Governance Committee will consider director candidates that the shareholder has recommended for available seats on the Board.

•
In making recommendations to the Board of one or more candidates to serve as a director, the Nominating and Corporate Governance Committee will examine each director candidate on a case-by-case basis regardless of who recommended the candidate. The Nominating and Corporate Governance Committee evaluates candidates in the same manner whether a shareholder or the Board has recommended the candidate.

•
In general, for each candidate that any person or group brings to the attention of the Nominating and Corporate Governance Committee for consideration for nomination as a director, the Chair of the Nominating and Corporate Governance Committee will first make a determination whether the Nominating and Corporate Governance Committee should consider the candidate at that time based on factors the Chair deems relevant, including our current need for qualified candidates and the Chair’s view as to whether the candidate has sufficient qualifications for further consideration for nomination as a director.

•
If the Chair determines that the Nominating and Corporate Governance Committee should consider the candidate, then the Chair will report that determination to the Nominating and Corporate Governance Committee and communicate all relevant information to the Nominating and Corporate Governance Committee.

•
Each Nominating and Corporate Governance Committee member is responsible for sending feedback on a candidate to the Chair. The Nominating and Corporate Governance Committee may take any additional steps it deems necessary to determine whether to recommend the candidate to the full Board.

To enable the Nominating and Corporate Governance Committee to consider a shareholder recommendation in connection with the 2021 annual meeting of shareholders, we must receive the recommendation on or before [______].
Submitting a shareholder recommendation to the Nominating and Corporate Governance Committee does not ensure that shareholders will have an opportunity to vote on the shareholder’s candidate because the Nominating and Corporate Governance Committee may determine not to recommend the candidate to the full Board or the full Board may determine not to recommend the candidate to shareholders. Any shareholder who wants to ensure that shareholders will have an opportunity to vote on the shareholder’s candidate may nominate the director candidate for the shareholders to vote on at the 2021 annual meeting of shareholders, in addition to recommending the candidate to the Nominating and Corporate Governance Committee, by giving proper written notice to our Secretary in advance of the 2021 annual meeting. To give that proper notice, a shareholder must comply with the terms and time periods of our Restated Articles of Incorporation as supplemented by our By-laws. Our Restated Articles of Incorporation state that a shareholder must give written notice that complies with the Restated Articles of Incorporation and By-laws to our Secretary not less than 60 days before the date in 2021 corresponding to the date we released this Proxy Statement to our shareholders. Because we anticipate mailing this Proxy Statement on [ ], 2020, we must receive notice of a nomination for a director candidate for shareholders to consider at the 2021 annual meeting of shareholders no later than [______]. Even if a shareholder delivers a timely notice and otherwise complies with the terms and time periods of

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BOARD MATTERS & CORPORATE GOVERNANCE

our Restated Articles of Incorporation and By-laws, we will not be obligated to name the shareholder’s candidate in our proxy materials.
If Proposal 3 is approved by the requisite vote at the Annual Meeting, then eligible shareholders will have the ability to submit director nominees for inclusion in our proxy statement at the 2021 annual meeting of shareholders.  As described in more detail in Proposal 3, shareholders who meet the requirements set forth in our By-laws may under certain circumstances include a specified number of director nominees in our proxy materials. Among other matters, we must receive notice of a shareholder’s director nomination for the 2021 annual meeting pursuant to the proxy access By-law provision no sooner than [________] and no later than [_______]. If the notice is received outside of that time frame, then we are not required to include the nominees in our proxy materials for the 2021 annual meeting.
The Nominating and Corporate Governance Committee is responsible for establishing, reviewing and revising compensation we pay to our directors. The Nominating and Corporate Governance Committee, working with management and third-party compensation consultants and reviewing benchmarked data from a comparator group of companies, determines director compensation that it believes is competitive with these companies. The Nominating and Corporate Governance Committee periodically reviews and revises, when necessary, the Director Compensation Policy, generally with the aid of a compensation consultant.

BRAND AND SUSTAINABILITY COMMITTEE
Members: Jochen Zeitz, Chair R. John Anderson Sara L. Levinson N. Thomas Linebarger Brian R. Niccol
Brand and Sustainability Committee responsibilities identified in its Charter include:
•    monitor the social, political, environmental, public policy, legislative and regulatory trends, issues and concerns that could affect the company’s sustainable business model, processes, resources, activities, strategies, and other capabilities, and make recommendations to the Board and management regarding how the company should respond to social and environmental trends, issues and concerns to more effectively achieve its sustainable business goals;
•    assist management in setting strategy, establishing goals and integrating social and environmental shared value creation and inclusion into daily business activities across the company consistent with sustainable growth;
•    review new technologies and other innovations that will permit the company to achieve sustainable growth;
•    consider the impact that the company’s sustainability policies, practices and strategies have on employees, customers, dealers, suppliers, the environment and the communities in which the company operates;
•    consider and make recommendations regarding support provided by the company or its charitable foundation for charitable, civic, educational and business organizations that impact the company’s initiatives and efforts for social and environmental shared value creation and inclusion;
•    review the company’s periodic sustainability strategy reports, corporate social responsibility reports, and other similar reports and provide direction regarding the company’s participation in sustainability-related trade groups and reporting organizations; and
•    review and make recommendations to the Board regarding shareholder proposals submitted for inclusion in the company’s annual proxy materials relating to the company’s sustainability policies, practices or strategies.

Number of Meetings in 2019:	3
In February 2020, the Brand and Sustainability Committee reviewed the Brand and Sustainability Committee Charter and recommended to the Board that no changes were necessary.
The Brand and Sustainability Committee plays an integral role in providing oversight, advice and assistance to the Board and to the company’s management in developing, implementing and monitoring social and environmental policies, practices and strategies that will foster sustainable growth of the company on a global basis. We define sustainable growth as the ability to grow and operate our business by preserving and renewing the company’s heritage through global opportunities for shared value creation and inclusion. Sustainable growth is driven through leadership and continually challenging the company’s business model, strategies, processes, products, services and other capabilities to realize the substantial long-term value of the company, our heritage, our environment and our people.
As part of providing oversight, advice and assistance to the Board in fostering sustainable growth, the Brand and Sustainability Committee assists the Board in ensuring that the company grows without increasing our environmental impact, which is consistent with the company’s current strategic plan and our long-term sustainability objective.
BOARD MEETINGS, ATTENDANCE, EXECUTIVE SESSIONS AND ANNUAL MEETING ATTENDANCE
In 2019, there were nine meetings of the Board. All director nominees attended at least 75% of the meetings of the Board and the committees on which they served during 2019.

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BOARD MATTERS & CORPORATE GOVERNANCE

The Board met in executive sessions during all regularly scheduled in-person meetings, without management present, and plans to continue that practice going forward. The non-executive Chairman of the Board during 2019, Mr. Cave presided over these executive sessions.
Unless a director has an unexpected conflict in his or her schedule, we expect all directors to attend the Annual Meeting of Shareholders. All but one of our directors attended our 2019 Annual Meeting of Shareholders.
LEADERSHIP STRUCTURE
As part of the leadership change that we announced in February 2020 when Mr. Zeitz became our Acting President and Chief Executive Officer, Mr. Zeitz was also named our Chairman of the Board, and he will remain Chairman once we appoint a new Chief Executive Officer. Because Mr. Zeitz is our Acting President and Chief Executive Officer, currently the roles of Chairman and Chief Executive Officer are combined. As a result, we now also have a Presiding Director, who is elected by the Nominating and Corporate Governance Committee when the Chairman is not independent, and Mr. Cave is currently serving in that capacity. Previously, Mr. Cave had served as our independent, non-executive Chairman of the Board. At the time we appoint a new Chief Executive Officer, the roles of Chairman of the Board and Chief Executive Officer will again be separate and the Chairman of the Board will again be an independent director. Our Board believes it is in the best interests of our company for the roles of our Chairman and Chief Executive Officer to be combined while Mr. Zeitz is our Acting President and Chief Executive Officer and to appoint a Presiding Director from among our independent directors. Our Corporate Governance Policy gives the Board the flexibility and authority to modify this leadership structure as and when appropriate to best address the company’s current circumstances and to advance the best interests of all shareholders.
The Board believes that an interim structure whereby a single individual acts both as CEO and Chairman until a CEO successor is appointed streamlines accountability for our performance and provides centralized management and direction for the company, allowing for a single, clear focus for management to execute our business strategies. The Board believes the number of independent, experienced directors that make up the Board and the roles in the oversight of risk management that committees of the Board have as we discuss below, along with the independent oversight and responsibilities of the Presiding Director, assure the appropriate level of management oversight and independence.

The primary roles of the Presiding Director are to assist the Chairman in managing the governance of the Board and to serve as a liaison between the Chairman and other directors. The Presiding Director will: (i) preside at all meetings of the Board at which the Chairman is not present, including all executive sessions of the non-management and/or independent directors; (ii) have the authority to call meetings of the non-management and/or independent directors; and (iii) serve as a contact for interested parties who wish to communicate with non-management directors.
THE BOARD’S ROLE IN THE OVERSIGHT OF RISK
While the Board has the ultimate responsibility for oversight of the risk management process, various committees of the Board have a role in the oversight of risk management. In particular, the Audit and Finance Committee focuses on financial risk, including the oversight of the systems of internal control over financial reporting, and it receives an assessment of the company’s systems to monitor and manage business risk from our independent registered public accounting firm. Internal audit regularly reviews risk management processes and internal controls with the Audit and Finance Committee. The Audit and Finance Committee also monitors cybersecurity risk and receives a report at each regular Audit and Finance Committee meeting on legal and compliance matters. In addition, the Human Resources Committee reviews our compensation program for compensation risk as we describe further in the “Compensation Discussion and Analysis” section of this Proxy Statement. Risk management is an integral part of our annual strategic planning process. The entire Board reviews the strategic risk management plan at least annually.
SHAREHOLDER COMMUNICATION WITH THE BOARD
Shareholders and other parties interested in communicating with the Chairman of the Board, our Presiding Director or non-management directors, including Committee Chairs, may do so by writing to such director, in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. The Corporate Governance area on our investor relations website located at http://investor.harley-davidson.com lists the current members of the Board. We open and forward all mail to the director or directors specified in the communication.

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	30

CERTAIN TRANSACTIONS

POLICIES AND PROCEDURES GOVERNING RELATED PERSON TRANSACTIONS
In December 2002, our Nominating and Corporate Governance Committee adopted a written policy regarding transactions with related persons. The Nominating and Corporate Governance Committee amended this policy, which we refer to as our Conflict of Interest Process for Directors, Executive Officers and other Employees, in December 2003.
Under the policy, conflict of interest issues for the CEO or any director shall be submitted to and reviewed by the Chair of the Nominating and Corporate Governance Committee. If the Chair of the Nominating and Corporate Governance Committee determines that an actual conflict of interest issue exists, then the entire Nominating and Corporate Governance Committee reviews the potential conflict of interest. If our Nominating and Corporate Governance Committee determines that an actual conflict exists, the Nominating and Corporate Governance Committee decides whether to waive the conflict or require the CEO or director to remove the conflict. Any conflicts that are waived by our Nominating and Corporate Governance Committee are promptly disclosed to our shareholders.
Any potential conflict that arises for any executive officer (other than our CEO and the Vice President and Chief Legal Officer) is reviewed by our Vice President and Chief Legal Officer. Any potential conflict that arises for our Vice President and Chief Legal Officer is reviewed by our CEO. When reviewing a potential conflict of interest, if the Vice President and Chief Legal Officer or CEO determines that a conflict of interest issue exists, the Chair of the Human Resources Committee reviews the issue. If the Chair of the Human Resources Committee agrees that a conflict of interest issue exists, then the entire Human Resources Committee reviews the issue. If the Human Resources Committee also agrees that a conflict exists, the Human Resources Committee decides whether to waive the conflict or require the officer to remove the conflict. Any conflicts that are waived by our Human Resources Committee are promptly disclosed to our shareholders.
Any conflict of interest issue involving any other employee is reviewed by an attorney in our Legal Department. If the attorney believes that an actual conflict of interest issue exists, then the attorney submits the conflict of interest issue to our Vice President and Chief Legal Officer. If our Vice President and Chief Legal Officer determines that an actual conflict exists, then he or she decides what steps should be taken to resolve the conflict.
CERTAIN TRANSACTIONS

During 2019, there were no transactions with directors that would require disclosure under SEC rules. In determining whether directors are independent, the Board considered Mr. Linebarger’s role at Cummins Inc. (“Cummins”) and Ms. Sylvester's role at ABB Group. Cummins and ABB Group are suppliers to the company. Mr. Linebarger, a director, is the Chairman and Chief Executive Officer of Cummins. Ms. Sylvester, a director, is the U.S. Managing Director and Head of Electrification of ABB Group. During 2019, we continued a modest commercial relationship with each of Cummins and ABB Group. Both commercial relationships existed before Mr. Linebarger and Ms. Sylvester joined the Board and, in Ms. Sylvester’s case, before she joined ABB Group. Transactions with each of Cummins and ABB Group were negotiated on an arm’s-length basis, were below $300,000 in the aggregate in each case and were below the applicable threshold under New York Stock Exchange rules.

Accordingly, these relationships do not prevent Mr. Linebarger or Ms. Sylvester from qualifying as an independent director, and the Board considers Mr. Linebarger and Ms. Sylvester to be independent directors. Mr. Linebarger, as the current Chair of the Nominating and Corporate Governance Committee, considered the ABB Group relationship under our Conflict of Interest Process, and he determined that no actual conflict of interest issue exists as a result of the relationship. Because Mr. Linebarger is the current Chair of the Nominating and Corporate Governance Committee, the entire Nominating and Corporate Governance Committee (excluding Mr. Linebarger) considered the Cummins relationship under our Conflict of Interest Process, and it determined that no actual conflict of interest issue exists as a result of the relationship.

31	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS
In this section:
In this report, we use the following abbreviations:

ABBREVIATION	STANDS FOR	DESCRIPTION
HDI	Harley-Davidson, Inc.	Corporate entity for the overall company, under which HDMC and HDFS operate
HDMC	Harley-Davidson Motor Company	Group that is accountable for the design, manufacturing, marketing and sales of our motorcycles and related products
HDFS	Harley-Davidson Financial Services	Group that provides motorcycle and related products financing and insurance products and services for our dealers and their retail customers

Letter from the Human Resources Committee

The Board and the Human Resources Committee at Harley-Davidson, Inc. are committed to providing shareholders with a thorough and easy to understand description of our executive compensation program along with insight into how we govern compensation.
Building the next generation of Harley-Davidson riders globally is our strategy and the true north of the More Roads to Harley-Davidson plan, or our More Roads plan, which we announced in 2018. More Roads supports our 2017-2027 strategic objectives which are to:

•	Expand total Harley-Davidson riders to 4 million in the U.S.

•	Grow international business to 50% of annual Harley-Davidson Motor Company (HDMC) revenue

•	Launch 100 new high-impact Harley-Davidson® motorcycles

•	Deliver superior return on invested capital for HDMC (top 25% S&P 500)

•	Grow our business without growing our environmental impact

This journey to accomplish our objectives requires transformation across the business during a time when the company continues to face market pressures and significant headwinds. We designed More Roads to drive stability in the business and deliver sustainable growth for all of our stakeholders over the mid- to long-term. We are advancing our plan and total company transformation as we expected and we remain committed to achieving our expectations of growth in 2021 and beyond. Advancing our plan requires strong and focused leadership driving the results that are required to improve and evolve with the changing needs of our customers. We are committed to strong executive compensation practices that balance the need to attract, retain and incentivize leadership as we drive our strategy forward amid challenging business conditions.

To do this we aim to:

•	set target pay to market,

•	set realistic but challenging goals that drive our strategic intent, stretch the team and incentivize resilience and creativity,

•	pay when the team achieves established targets and withhold pay when the team falls short, and

•	freeze executive pay targets to create shared accountability with shareholders when Total Shareholder Return (TSR) is flat or declining.

The Committee considers the following when making compensation decisions:

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	32

EXECUTIVE COMPENSATION

Competitive market-based pay: We target the 50th percentile of our peer groups for all components of compensation in seeking fair and reasonable pay packages. We listened to our shareholders' feedback regarding the peer groups we used as benchmarks in 2019 and responded by removing peer companies whose revenue profile was significantly different than Harley-Davidson’s, thus creating a more level comparison to peer companies who more closely resemble Harley-Davidson. The Committee reviewed the peers again in 2019 for 2020 compensation benchmarking and made further adjustments. For example, we removed one peer from our manufacturing peer group because its annual revenue was more than 2.5 times that of Harley-Davidson.
Provide incentives to achieve More Roads and retain the talent to do so: We set goals in line with the achievement of our More Roads plan by, for example, adding a strategic milestone measure to the long-term incentive plan relating to new product launches for 2019-2021. We set stretch goals with a constancy of purpose to drive employees to stretch and accelerate toward growth. We tied achievement to our plan in asking the team to do work we have never done before with new products and new markets. We believe our mix of restricted stock units (RSUs) and performance shares (PSUs) is balanced to incentivize the team to deliver. Because turnover is common during times of significant change and transformation, we believe providing 40% of our target value for long-term incentives in the form of RSUs helps us incentivize and retain top talent.
Align incentives with interests of shareholders: A sizeable portion of targeted Named Executive Officer (NEO) long-term incentive compensation is in stock. In 2019, CEO long-term incentive compensation was 67% of total target compensation and the average for the other NEOs was 55%. The pay that our NEOs have realized has been materially below target for the past five years. For the three-year performance period that ended in 2019, performance shares paid out significantly below target at 27.2%. Performance shares also paid out below target for the period that ended in 2018. We require our senior leaders to maintain stock holdings from 2 to 6 times their base salary depending on level. The Committee believes RSUs have a performance element; if the stock price at vesting is lower than the price at the time of grant, the pay that executives realize is below target. Likewise, when performance results in an increased stock price there is a corresponding benefit. This aligns executives' interests with shareholders' interests.
Pay for Performance: The Committee is focused on pay for performance and when the company does not achieve plan, we pay less than target.
Once again, we engaged in shareholder outreach during 2019, reaching out to the top 60% of our shareholders, with nearly two-thirds accepting our invitation to engage during the year. This represented approximately 35% of our outstanding shares. Through this shareholder outreach effort, we learned more about our shareholders' perspectives. Our shareholders generally voiced support for our management team and compensation program. The outreach enabled us to better understand shareholders’ reasons for voting either for or against our say-on-pay resolution in 2019. We believe our outreach efforts supported an improvement in favorable say-on-pay vote results from 63% in favor in 2018 to over 72% in favor in 2019.
We would like to highlight some of the key areas that the Committee focused on during 2019, which we explain further in the remainder of the Compensation Discussion & Analysis that follows.
Beginning in 2018 and through 2019, the Committee approved several changes to the Harley-Davidson compensation program to ensure continued alignment with our evolving strategy, embrace the highest levels of good governance by reviewing our compensation programs against market best practices and incorporate feedback from our shareholders. These changes represent an evolution of our program to support our strategy and purpose, underpinned by our pay-for-performance philosophy. We summarize them in the following chart.

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EXECUTIVE COMPENSATION

AREA OF CHANGE	HIGHLIGHTS	RATIONALE
Peer Group and Market Compensation Data Approach	2019: Revised peer groups and use of median market data 2020: Reviewed and further adjusted peer groups
2019 and 2020
•    Focused the number of peer companies and removed peers whose revenue was significantly different than Harley-Davidson
•    Provided more clarity around how we use the peer groups (manufacturing and branded)
•    Increased simplicity and transparency
•    Considered both regressed (i.e., adjusted to reflect our size) and non-regressed (i.e., raw, unadjusted) market data for benchmarking compensation levels

Short-Term Incentive Design
2019: Introduced a new retail sales volume growth measure to increase focus on near-term unit sales growth during a period of ongoing U.S. industry decline

2020: Shifted 2020 plan focus on driving Net Income (weighted 70%), HDMC Asset Productivity (weighted 15%) and HDFS Return on Assets (weighted 15%)

2019
•    Introduced leading indicators of performance that are critical to successfully execute our More Roads plan with near-term focus and long-term sustainability
•    Increased simplicity and transparency
2020
•    Increased focus for employees on Net Income which is a significant driver of shareholder value
•    Removed retail sales volume growth measure and increased the weighting of the Net Income measure to 70%

Long-Term Incentive Design
2019: Introduced a strategic milestone measure tied to successful new product launches; ensured pay-for-performance alignment with a cumulative net income performance hurdle requirement

2020: Maintaining a strategic milestone measure tied to U.S. Net New Rider Growth with a cumulative net income performance hurdle.

2019
•    Recognized the criticality of driving ridership through new product innovation
•    Maintained emphasis on financial performance (75%), with strategic milestones governing 25% of performance share awards
•    Drove focus on product innovation and launches, to build new ridership inside and outside of our traditional customer demographics, as well as to extend our relationship with our current customers
2020
•    Building riders is a leading indicator of future revenue growth
•    Aligned with the long-term strategy to expand total Harley-Davidson riders to 4 million in the U.S. by 2027

For 2019, the Committee maintained the mix of performance shares (60%) and restricted stock units (40%). We believe that the mix of performance shares and restricted stock units provides the appropriate balance of performance and retention.
The Committee believes we have been responsive to shareholder concerns while staying grounded in our More Roads plan and our purpose as an organization. This has enabled us to incentivize, retain and reward our executives as we navigate the next chapter in our journey.
Pay and performance in respect of 2019
Overall company performance in 2019 was below target for our short-term incentive plan. The payout tied to HDI consolidated net income payout was below target largely driven by lower volumes, less rich mix of products and unfavorable currency exchange. HDMC asset productivity was favorable to plan, which we achieved by actively managing our balance sheet despite declining revenue. Significantly lower capital spending and lower accounts receivable balances were large drivers of the favorable performance. HDFS return on assets slightly underperformed despite strong revenue due to an increased risk of credit losses. Retail sales volume growth underperformed against prior year resulting in no payout associated with this measure. This overall performance translated to below target outcome under the short-term incentive plan with a payout equal to 79.8% of target.
Payouts under the long-term incentive plan for the three-year performance share cycle that ended in 2019 were below target at 27.2%. This reflected below target performance on one of the two measures and below threshold performance with respect to the second.
In addition to our normal incentive plans, the Committee approved a one-time award of 20,000 restricted stock units for Michelle Kumbier, the Chief Operating Officer of HDMC. The Committee approved the award in February 2019 with a grant date fair value of $733,000, in recognition of her continued strong performance and to provide a greater retention incentive for Ms. Kumbier, given the importance of new products and stronger dealers to our overall business strategy. The restricted stock units will cliff vest on the third anniversary of the grant date. There is no accelerated vesting for retirement so Ms. Kumbier must be an active employee on the third anniversary to receive the award. The Committee made no other awards outside of our annual grants in 2019 to our NEOs other than in connection with a new hire as we discuss more fully below.

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	34

EXECUTIVE COMPENSATION

Approval of Performance Goals for 2020 Incentive Plans
The Committee established meaningful goals for performance-based compensation including performance measures, measure weighting, thresholds, targets and maximums for our 2020 incentive plan compensation. We set targets based on our operating plan and intend that they will drive our strategy. The Committee determined there was a reasonable likelihood that employees could achieve the goals and earn incentive compensation at the target performance level.
Looking to the future
The Committee believes that the executive compensation program changes it approved for 2019 and 2020 will ensure the continued alignment of our executives’ interests with sustainable long-term value creation for our shareholders, while retaining a team that understands our employees, dealers, and current and future riders. This focus remains grounded in our purpose and values as a company as we seek to build the next generation of riders globally, in a responsible way.
While we appreciate that our current business climate is challenging for our shareholders, this team has a vested interest that is aligned with that of shareholders in the successful execution of the More Roads plan, which the compensation program that we describe in the balance of this analysis reinforces. Beyond that, our team is committed to growing this company responsibly, with an eye to the long-term sustainability of our brand and planet.
We thank those shareholders that took the time to engage with us during the year; your constructive feedback was helpful. We welcome an ongoing dialogue as we look to the future.
On behalf of the Human Resources Committee,
Michael J. Cave
Human Resources Committee
Michael J. Cave, Chair
Sara L. Levinson
Brian R. Niccol
Maryrose T. Sylvester

35	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

EXECUTIVE COMPENSATION

COMPENSATION DESIGN
Executive Compensation Philosophy
While we have announced an accelerated plan to support our 2027 objectives, we intend the cornerstone principles of our compensation philosophy, which focus on pay-for-performance, to be evergreen in nature.
Alignment with the More Roads to Harley-Davidson Plan
Our compensation philosophy is aligned with the More Roads plan as we ensure that we reflect the right performance measures and goals in our incentive plans and that they are relevant to plan participants. Our strategy is to build the next generation of Harley-Davidson riders globally, fostering the incredible feeling of personal freedom people get from riding a Harley-Davidson motorcycle. We have designed five 2017-2027 objectives to support this strategy:
While the operating environment in our industry is facing challenges in the short-term, we are confident that our long-term strategy and the More Roads plan set us up for success. By focusing on attracting new people to the brand, riders and non-riders, by launching innovative new products that align with our purpose, by anticipating and meeting changing consumer demands, and by doing all of this in a financially responsible manner, we believe we have an opportunity to bring the thrill of riding to an expanded consumer base over the long-term.

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	36

EXECUTIVE COMPENSATION

In conjunction with the More Roads to Harley-Davidson plan, the Committee undertook a strategic review of our performance measures during 2018. As a result of this review and shareholder feedback, the Committee approved the following performance measures for our incentive plans in 2019:

PERFORMANCE MEASURE	WHY IT MATTERS
Consolidated Net Income	Significant driver of shareholder value; measures financial performance for the year
HDMC Asset Productivity	Measures how effectively and efficiently HDMC manages its investment in net assets to produce revenue
HDFS Return on Assets	Focuses specifically on how effectively and efficiently HDFS manages its finance receivables to generate operating income
Retail Sales Volume Growth	Focuses specifically on retail sales volume growth to drive top line growth and focus resources on sales growth in the near-term
HDMC Average Return on Invested Capital	Focuses on how well HDMC uses its capital to generate income and shareholder value over time
Strategic Milestones
Consistent with the More Roads plan, focuses on bringing new innovative products to market over the next three years on or ahead of schedule, which in turn we expect to enable growth in customers, riders and revenue. Subject to a net income performance hurdle requirement to ensure we meet minimum expectations of financial performance before a payout is earned

Why are no relative performance measures used?
The Committee focused on approving informed, meaningful performance goals that align with long-term shareholder value.  Harley-Davidson is the only publicly-traded company that is focused primarily on motorcycles.  In our view, measuring performance on a relative basis against other companies whose main business is not motorcycles, who may be subject to differing economic headwinds depending on their location and core markets, could result in unintended outcomes.

37	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

EXECUTIVE COMPENSATION

An Overview of our Executive Compensation Program
The Harley-Davidson executive compensation program comprises four core elements:

ELEMENT[1]	PURPOSE	KEY FEATURES FOR 2019	CHANGES FOR 2020
Compensate executives competitively for their role at Harley-Davidson
•    Fixed amount earned and paid during the year
•    Typically reviewed, but not necessarily adjusted, annually
•    Set with reference to a range around the market 50th percentile
•    Levels determined based on individual performance, experience, job scope, impact, accomplishments, general business performance and economic conditions
• Merit increases were granted for NEOs, excluding the former CEO, based on performance rating and will be effective July 1, 2020 • Former CEO base salary remained unchanged

To drive and reward the achievement of financial and strategic priorities during the year
•    Based entirely on measurable performance, the majority (85%) being direct financial measures
•    Target value determined based on the role and set with reference to a range around the market 50th percentile
•    Actual payout can range from 0-200% of target
•    2019 measures: HDI consolidated net income, HDMC asset productivity, HDFS return on assets and Retail Sales Volume Growth
•    Minimum net income performance requirement to earn any payout
•    All employees participate in this plan

•    No change to individual executive targets or maximum short-term incentive opportunities
•    Net income financial goal weighting increased and retail sales volume growth measure removed to focus on driving revenue instead of units

To drive and reward the achievement of financial priorities and shareholder value creation in accordance with our 2027 objectives
•    Granted as a combination of performance shares and time-based restricted stock units

•    Performance shares:
○    2019 measures: Cumulative HDI net income, HDMC average return on invested capital over three years and strategic milestones related to new innovative product introductions
○    Actual payout can range from 0-200% of target
○    Dividends accrued and paid in proportion to vested shares

•    Restricted stock units:
○    Performance during the prior year considered when approving grant
○    Awards vest in equal amounts one, two and three years following grant

•    The Committee approved a 3% increase for the former CEO, delivered as performance shares, no changes for the remaining NEOs to target or maximum long-term incentive opportunities
•    Introduced a strategic milestones measure tied to U.S. net new rider growth
•    Maintained the cumulative net income performance hurdle requirement on the strategic measures to ensure pay-for-performance alignment

Employee benefits	To provide market-typical benefits that enable executives to undertake their roles and ensure their well-being
•    Benefit programs offered to executives in similar form and manner as other employees
•    Retirement plans vary by individual and include participation in the 401(k) plan, a deferred compensation plan and in certain circumstances a defined benefit plan.
•    Additional modest executive perquisites are provided, including life insurance, supplemental executive retirement plan in lieu of post retirement life, financial planning, executive physical, limited use of the corporate aircraft, and limited spousal or partner travel benefits
• Eliminated the financial planning benefit permanently

1.
Percentage represents average percent of total direct compensation in 2019 for the specified element of compensation for our Named Executive Officers who remained employed at December 31, 2019. Total direct compensation is base salary, target short-term incentive and target opportunity for long-term incentives.

From time to time, the Committee deems it necessary to consider the grant of awards outside of our annual grants in special circumstances, for recruiting, special recognition or retaining employees.

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	38

EXECUTIVE COMPENSATION

Pay Mix
The majority of target compensation for our NEOs, including the CEO, is at-risk variable compensation, with a heavy use of equity-based compensation. This reflects the cornerstone principles of our compensation philosophy: pay-for-performance through the use of at-risk variable pay, use of equity compensation to align executives’ interests with those of our shareholders, and encouraging both outcomes and behaviors through the use of a mix of compensation elements. The following graphs set out the value of compensation elements for 2019 assuming performance at target.

Note: Based on 2019 target compensation; other NEOs is an average across the NEOs other than the CEO. Excludes any special awards to NEOs and excludes executives not employed at December 31, 2019.
Pay-for-Performance at Harley-Davidson
We have designed our compensation program such that compensation outcomes in years of strong performance should trend above target, while outcomes trend downward in years where performance is below expectations. There are a variety of factors that can impact this trend year-to-year, including, but not limited to, broad consumer and economic market factors, changes in global trade conditions, raw materials and labor costs.
Based on outcomes, our incentive plans are working as designed and intended. Over the last five years, the outcomes under our financial incentive plans have been in line with performance:

•	The financial component of the short-term incentive plan (STIP) paid out below target in four of the last five years; and

•	The long-term incentive plan (delivered in cash prior to 2016) has paid out below target the last five years.
As a result, our NEOs have realized pay that is lower than both their target compensation and the compensation that we have reported for them in the Summary Compensation Table.
While the Summary Compensation Table discloses the fair value of equity awards and changes in pension value in accordance with SEC requirements, the Summary Compensation Table values do not illustrate the alignment of pay with performance. Pension values are meaningfully higher in 2019 primarily due to discount rate decreases; the volatility of rates has caused significant fluctuations in the past three years. Using the three-year period 2017 through 2019, the chart below compares the CEO’s annual realized pay (what he actually “earned”) to the CEO’s target pay (the pay opportunity available for achieving target performance) excluding change in pension value, nonqualified deferred compensation earnings and all other compensation. For the purpose of this chart, we have calculated each element of compensation as follows:

39	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

EXECUTIVE COMPENSATION

ELEMENT	DEFINITION – TARGET	DEFINITION – ACTUAL
Salary	• Salary received in the year	• Salary received in the year
Short-Term Incentive	• Target bonus award under the STIP element, including the Leadership component in 2017	• Actual bonus received under the STIP element for the year
Long-Term Incentives
•    Target value at time of grant of restricted stock units that vested during the year and of long-term cash or vested performance shares earned in the year as the final year of a 3-year performance period

•    Actual value at vesting of restricted stock units that vested during the year and the value of long-term cash or vested performance shares earned in the year as the final year of a 3-year performance period

Target values for 2017 and 2018 have been revised from amounts reflected in the corresponding table in the company's 2019 proxy statement to include, for restricted stock units, only the target values for the restricted stock units that vested in that year (1/3 of each grant). This table in the 2019 proxy statement, for both 2017 and 2018, included the target value of the entire grant for prior grants of restricted stock units a portion of which vested during the year.
As the graphic shows, our former CEO’s actual (or realized) compensation has consistently trended below target opportunities over the last three years as CEO. We believe this demonstrates that our compensation program is designed appropriately and is effective at achieving our pay-for-performance objectives.
Overview of our Compensation Policies and Practices
Underpinning our compensation program, there are a number of policies and practices we have adopted to ensure we meet the high governance standards that our shareholders expect and that we expect of ourselves.

WHAT WE DO	WHAT WE DON’T DO
•    Target pay levels around the 50th percentile
•    Deliver the majority of target compensation based on performance
•    Align our performance measures and goals with our strategy
•    Use objective performance measures and goals, and clearly disclose them
•    Promote retention through vesting periods of between one and three years
•    Conduct an annual assessment of compensation risk
•    Apply payout caps under our incentive plans
•    Maintain a clawback policy
•    Operate stock ownership guidelines
•    Conduct an annual “say-on-pay” vote
•    Review tally sheets annually
•    Review executive talent and succession plans
•    Engage an independent compensation consultant
•    Use a double-trigger vesting provision on all long-term incentive awards

•    Provide tax gross-ups on any change in control benefits
•    Design plans that encourage excessive risk
•    Enter into employment contracts
•    Deliver guaranteed pay increases
•    Deliver guaranteed incentive awards
•    Excessive perquisites
•    Hedging, pledging or short sales
•    Option repricing

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	40

EXECUTIVE COMPENSATION

COMPENSATION GOVERNANCE
Compensation Oversight
The Human Resources Committee, which Michael J. Cave chairs, consists of four independent outside directors. During 2019, the Committee met six times. The Committee has overall responsibility for approving the total direct compensation of our executive leadership team, which includes the CEO and all other NEOs. In addition, the Committee reviews other aspects of compensation, such as our deferred compensation plans, retirement plans and health and welfare plans. The Committee is also involved in considering the results of an annual talent assessment and reviewing succession plans for leadership roles.
The Committee receives information and support from an independent consultant, as well as management, both of which impact the ultimate recommendations the Committee makes to the Board.

Shareholders can find additional information on the Committee on page 25 in the Board Matters & Corporate Governance section.
Use of an Independent Consultant
The Committee has the sole authority to engage the services of outside advisors, experts, and others to assist in performing its duties. Since 2010, the Committee has retained the services of Meridian Compensation Partners LLC to provide services and advice related to executive compensation. Each year, the Committee reviews and approves the scope and associated fees for Meridian’s services, and the subsequent performance. The primary areas of support Meridian provides include:

•	market data and advice related to our CEO’s compensation level and incentive design

•	market data and an associated review of our compensation levels, performance goals and incentive designs for other executives

•	annual executive compensation program design

•	long-term incentive plan design

•	change-in-control protection review

•	annual review of Board of Directors’ compensation

•	general market and regulatory updates
In accordance with SEC requirements, the Committee reviewed Meridian’s independence during the year, and confirmed that Meridian is independent and that no conflict of interest is present.

41	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

EXECUTIVE COMPENSATION

The Annual Process
The Committee approves an annual calendar each year, which sets out the items that it will address at each meeting. Across its typical five meetings, the Committee primarily reviews and approves items related to the CEO as well as broader executive officer compensation, including matters under our stock plans. Beyond that group, the Committee annually approves various incentive plans that apply more broadly across Harley-Davidson, which aligns our employees with the More Roads to Harley-Davidson plan, while also providing an opportunity for individual performance recognition. The Committee also reviews succession plans for the leadership team and reviews an annual talent assessment.

In the sections that follow, we provide additional details on some of the most important aspects of the Committee’s work in 2019.
Shareholder Engagement
Harley-Davidson takes shareholder input and feedback seriously, and our senior management and Investor Relations staff regularly interact with our shareholders. The majority of our shareholders voted in favor of say-on-pay in 2019 with an improvement in the level of support to 72.8% of the shares voting. The Committee Chair, Chief Financial Officer, Chief Human Resources Officer, Investor Relations staff and Corporate Secretary engaged with shareholders prior to our 2019 Annual Meeting and engaged with shareholders again in Fall 2019. We targeted our largest shareholders representing approximately 60% of outstanding shares. We held telephonic meetings with shareholders who accepted our invitation to engage, which represented approximately 35% of outstanding shares. We focused on executive compensation in our Spring outreach and broadened the discussions in the Fall to include environmental, social and governance issues along with executive compensation.
In general, shareholders were supportive of our executive compensation philosophy, but did have questions about some aspects of how we set incentive plan targets year-over-year and the overarching alignment of pay with performance. In our discussions,

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we provided information on how we set our three-year strategic plan which the Board reviews and approves. Shareholders also asked questions related to pay equity, board diversity and impacts on the environment, which provided us insights into shareholder perspectives. Shareholders reacted positively to the change in our peer groups for 2019 based on the feedback they provided in 2018.
Compensation Peer Group
On an annual basis, the Committee undertakes a review of the compensation peers that we use to provide insight into market competitive pay levels and practices. Defining a relevant compensation peer group is challenging because Harley-Davidson is the only publicly-traded company that is focused primarily on motorcycles. We use two comparator groups, reflecting the skills and experience we require in our leadership team:

Manufacturing Peer Group
•    the first consists of companies for whom manufacturing and engineering are key attributes – the Manufacturing Peer Group (weighted at 60%)

Branded Peer Group
•    the second consists of companies for whom the maintenance of a strong product brand is a key attribute – the Branded Peer Group (weighted at 40%)

Experience with both of these aspects of our business is critical in the talent we recruit; equally, these are skills that other companies seek in candidates, meaning that our executives can be targets for them.

How were the two groups used in 2019?
The Committee’s independent consultant prepared a report, that set out 50th percentile market data for each peer group (i.e., two separate data points), and a ‘blended’ 50th percentile, developed by taking the Manufacturing 50th percentile and weighting it at 60% and the Brand 50th percentile and weighting it at 40%.
The independent consultant presented both regressed (i.e., adjusted to reflect Harley-Davidson’s size based on observed relationships between revenue and compensation) and non-regressed (i.e., raw, unadjusted) data points on this basis. The Committee considered both data points when reviewing target compensation and decided to maintain existing pay levels and targets that are within the range of plus or minus 20% of median for both data points.

Changes to the Peer Group for 2019
As part of our 2018 review, the Committee took the opportunity to assess our principles of peer group selection. While we remained confident that we were utilizing a peer group based on the right attributes, we determined that the group had become too large with a number of peers who were disproportionately larger or more complex than Harley-Davidson. The feedback we received from our shareholders in 2019 was positive for the resulting changes.
As a result, the Committee revised the methodology and approach it took to construct the compensation benchmarking peer groups and approved new Manufacturing and Branded Peer Groups for 2019 reflecting the following decisions:

•	Maintained our two-peer group methodology to reflect both the manufacturing and the brand-name dimensions of our company;

•	Confirmed that our historical approach of using a single, blended market value continues to be appropriate;

•	Confirmed our weighting factors of 60% and 40% remained appropriate and relevant, given the core manufacturing focus of Harley-Davidson;

•
Established new upper revenue limits for potential peers reflecting our current business size (including eliminating any peers with revenue greater than 2.5 times HDI’s fiscal 2018 revenue of $5.7 billion), thus avoiding companies that are significantly larger, with a view to positioning Harley-Davidson closer to the median revenue of each peer group;

•	Determined that targeting a total number of peers in each group of around 15-20 companies was appropriate, to ensure year-over-year stability without becoming unnecessarily large;

•
Decided to consider both regressed data (i.e., compensation data adjusted to reflect Harley-Davidson’s size based on observed relationships between revenue and compensation, to normalize pay differences that may be caused by different revenue sizes of our peers), as we have done in the past, in combination with non-regressed raw data and maintained existing pay levels and targets that are within the range of plus or minus 20% of median for both data points; and

•	Assessed the resulting composition of each peer group, to ensure they reflected our executive-level talent markets that require similar skills and attributes to Harley-Davidson.

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The table below outlines the 2018 peer groups and the changes we made to arrive at the 2019 peer groups and the 2020 peer groups.

2018	2019	2020*

MANUFACTURING PEERS

2018

Stanley Black & Decker, Inc.
Tesla, Inc.
BorgWarner, Inc.
Tenneco, Inc.
Navistar International Corp.
Dover Corp.
Thor Industries, Inc.
Dana Holding Corp.
Oshkosh Corp.
Rockwell Collins, Inc.
Rockwell Automation, Inc.
Pentair Ltd.
Terex Corp.
Flowserve Corp.
Cooper-Standard Holdings, Inc.
Meritor, Inc.
Visteon Corp.
Johnson Controls, Inc.
Cummins, Inc.
Eaton Corporation plc
PACCAR, Inc.
Genuine Parts Co.
Illinois Tool Works, Inc.
Textron, Inc.

REMOVED FOR 2019

24 Peers

MEDIAN REVENUE

$8.2B

2019

Stanley Black & Decker, Inc.
BorgWarner, Inc.
Tenneco, Inc.
Navistar International Corp.
Dover Corp.
Thor Industries, Inc.
Dana Holding Corp.
Oshkosh Corp.
Rockwell Automation, Inc.
Pentair Ltd.
Terex Corp.
Flowserve Corp.
Cooper-Standard Holdings, Inc.
Meritor, Inc.
Visteon Corp.
Tesla, Inc.
Rockwell Collins, Inc.

REMOVED FOR 2020

17 Peers

MEDIAN REVENUE

$6.8B

2020*

Stanley Black & Decker, Inc.
BorgWarner, Inc.
Tenneco, Inc.
Navistar International Corp.
Dover Corp.
Thor Industries, Inc.
Dana Holding Corp.
Oshkosh Corp.
Rockwell Automation, Inc.
Pentair Ltd.
Terex Corp.
Flowserve Corp.
Cooper-Standard Holdings, Inc.
Meritor, Inc.
Visteon Corp.

15 Peers

MEDIAN REVENUE

$6.9B

BRANDED PEERS

2018

MasterCard, Inc.
Molson Coors Brewing Co.
Campbell Soup Co.
The Hershey Co.
Constellation Brands
The Clorox Co.
Avon Products, Inc.
Polaris Industries, Inc.
Fortune Brands Home & Security
Hasbro, Inc.
Mattel, Inc.
Brunswick Corp.
Tapestry, Inc.
Brown-Forman Corp.
The Scotts Miracle-Gro Co.
Edgewell Personal Care Co.
3M Co.
McDonald's Corp.
Starbucks Corp.
Kimberly-Clark Corp.
Colgate-Palmolive Co.
The Sherwin-Williams Co.
Nordstrom, Inc.

REMOVED FOR 2019

23 Peers

MEDIAN REVENUE

$7.3B

2019

MasterCard, Inc.
Molson Coors Brewing Co.
Campbell Soup Co.
The Hershey Co.
Constellation Brands
The Clorox Co.
Avon Products, Inc.
Polaris Industries, Inc.
Fortune Brands Home & Security
Hasbro, Inc.
Mattel, Inc.
Brunswick Corp.
Tapestry, Inc.
Brown-Forman Corp.
The Scotts Miracle-Gro Co.
Edgewell Personal Care Co.

16 Peers

MEDIAN REVENUE

$5.4B

2020*

MasterCard, Inc.
Molson Coors Brewing Co.
Campbell Soup Co.
The Hershey Co.
Constellation Brands
The Clorox Co.
Avon Products, Inc.
Polaris Industries, Inc.
Fortune Brands Home & Security
Hasbro, Inc.
Mattel, Inc.
Brunswick Corp.
Tapestry, Inc.
Brown-Forman Corp.
The Scotts Miracle-Gro Co.
Edgewell Personal Care Co.

16 Peers

MEDIAN REVENUE

$5.7B

HARLEY-DAVIDSON

2018

REVENUE

$5.7B

2019

REVENUE

$5.4B

*Median Revenue based on data presented by Meridian Compensation Partners in August 2019.

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Managing Compensation-Related Risks
We design our compensation program with the understanding that while some degree of risk is necessary and appropriate, our compensation program should not encourage excessive or inappropriate risk. The Committee regularly monitors and evaluates our compensation policies and practices to ensure this is the case, and that they align with good governance practices.
The Committee annually undertakes a compensation risk assessment to establish whether our compensation program is successfully achieving these objectives, while paying-for-performance. The 2019 review concluded that our compensation program, particularly our cash incentive plans and long-term incentives, appropriately balance risk, pay-for-performance and the desire to focus executives on specific financial and operational measures. The Committee believes our program does not encourage unnecessary or excessive risk-taking, nor does it create risks that are reasonably likely to have a material adverse effect on the company.
We have adopted the following policies and agreements to further the goals of the executive compensation program and underpin our program with robust governance practices. The Committee believes these are appropriate and reflect the expectations of our shareholders while providing for clear alignment between the interests of executives and those of our shareholders.
Clawback
The Committee believes it makes good business sense to reserve the right to claw back, or recoup, previously paid compensation or adjust credited compensation in certain circumstances. The clawback applies in the event that the Board or an appropriate Board Committee determines that any fraud or intentional misconduct by an executive officer was a contributing factor to Harley-Davidson having to restate any financial statements that we have filed with the SEC due to the company’s material noncompliance with any financial reporting requirement under the securities laws. If that occurs, then the Board or the Committee may, at its discretion and to the extent permitted by governing law, require the company to seek reimbursement or forfeiture of any eligible compensation paid or credited to or earned by such executive officer.
Compensation subject to forfeiture will be any bonuses paid or credited to, or any other incentive compensation earned by, an executive officer in excess of the amounts that would have been paid or credited to, or earned by, such executive officer during the three-year period preceding the date on which the company is required to prepare the restatement based directly on the restated financial results.
Stock Ownership Guidelines
To reinforce the link between the long-term interests of our executives and all stakeholders, including our shareholders, we require directors and executives to own a minimum amount of our common stock.

TITLE	BASE SALARY GUIDELINE
CEO	6X
In assessing the level of achievement, the Committee takes into account personal holdings, unvested restricted stock and restricted stock units, unvested performance shares, vested unexercised stock options and stock appreciation rights, and shares held in 401(k) accounts.

Chief Operating Officer	4X
Senior Vice President	3X
Vice President	2X

The Committee annually reviews progress and compliance with the stock ownership guidelines, with a failure to meet or show sustained progress towards achievement resulting in the potential reduction in or restriction of future stock awards.

As of December 31, 2019, all our NEOs exceeded their target ownership levels, except Mr. Mansfield. Mr. Mansfield has four years remaining to achieve his guideline and is making progress.
Option repricing
Under our stock plan, the repricing or exchange of underwater stock options is prohibited.
Maximum caps and ability to reduce awards
Our annual cash incentive plans provide that the Committee may reduce awards that executives would otherwise earn by up to 50%, and there is a cap on all cash payouts. Under our long-term incentive plan, the maximum payout for performance shares is 200% of the initial number of shares granted, although the value of awards remains subject to upward and downward movement in our share price.
Anti-hedging and pledging policy
Given certain forms of hedging and pledging protect the individual from the full risks associated with share ownership, directors, officers and employees are prohibited from any hedging or pledging transactions with respect to company securities. Without

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limitation, the prohibition on hedging includes any financial instruments or other transactions that hedge or offset, or are designed to hedge or offset, any position relating to company securities (including compensation awards), including prepaid variable forward contracts, equity swaps, collars, puts, calls and other derivative instruments and exchange funds.
This maximizes the alignment of interests with our stakeholders and minimizes the risk of executives making decisions that are not in the sustainable long-term interests of Harley-Davidson.
2019 Compensation Decisions and Outcomes
An Overview of Performance in 2019
HDMC’s operating income was down versus 2018, primarily due to lower revenues and increased tariff costs. HDFS's operating income was also down versus 2018.
Our strategic achievements and areas of progress included the following:

•	In 2019, we continued to advance our More Roads to Harley-Davidson plan initiatives, and we remain committed to achieve our growth targets in 2021 and beyond

•	More riders joined Harley-Davidson in 2019 compared to 2018 and the total pool of Harley-Davidson riders in the U.S. grew to 3.1 million in 2019[1]

•	Our manufacturing optimization exceeded full-year expectations, realizing lower costs and greater savings than we expected in 2019

•	We led in the electrification of motorcycles with the launch of LiveWire®, our first electric motorcycle, and IRONe™ electric-powered two-wheelers for kids

•	We improved and expanded our global e-commerce sales and digital capabilities, increasing exposure and access to our products

•	The 2019 U.S. retail sales rate of decline was the lowest since 2016

•	27 international dealerships were added, providing us more opportunities to connect with the global consumer

•	HDFS continued to contribute to new rider growth with the launch of new products

•	HDFS continued to support sales of Harley-Davidson motorcycles, with a strong share of the U.S. retail finance market
1SOURCE: IHS Markit Motorcycles in Operation (MIO) data for On-Highway and Dual purpose bikes in the U.S. as of Dec 31, 2019 compared to Dec 31, 2018. Data as of December 2019.
Overall, this performance resulted in below target outcome under the short-term incentive plan with above-target scores on one of the four measures. Performance share awards related to the 2017 through 2019 performance period vested below target at 27.2% of target. This reflected below target performance on one of the two measures and below threshold performance with respect to the second.
Our Named Executive Officers in 2019
In 2019, the following individuals were our Named Executive Officers (NEOs):

NAMED EXECUTIVE OFFICER	TITLE
Matthew S. Levatich	President and Chief Executive Officer
John A. Olin	Senior Vice President and Chief Financial Officer
Michelle A. Kumbier	Senior Vice President and Chief Operating Officer, Harley-Davidson Motor Company
Lawrence G. Hund	President and Chief Operating Officer, Harley-Davidson Financial Services
Luke C. Mansfield	Vice President and Chief Strategy Officer
Paul J. Jones	Former Vice President and Chief Legal Officer
Neil Grimmer	Former President, Harley-Davidson Brand
We explain the compensation of these NEOs in 2019 in the following sections and in the Summary Compensation Table that follows. Mr. Grimmer joined the company in April 2019. In March 2019, the Committee utilized data that Meridian supplied and followed our compensation philosophy for establishing Mr. Grimmer’s compensation in his offer of employment effective April 15, 2019. Mr. Grimmer and Mr. Jones left the company during 2019. Mr. Levatich stepped down as President and Chief Executive Officer on February 28, 2020.
Base Salary

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The Committee undertakes an annual review of NEO salaries to determine whether salaries should be adjusted. In making this determination, the Committee considers a broad range of factors when setting salary including market levels in our compensation peer group around median, individual performance, experience, job scope, impact, accomplishments, general business performance and economic conditions. In light of the combined business performance and economic climate, the Committee determined that there would be no increases to NEO salaries in 2019.
In March 2019, the Committee, utilizing data that Meridian supplied and based on our philosophy for establishing base salaries, determined the appropriate level of base salary to provide Mr. Grimmer in his offer of employment effective April 15, 2019. We also agreed to provide Mr. Grimmer a sign-on bonus of $150,000 as part of his new hire offer.

NAMED EXECUTIVE OFFICER	2019 BASE SALARY	INCREASE FROM 2018
Matthew S. Levatich	1,076,250	0%
John A. Olin	671,375	0%
Michelle A. Kumbier	660,000	0%
Lawrence G. Hund	615,000	0%
Luke C. Mansfield	415,000	0%
Paul J. Jones	563,750	0%
Neil Grimmer	700,000	N/A
2019 Short-Term Incentive Plan
For 2019, the Committee approved a revised approach to our short-term incentive plan, which assesses performance under a single plan against clearly measurable financial and strategic measures.
If we did not achieve the minimum level of performance, then there would be no payout. If we achieved the minimum level of performance, then the threshold payout was 50% of the target opportunity; performance at or above the upper end of performance goals would result in a payout of 200% of the target opportunity.
In February 2019, as part of the annual target setting process, the Committee reviewed and approved the amount of compensation that we would pay to each NEO under the short-term incentive plan, expressed as a percentage of his or her base salary, if the actual company performance resulted in a payout at target for 2019. The Committee approved the following target bonus opportunities, which remained unchanged from 2018, for the NEOs with respect to 2019 performance.
In March 2019, the Committee, utilizing data that Meridian supplied and based on our philosophy for establishing incentive targets, determined the appropriate target bonus opportunity to provide Mr. Grimmer in his offer of employment effective April 15, 2019.

NAMED EXECUTIVE OFFICER	2019 TARGET BONUS OPPORTUNITY (% OF BASE SALARY)
Matthew S. Levatich	140%
John A. Olin	90%
Michelle A. Kumbier	90%
Lawrence G. Hund	90%
Luke C. Mansfield	65%
Paul J. Jones	80%
Neil Grimmer	100%

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2019 Performance Measures and Achievements
The 2019 short-term incentive plan was based on performance in four areas:

PERFORMANCE MEASURE	WEIGHT	DEFINITION
Consolidated Net Income	60%	Consolidated net income from continuing operations, excluding the impact of recent China and EU tariffs
HDMC Asset Productivity	15%
Revenue from HDMC divided by the sum of HDMC average property, plant and equipment, net and average HDMC Net Working Capital

HDMC Net Working Capital: consolidated accounts receivables plus the sum of HDMC current assets consisting of inventories and other current assets (excluding tax assets) less the sum of current liabilities consisting of accounts payable (excluding negative book cash balances) and accrued liabilities (excluding tax liabilities)

HDFS Return on Assets	15%	HDFS operating income divided by HDFS average finance receivables, net
Retail Sales Volume Growth Over Prior Year	10%	Instead of new rider growth (which remains a longer-term strategic objective), our 2019 short-term incentive plan focused on retail sales volume growth versus prior year
If Harley-Davidson did not achieve a minimum level of net income of at least $383.3 million, then there would be no payouts, regardless of performance under other financial measures. In 2019, net income of $458.4 million exceeded the threshold. Performance with respect to the other measures was as follows:

PERFORMANCE MEASURE (WEIGHT)	THRESHOLD	TARGET	MAXIMUM	ACTUAL	PAYOUT
Consolidated Net Income (Performance Hurdle)	2019 Net Income of $383.3 was required for any payout to be made under the plan			$458.4	N/A
Consolidated Net Income (60%) ($ in millions)	$383.3	$511.1	$562.2	$458.4	79.4%
HDMC Asset Productivity (15%)	3.26	4.35	4.70	4.42	121.4%
HDFS Return on Assets (15%)	2.78	3.70	4.18	3.57	93.2%
Retail Sales Volume Growth Over Prior Year (10%)	228,051	228,051	246,295	218,273	—%
Weighted Final Results					79.8%
The results for the 2019 short-term incentive plan reflected the below plan performance in three of the four measures and delivered a payout below target. The Committee believes the outcome under this plan supports our pay for performance philosophy.
This resulted in an overall payout of 79.8% of NEO target as shown in the following table.

NAMED EXECUTIVE OFFICER	2019 SHORT-TERM INCENTIVE AWARD
Matthew S. Levatich	$1,202,387
John A. Olin	$482,182
Michelle A. Kumbier	$474,012
Lawrence G. Hund	$441,693
Luke C. Mansfield	$215,261
Paul J. Jones	$328,335
Neil Grimmer	N/A
Mr. Jones received his pro-rated 2019 short-term incentive award as a component of his severance pursuant to the executive severance plan.

2019 Long-Term Incentive Awards
Equity-based awards provide a direct alignment of interests with our shareholders, given the exposure to upward and downward movement in Harley-Davidson’s share price over the long-term. For our executive officers, we make long-term incentive awards in the form of two types of equity-based awards that enable the Committee to achieve a combination of objectives.

•	Performance shares enable the Committee to incentivize and reward performance in areas critical to our success in achieving our More Roads plan and 2027 objectives; and

•	Restricted stock units help us retain our senior executives, whose experience is critical to the successful execution of our plans and strategies.

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The Committee determined each NEO’s target value of long-term incentive opportunity, which we express as a percentage of base salary, based on the competitive market 50th percentile plus or minus 20%. Accordingly, with input from Meridian, the Committee did not make any changes to the long-term incentive opportunities for any NEO in 2019.
We converted the target value of long-term incentive opportunity for each NEO into an award of performance shares and an award of restricted stock units. For this conversion, we valued each performance share and each restricted stock unit at an amount equal to the closing price of a share of our stock on the date of grant.

NAMED EXECUTIVE OFFICER	TARGET AWARD VALUE (% OF BASE SALARY)	LONG-TERM INCENTIVE MIX
		PERFORMANCE SHARES (60% OF TOTAL TARGET VALUE)	RESTRICTED STOCK UNITS (40% OF TOTAL TARGET VALUE)
Matthew S. Levatich	485%	$3,132,036	$2,088,024
John A. Olin	260%	$1,047,604	$698,402
Michelle A. Kumbier	240%	$950,408	$633,605
Lawrence G. Hund	235%	$867,615	$578,410
Luke C. Mansfield	125%	$311,415	$207,622
Paul J. Jones	185%	$625,835	$417,224

Note: Restricted Stock Units Value for Ms. Kumbier excludes her retention award.
The Committee decided to maintain a mix of performance shares (60%) and restricted stock units (40%). The Committee believes that the mix of performance shares and restricted stock units provides the appropriate balance of retention and performance. We believe the mix is balanced to incentivize the team to deliver. Since turnover is common during times of significant change and transformation, we believe providing 40% of our target value for long-term incentives in the form of RSUs helps us incentivize and retain top talent.
Because Mr. Grimmer was not yet an employee at the time of the annual grants, he did not participate in the regular long-term incentive awards grants. The Committee approved a new hire award for Mr. Grimmer on May 9, 2019, utilizing data that Meridian supplied and based on our compensation philosophy. The grant date fair value of the award was $1,750,000. Upon Mr. Grimmer's departure from Harley-Davidson, he forfeited the full value of the award.
2019 Performance Share Awards
Performance shares allow the executive to earn a specified number of shares of our common stock at the end of the three-year performance period (2019 through 2021) that will range between 0% and 200% of the initial shares awarded. As a result, the number of performance shares an NEO earns is based on company performance, and the value that the NEO realizes is tied to the stock price when the shares vest at the end of the performance period. To the extent awards vest, the participant will also receive the accumulated dividends that have accrued over the performance period, in direct proportion to the number of performance shares that actually vest.
We introduced a strategic milestone measure tied to the successful new product launches linking the measures to our More Roads plan. We also adopted a cumulative net income performance hurdle requirement on the strategic milestone measure to ensure pay-for-performance.

PERFORMANCE MEASURE	WEIGHTING	DEFINITION
Cumulative Net Income	35%	Cumulative consolidated net income from continuing operations over the performance period, excluding the impact of recent China and EU tariffs
HDMC Average Return on Invested Capital	40%
The sum of the quotient obtained by dividing (i) HDMC Net Operating Income After Tax by (ii) Motor Company Invested Capital for each year in the performance period divided by the number of years in the performance period.
(i)    HDMC Net Operating Income After Tax: the amount of HDMC operating income reduced for taxes, excluding the impact of recent China and EU tariffs, for the relevant year in the performance period.
(ii)    HDMC Invested Capital: the average amount of HDMC debt plus the average amount of HDMC shareholder’s equity, excluding accumulated other comprehensive income or loss for pension and postretirement benefit plans net of certain tax classification effects and the impact of recent China and EU tariffs, for the relevant year in the performance period.

Strategic Milestones	25%	Achieve launch targets on five new product families in the performance period, each weighted at 5%

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Why we use Net Income in both the short-term and long-term incentive plan
We use net income as a measure in both the short-term incentive plan and the long-term incentive plan because we believe it is a driver of shareholder value. The Committee establishes meaningful goals for performance-based compensation including performance measures, measure weighting and thresholds, targets and maximums for incentive plan compensation. We set targets based on our operating plan and intend that they will drive our strategy.
2019 Restricted Share Awards
Restricted stock unit awards allow the executive to earn a specified number of shares of our common stock at the end of a restricted period. Awards vest in three equal installments on the first, second and third anniversaries of the grant date subject to continued employment. During the vesting period, the recipient is eligible to receive dividend equivalents on a real-time basis in the same amount as dividends that are declared and paid quarterly on each share of our stock. The Committee believes that restricted stock unit awards complement our use of performance shares by providing an effective and valuable tool to attract and retain executives.
Under the vesting rules, a recipient who has reached the age of 55, is eligible for retirement and retires from the company will have all awards that were granted 12 or more months prior to the date of retirement vested upon retirement.
In determining the number of restricted stock units to be granted, the Committee takes into account individual performance ratings for the prior year. We grant restricted stock units to an executive in a year only if he or she met or exceeded objective and subjective performance standards that applied to him or her in the preceding year.
Other 2019 Equity Awards
From time to time, the Committee deems it necessary to consider the grant of awards outside of our annual grants in special circumstances, for recruiting, special recognition or retaining employees. In February 2019, the Committee granted 20,000 restricted stock units to Michelle Kumbier, the Chief Operating Officer of HDMC. The Committee approved the award with a grant date fair value of $733,000. The Committee approved it as an incentive to Ms. Kumbier, in recognition of her continued strong performance and to provide an additional retention incentive for Ms. Kumbier, given the importance of new products and stronger dealers to our overall business strategy. The restricted stock units will cliff vest on the third anniversary of the grant date with no acceleration should Ms. Kumbier choose to retire before then, so Ms. Kumbier must be an active employee on the third anniversary to receive the award. The Committee also approved an award to Mr. Grimmer at the time of his hire.
Payout of the 2017 Performance Share Awards
In 2017, the Committee approved grants of performance shares which, subject to performance during 2017, 2018 and 2019, were eligible for vesting in a range between 0% and 200% of the initial award amount.
Performance was assessed against two performance measures, tied to our areas of long-term strategic focus.

PERFORMANCE MEASURE (WEIGHT)	THRESHOLD	TARGET	MAXIMUM	ACTUAL	PAYOUT
Cumulative HDI Net Income (50%) ($ in millions)	$1,497.8	$2,139.7	$2,246.7	$1,553.8	54.4%
Average HDMC Return on Invested Capital (50%)	17.2%	24.6%	25.9%	15.9%	—%
Weighted Final Result					27.2%

In calculating actual HDI Net Income and Average HDMC ROIC, the Committee approved adjustments to actual results with respect to impacts of our manufacturing optimization plan, reorganization plan restructuring expenses, the impact of recent China and EU tariffs and the 2017 tax act.

These amounts are disclosed in the company’s Annual Report on Form 10-K either in the Notes to Consolidated Financial Statements or in Management’s Discussion and Analysis of Financial Condition and Results of Operations, except that, as part of those filings, we do not disclose the impact of the 2017 tax act.

The performance period for the awards that we granted in 2017 ended on December 31, 2019. We paid the awards in February 2020 at 27.2% of target. The chart below includes the target award value versus the actual value earned at the end of the performance period. Payouts are shown for the NEOs who received the awards in 2017 and were eligible for a payment in 2020. The grant shares value is calculated using the target number of shares times the price on the grant date. The vest shares value is calculated using the target number of shares times the earned payout percent (27.2%) times the closing price on February 5, 2020, the date the Committee approved the results.

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Other Elements of Compensation
The final elements of our executive compensation program are the benefits and limited executive perquisites that we provide. We generally offer benefits in a similar form and manner to our other salaried employees, with a goal across the company of being competitive in the markets in which we compete for talent.
Retirement and Savings Plans
There are a number of retirement and savings plans that the company offers to eligible employees. Any eligible employee participates on the same terms as the executive officers.

PLAN	OVERVIEW
Active Plans
HD Retirement Savings Plan for Salaried Employees	Qualified section 401(k) savings plans for eligible employees, which we believe are competitive with plans of other similar companies. All NEOs participate in this plan.
HDI Deferred Compensation Plan
A non-qualified Deferred Compensation Plan for salaried employees in which a group of highly compensated employees (as defined by the Internal Revenue Code) is eligible to participate, including the NEOs.
Under our non-qualified Deferred Compensation Plan, we pay participants amounts that would have been accrued or payable under the Retirement Savings Plan if statutory limits that apply to that plan as a qualified plan under the
Internal Revenue Code had not been applicable.
Under the terms of this plan, participants can defer a portion of their base salary and a portion of their annual STIP payment. If a participant in this plan makes an election to defer eligible compensation, and there are statutory limits on such participant’s ability to defer at least 6% of eligible compensation into the qualified employee Retirement
Savings Plan, then the participant will also receive company matching contributions in this plan that would have been made in the qualified plan if no statutory limit had been applicable.
We believe earnings on amounts deferred reflect the returns available in the market because investment options in the Deferred Compensation Plan that are participant-directed are similar to those that exist in our 401(k) plan. This plan is structured to comply with Section 409A of the Internal Revenue Code. Each of our NEOs is eligible to participate in the Deferred Compensation Plan.
All NEOs are eligible to participate in this plan.

Legacy Plans
HDMC Retirement Annuity Plan
A qualified non-contributory, defined benefit pension plan, which covers HDMC U.S. salaried employees who were hired prior to August 1, 2006. The plan has been closed to new participants since August 1, 2006.
Mr. Olin and Ms. Kumbier participate in this plan, and Mr. Levatich participated in this plan prior to his departure.

HDMC Restoration Plan
A non-qualified Pension Benefit Restoration Plan under which we pay participants amounts that would have been accrued under or payable from the HDMC Retirement Annuity Plan if statutory limits that apply as a plan qualified under the Internal Revenue Code had not been applicable. The plan has been closed to new participants since
August 1, 2006.
Mr. Olin and Ms. Kumbier participate in this plan, and Mr. Levatich participated in this plan prior to his departure.

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EXECUTIVE COMPENSATION

Perquisites
In addition to the benefits detailed above, the NEOs received a limited number of perquisites in 2019. We provide limited perquisites to ensure we remain market competitive.

PLAN	OVERVIEW
Life Insurance
We provide life insurance benefits to the executives that are available only in the event of their death during active employment with the company. The amount of life insurance benefits ranges from one and one-half to three times an executive’s annual base salary, depending on salary band. We also reimburse executives for taxes on income that tax law imputes to executives related to the provision of life insurance in excess of $50,000.
All NEOs participate in this plan.

Retirement Insurance Allowance Plan
Historically, we provided certain executives, including the NEOs, who retire after reaching age 55, and after attaining five or more years of service, a benefit in lieu of providing post-retirement life insurance. This consists of a payment equal to two years’ base salary at retirement. The executive is responsible for all taxes associated with this payment. The plan has been closed to new participants since December 31, 2015.
As of December 31, 2019, Messrs. Olin and Hund were eligible to receive this benefit upon their retirement. Ms. Kumbier becomes eligible for this benefit after reaching age 55. Mr. Levatich reached retirement age in January 2020 and is eligible to receive this benefit in connection with his departure. The plan was closed prior to Mr. Mansfield joining the company.

Financial Planning
Executives, including all NEOs, were eligible for a limited financial planning and tax preparation benefit. Each NEO was responsible for all taxes associated with this benefit. We suspended this benefit for 2019 and permanently eliminated it going forward.

Executive Physical and Health Savings Account
Certain executives, including all NEOs, are eligible to receive an annual executive physical. In addition, executives are eligible to participate in the company’s Healthy Behavior Rewards program under which they can earn credits to their Health Savings Account or Health Reimbursement Account, which is available to substantially all of the company’s employees.

Use of Corporate Aircraft
Certain executives, including all NEOs, are permitted limited use of our corporate aircraft. We have entered into time-share agreements with executive officers, including the NEOs, to provide terms governing the personal use of corporate aircraft and to require the executive officers to pay for each personal flight. The amount that an executive officer pays for each personal flight is equal to the greater of the aggregate incremental cost to the company for such flight and the Standard Industry Fare Level valuation used to impute income for tax purposes. In all cases, the CEO must approve all personal use, and any business use for our corporate aircraft takes priority over an NEO’s request for personal use.

Executive Spousal or Partner Travel
We provide for spousal/partner travel for certain customer and dealer-facing events that executives (including NEOs) are required to attend. We deem this long-standing practice appropriate because many of our dealers are family-owned and operated and we derive substantial value from personal relationships with our dealer partners.

Additional Information
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that we pay to certain covered employees, generally including our NEOs, to $1,000,000 in any year. Prior to the changes made to Section 162(m) by the Tax Cuts and Jobs Act, this limitation did not apply to performance-based compensation if certain conditions were met and also excluded compensation to our Chief Financial Officer. Starting with 2018, performance-based compensation is generally subject to the $1,000,000 limit, and the list of covered employees was modified to include any person who served as our CEO or CFO at any point during the fiscal year, any other person whose compensation was otherwise required to be included in our proxy statement by reason of being among the three highest compensated officers for the fiscal year, and any other person who was a covered employee for any preceding fiscal year beginning after December 31, 2016. Qualifying performance-based compensation that we pay pursuant to a binding contract in effect on November 2, 2017 and not materially modified will continue to be exempt from the deduction limit under a grandfathering rule. The Committee believes that shareholders’ interests are best served by not restricting its discretion and flexibility in structuring compensation, even though doing that may result in certain non-deductible compensation expenses. Because many different factors influence a well-rounded, comprehensive executive compensation program, some of the compensation we provide to our executive officers is likely not to be fully deductible for tax purposes due to Section 162(m).
Equity Award and Grant Practices
We make awards of equity to certain employees, including our NEOs and directors, under an established process that the Committee has approved using a shareholder-approved stock plan.
Annual equity awards to employees historically have taken place in February after the release of fourth-quarter earnings at which time the “window” for effecting transactions in our stock is generally open for those employees who may, through their job responsibilities, have access to material non-public information.
Off-cycle equity award grants may only be effective on dates during an open window period and occur after the CEO determines that an individual is deserving of an award because: (i) an eligible employee is a recent hire; (ii) an employee has excelled in his/her role; (iii) an eligible employee is promoted to a new position (which is stock eligible); (iv) an eligible employee is highly

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EXECUTIVE COMPENSATION

valued and management wants to retain the individual; or (v) an eligible employee was inadvertently omitted from the annual award list.
Tally Sheets
The Committee reviews tally sheets every year that are comprehensive and show the full range of compensation under a variety of employment scenarios. The Committee believes the annual review of tally sheets is helpful and considers them as part of its deliberations regarding executive pay every year.
Employment Contracts
We do not enter into employment contracts with executives that provide for ongoing terms of employment.
Transition Agreements and Change In Control
On December 31, 2019, we had transition agreements with Messrs. Levatich, Hund, Olin, and Mansfield and Ms. Kumbier, which become effective upon a change of control of Harley-Davidson, Inc. as defined in their transition agreements.
In the agreements with these NEOs, to the extent that payments to these executives under these agreements would be considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the payments will be reduced to a point at which they are no longer considered excess parachute payments or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to the executive.
The transition agreements do not provide for the payment of an excise tax gross-up or any benefits in the event the executive voluntarily terminates his employment for any reason after a change of control. There is no immediate vesting of equity awards upon a change of control for NEOs who are parties to transition agreements.
We believe the circumstances that entitle an individual to payments upon termination of employment following a change of control strike the appropriate balance between protecting the interests of our shareholders and our executives. The table in the “Payments Made Upon Termination—Change of Control” section provides estimates of the amounts of compensation payable to each eligible NEO, if any, upon a change of control and termination of the executive. The assumptions we used to calculate those amounts accompany the Change of Control table.
Executive Severance
All NEOs are covered under our Executive Severance Policy that provides for a cash severance of 24 months of base salary and 18 months continuation of certain employee benefits, such as life insurance, medical, dental, vision, as well as outplacement and financial planning benefits, if we terminate employment for reasons other than for cause. To receive a severance payment under this policy, the executive must agree to certain restrictive covenants and execute a general release of claims against the company. Mr. Jones left his role as Vice President, Chief Legal Officer, Chief Compliance Officer & Secretary of HDI effective November 29, 2019 and received benefits under this policy. Mr. Levatich stepped down as President and Chief Executive Officer of HDI on February 28, 2020 and received benefits under this policy.
On October 25, 2019, the company and Mr. Grimmer entered into a Separation Agreement & Release which confirmed matters relating to his departure from the company. Under the agreement, Mr. Grimmer received 12 months of base salary and received 18 months of subsidized COBRA for medical, dental and vision, and we waived repayment of relocation benefits, in consideration for his agreement to certain restrictive covenants and to execute a general release of claims against the company.

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EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION (a)	YEAR (b)	SALARY ($) (c)	BONUS ($) (1) (d)	STOCK AWARDS ($) (2) (e)	OPTION AWARDS ($) (f)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($) (3) (g)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($) (4) (h)	ALL OTHER COMPENSATION ($) (5) (i)	TOTAL ($) (j)
Matthew S. Levatich President and Chief Executive Officer	2019	$1,076,250	$—	$5,220,060	$—	$1,202,387	$3,518,000	$106,781	$11,123,478
	2018	$1,076,250	$—	$5,219,871	$—	$2,035,620	$689,000	$128,951	$9,149,692
	2017	$1,071,875	$—	$4,897,072	$—	$2,768,347	$2,276,000	$103,382	$11,116,676
John A. Olin Senior Vice President and Chief Financial Officer	2019	$671,375	$—	$1,746,006	$—	$482,182	$1,048,000	$59,459	$4,007,022
	2018	$671,375	$—	$1,746,053	$—	$816,325	$268,000	$76,213	$3,577,966
	2017	$668,646	$—	$1,605,062	$—	$1,042,616	$838,000	$44,312	$4,198,636
Michelle A. Kumbier Chief Operating Officer - HDMC	2019	$660,000	$—	$2,317,013	$—	$474,012	$1,365,000	$39,408	$4,855,433
	2018	$660,000	$—	$1,584,031	$—	$802,494	$164,000	$62,889	$3,273,414
	2017	$606,667	$—	$1,680,044	$—	$714,469	$746,000	$53,359	$3,800,539
Lawrence G. Hund President and Chief Operating Officer - HDFS	2019	$615,000	$—	$1,446,025	$—	$441,693	$—	$104,188	$2,606,906
	2018	$615,000	$—	$1,921,043	$—	$747,779	$10,000	$56,542	$3,350,364
	2017	$612,500	$—	$1,323,018	$—	$918,510	$76,000	$25,008	$2,955,036
Luke C. Mansfield Vice President and Chief Strategy Officer	2019	$415,000	$—	$519,037	$—	$215,261	$—	$116,907	$1,266,205
Paul J. Jones Former Vice President and General Counsel	2019	$516,771	$—	$1,043,059	$—	$—	$—	$1,613,385	$3,173,215
	2018	$512,076	$—	$1,043,053	$—	$609,301	$—	$109,216	$2,273,646
	2017	$561,458	$—	$931,075	$—	$711,736	$—	$92,940	$2,297,209
Neil Grimmer Former President, Harley-Davidson Brand	2019	$401,152	$150,000	$1,750,010	$—	$—	$—	$778,521	$3,079,683

(1)	Mr. Grimmer received a sign-on bonus.

(2)
We calculated the compensation related to stock (restricted stock units and performance shares) based on the grant date fair value of an award. We based the grant date fair value of restricted stock unit and performance share awards on the market price of the underlying stock as of the date of grant (which considers the value of dividend equivalents that the holder is entitled to receive). The performance share award value included in the summary compensation table is based on achieving the performance objectives at target. The maximum performance share award value for 2019 grants, based on the grant date fair value per performance share, is 200% of the target amount, which equates to the following amounts based on our stock price on the date of grant: Mr. Levatich - $6,264,071, Mr. Olin - $2,095,207, Ms. Kumbier - $1,900,816, Mr. Hund - $1,735,231, Mr. Mansfield - $622,830 and Mr. Jones - $1,251,671.

(3)
The amount in this column for 2019 includes the amounts each NEO earned under his or her STIP award for 2019 which we paid during 2020. For each year in this table, this column shows compensation for the year in which it was earned, even if we paid the amount during the following year.

(4)
The amounts in this column represent the aggregate change in the actuarial present value of each NEO's accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2018 to the plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2019. Refer to the narrative to the Pension Benefits Table for further information.

(5)	All other compensation in 2019 consisted of the following:

	LIFE INSURANCE	LIFE INSURANCE TAX GROSS UP (i)	401(K) PLAN CONTRIBUTION	DEFERRED COMPENSATION PLAN CONTRIBUTION	HEALTHCARE ACCOUNT CONTRIBUTION	RELOCATION BENEFIT	RELOCATION BENEFIT TAX GROSS UP (i)	SEVERANCE PAYMENTS AND ACCRUALS (ii)	TOTAL
Matthew S. Levatich	$23,912	$1,232	$8,400	$72,487	$750	$—	$—	$—	$106,781
John A. Olin	$13,373	$1,005	$8,400	$36,231	$450	$—	$—	$—	$59,459
Michelle A. Kumbier	$3,696	$637	$8,400	$25,925	$750	$—	$—	$—	$39,408
Lawrence G. Hund	$21,572	$1,159	$18,100	$61,707	$1,650	$—	$—	$—	$104,188
Luke C. Mansfield	$715	$103	$16,028	$—	$750	$66,678	$32,633	$—	$116,907
Paul J. Jones	$—	$432	$23,600	$69,571	$750	$—	$—	$1,519,032	$1,613,385
Neil Grimmer	$—	$—	$—	$—	$—	$—	$—	$778,521	$778,521

i.
Tax gross ups consist of a reimbursement for income taxes on income that tax law imputes to executives related to the provision of life insurance in excess of $50,000 and on taxable income associated with relocation benefits received by the executive.

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EXECUTIVE COMPENSATION

ii.	Severance payments and accruals include the following:

	SEVERANCE PAYMENTS AND ACCRUALS
	Paul J. Jones	Neil Grimmer
Lump sum severance payment	$1,127,500	$700,000
Prorated annual incentive plan payment	$328,335	$—
Health insurance continuation	$32,304	$22,464
Life insurance continuation	$893	$—
Payment for financial planning assistance	$20,000	$—
Payment in lieu of outplacement	$10,000	$—
Forgiveness of relocation benefit	$—	$44,864
Forgiveness of tax gross up on relocation benefit	$—	$11,193
	$1,519,032	$778,521

GRANTS OF PLAN BASED AWARDS FOR 2019

NAME (a)		GRANT DATE (b)	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (3) (#) (i)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTION (#) (j)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/sh) (k)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS (l)
			THRESHOLD ($) (c)	TARGET ($) (d)	MAXIMUM ($) (e)	THRESHOLD (#) (f)	TARGET (#) (g)	MAXIMUM (#) (h)
Matthew S. Levatich	STIP	02/26/19	$753,375	$1,506,750	$3,013,500
	Performance Shares	02/01/19				42,729	85,458	170,916				$3,132,036
	RSUs	02/01/19							56,972			$2,088,024
John A. Olin	STIP	02/26/19	$302,119	$604,238	$1,208,475
	Performance Shares	02/01/19				14,292	28,584	57,168				$1,047,604
	RSUs	02/01/19							19,056			$698,402
Michelle A. Kumbier	STIP	02/26/19	$297,000	$594,000	$1,188,000
	Performance Shares	02/01/19				12,966	25,932	51,864				$950,408
	RSUs	02/01/19							37,288			$1,366,605
Lawrence G. Hund	STIP	02/26/19	$276,750	$553,500	$1,107,000
	Performance Shares	02/01/19				11,837	23,673	47,346				$867,615
	RSUs	02/01/19							15,782			$578,410
Luke C. Mansfield	STIP	02/26/19	$134,875	$269,750	$539,500
	Performance Shares	02/01/19				4,249	8,497	16,994				$311,415
	RSUs	02/01/19							5,665			$207,622
Paul J. Jones	STIP	02/26/19	$225,500	$451,000	$902,000
	Performance Shares	02/01/19				8,538	17,076	34,152				$625,835
	RSUs	02/01/19							11,384			$417,224
Neil Grimmer	RSUs	05/09/19							48,679			$1,750,010

(1)
In February 2019, the Human Resources Committee formally approved the STIP relating to 2019 performance. Under this plan, each NEO had the potential to earn the estimated future payouts that we disclose above during 2019, which we paid out in February 2020. We include further details regarding this plan, including information on performance criteria, in the "2019 Short-Term Incentive Plan" section of the “Compensation Discussion and Analysis.” We also included this 2019 STIP award in our Grants of Plan Based Awards for 2018 table in last year's proxy statement; however, because the Committee did not finally approve certain aspects of the 2019 STIP award until 2019, we are also including the grant above. The Committee approved the STIP relating to 2020 in February 2020, and we will include it in the Grants of Plan Based Awards for 2020 table in the proxy statement for our 2021 annual meeting of shareholders.

(2)
The amounts shown represent the threshold, target and maximum payouts under performance shares that we granted to NEOs in 2019. The performance shares allow NEOs to earn a specified number of shares of our common stock at the end of the three-year performance period that will range between 0% and 200% of the initial award amount. The initial award amount for    each executive’s 2019 performance share award is a stated number of performance shares, which is the target amount shown in the table. The number of shares of our stock that the NEO will earn will be determined at the end of a three-year performance period. The performance measures applicable to the performance shares that we granted in 2019 are based on Cumulative Net Income (weighted at 35%), HDMC Average Return on Invested Capital (ROIC) (weighted at 40%) and Strategic Milestones related to new innovative product introductions (weighted at 25%). These measures are discussed in more detail under “2019 Long-Term Incentive Awards” in the “Compensation Discussion and Analysis.” The amount of shares the NEO earns is based on performance and the value that the NEO realizes is based on our stock price when earned shares are delivered. To the extent that these awards vest, the participant will receive the accumulated dividends that have accrued over the performance period in direct proportion to the number of performance shares that actually vest.

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EXECUTIVE COMPENSATION

(3)
Restricted stock unit awards allow NEOs to receive shares of our common stock in the future only after the awards vest, which will occur only if the individual remains an employee through the vesting date or certain other circumstances apply. The restricted stock unit awards vest in three equal annual installments beginning one year after the grant date. During the vesting period, the recipient is eligible to receive dividend equivalents on a current basis on each restricted stock unit of the same value as dividends that are declared and paid quarterly on each share of stock. Under the vesting rules of our restricted stock unit awards, a recipient who is at least 55 years old, is eligible for retirement, and retires from the company will have all awards that were granted 12 or more months prior to the date of retirement vest upon retirement.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards table
For 2019, we maintained the following executive compensation plans and programs for our NEOs:

•	Base salary;

•	Annual cash incentive compensation;

•	Long-term incentive stock awards;

•	Retirement and savings plans;

•	Non-qualified deferred compensation plan; and

•	Life insurance-related benefits, including payments in lieu of post-retirement life insurance, and other non-cash compensation.
We include further details regarding these plans and elements of our program, including information on performance criteria and vesting provisions, in the “2019 Compensation Decisions and Outcomes” section of the "Compensation Discussion and Analysis".

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EXECUTIVE COMPENSATION

Harley-Davidson CEO Pay Ratio for 2019
To comply with Item 402(u) of Regulation S-K, we are providing the following disclosure regarding the ratio of the median annual total compensation of our employees and the annual total compensation of our Chief Executive Officer for the year ended December 31, 2019. For our 2019 ratio, we used the same median employee that we identified in 2018 because there were no changes to our employee population or compensation programs that we believe could result in a significant change to our pay ratio. We identified our median employee for 2018 using the following methodology:

•	We identified each individual that we employed globally on October 15, 2018.

•
We then compared the base salary or base wages that we paid to each individual in our employee population during 2018. We annualized the base salary for any individual who commenced work with us after January 1, 2018.

•
We identified approximately 240 employees to whom we paid approximately the same base compensation during 2018. From that group of employees, we conducted a random sample to identify a sub-group of employees from which to select our median employee. We then used assumptions that we considered reasonable based on our knowledge of our employee population to select an employee from the sub-group as the median employee that we thought was most representative of our employee population.

To calculate our ratio for 2019, we calculated such median employee’s annual total compensation for 2019 in the same way that we calculated total compensation for each of our NEOs that appear in the Summary Compensation Table above. Our median employee’s total compensation was $187,157, and our CEO’s total compensation (as reported in the Summary Compensation Table) was $11,123,478, resulting in a ratio of the median employee’s compensation to our CEO’s compensation of approximately 1:59.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2019

NAME (a)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE (b)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE (1) (c)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#) (d)	OPTION EXERCISE PRICE ($) (e)	OPTION EXPIRATION DATE (f)	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#) (2) (4) (g)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (h)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#) (3) (4) (i)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($) (3) (j)
Matthew S. Levatich	75,602	—		$63.49	02/03/25	111,567	$4,149,177	92,180	$3,428,174
	32,926	—		$62.33	02/04/24
	34,567	—		$51.78	02/04/23
	32,198	—		$45.32	02/06/22
	26,247	—		$41.33	02/09/21
John A. Olin	25,453	—		$63.49	02/03/25	37,148	$1,381,534	30,833	$1,146,679
	22,726	—		$62.33	02/04/24
	22,825	—		$51.78	02/04/23
	20,194	—		$45.32	02/06/22
	13,059	—		$41.33	02/09/21
Michelle A. Kumbier	10,484	—		$63.49	02/03/25	62,363	$2,319,280	27,973	$1,040,316
	9,823	—		$62.33	02/04/24
	10,980	—		$51.78	02/04/23
Lawrence G. Hund	20,950	—		$63.49	02/03/25	40,733	$1,514,860	25,537	$949,721
	19,509	—		$62.33	02/04/24
Luke C. Mansfield	—	—				15,327	$570,011	4,249	$158,020
Paul J. Jones	13,860	—		$63.49	02/27/20	—	$—	—	$—
	12,989	—		$62.33	02/27/20
	11,536	—		$51.78	02/27/20
	11,039	—		$45.32	02/27/20
Neil Grimmer	—	—				—	$—	—	$—

(1)
We granted all options ten years prior to the expiration date. Each grant vested ratably over a three-year period beginning with the first 33% vesting one year after the date of grant, the second 33% vesting two years after the date of grant and the third 33% vesting three years after the date.

57	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

EXECUTIVE COMPENSATION

(2)
The amounts in this column consist of unvested restricted stock units (RSUs) and earned but unvested performance shares. Earned but unvested performance shares relate to the 2017 performance share grant which were earned at 27.2% of target for the 2017 to 2019 performance period. The earned performance shares did not vest until certification of the achievement of the applicable performance measures in February 2020. The value of the awards in this column is based on the closing price of Harley-Davidson’s common stock on December 31, 2019.

(3)
The amounts in this column consist of unearned performance shares. The number of performance shares disclosed was based on actual performance achieved for each of the underlying performance measures through December 31, 2019. The portion of shares related to measures with actual performance that was less than threshold was disclosed based on threshold performance. The remaining shares related to measures with actual performance that exceeded the threshold, but was less than the target, and were disclosed based on target performance. The value of performance shares is based on the closing price of Harley-Davidson’s common stock on December 31, 2019.

(4)	RSUs and performance shares vest as follows:

	RSU VESTING DATE	NUMBER OF RSUS	PERFORMANCE SHARES VESTING DATE	NUMBER OF PERFORMANCE SHARES
Matthew S. Levatich	February 2020	43,161	February 2020	15,771
	February 2021	33,644	February 2021	49,451
	February 2022	18,991	February 2022	42,729
John A. Olin	February 2020	14,373	February 2020	5,169
	February 2021	11,254	February 2021	16,541
	February 2022	6,352	February 2022	14,292
Michelle A. Kumbier	February 2020	22,911	February 2020	3,479
	February 2021	10,210	February 2021	15,007
	February 2022	25,763	February 2022	12,966
Lawrence G. Hund	February 2020	11,891	February 2020	4,261
	February 2021	19,320	February 2021	13,700
	February 2022	5,261	February 2022	11,837
Luke C. Mansfield	February 2020	1,888
	November 2020	4,831
	February 2021	1,888
	November 2021	4,831
	February 2022	1,889	February 2022	4,249
OPTION EXERCISES AND STOCK VESTED IN 2019

NAME (a)	NUMBER OF SHARES ACQUIRED ON EXERCISE (#) (b)	VALUE REALIZED ON EXERCISE ($) (c)	NUMBER OF SHARES ACQUIRED ON VESTING (#) (d)	VALUE REALIZED ON VESTING ($) (e)
Matthew S. Levatich	—	$—	90,467	$3,315,616
John A. Olin	74,465	$861,626	29,995	$1,099,317
Michelle A. Kumbier	—	$—	20,030	$734,100
Lawrence G. Hund	13,073	$169,230	24,732	$906,428
Luke C. Mansfield	—	$—	—	$—
Paul J. Jones	—	$—	17,479	$640,605
Neil Grimmer	—	$—	—	$—

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PENSION BENEFITS

NAME (a)	PLAN NAME (b)	NUMBER OF YEARS CREDITED SERVICE (#) (c)	PRESENT VALUE OF ACCUMULATED BENEFIT ($) (d)	PAYMENTS DURING LAST FISCAL YEAR ($) (e)
Matthew S. Levatich	Harley-Davidson Retirement Annuity Plan	25.4	$1,242,000	$—
	Restoration Plan	25.4	$12,400,000	$—
John A. Olin	Harley-Davidson Retirement Annuity Plan	16.7	$936,000	$—
	Restoration Plan	16.7	$4,362,000	$—
	Cash in lieu of life insurance		$1,224,000	$—
Michelle A. Kumbier	Harley-Davidson Retirement Annuity Plan	22.2	$1,019,000	$—
	Restoration Plan	22.2	$3,656,000	$—
Lawrence G. Hund	Cash in lieu of life insurance		$1,230,000	$—
Luke C. Mansfield	Not applicable		$—	$—
Paul J. Jones	Not applicable		$—	$—
Neil Grimmer	Not applicable		$—	$—
Narrative to Pension Benefits table
We maintain the Harley-Davidson Retirement Annuity Plan which is a noncontributory defined benefit pension plan. Under this plan, our salaried employees (excluding employees of HDFS and certain other subsidiaries, such as Mr. Hund), including Mr. Olin and Ms. Kumbier, are generally eligible to retire with unreduced benefits at age 62 or later. Mr. Levatich participated in this plan at the time of his departure. The plan was closed to new participants in 2006. Messrs. Mansfield, Jones and Grimmer were not eligible to participate in the Harley-Davidson Retirement Annuity Plan.
Benefits are based upon monthly “final average earnings” as defined in the Harley-Davidson Retirement Annuity Plan. The monthly benefit is 1.2% of the final average earnings plus 0.4% of the final average earnings in excess of Social Security covered compensation multiplied by years of service.
For each eligible named executive officer, final average monthly earnings equal one-twelfth of the highest average annual total compensation (consisting of base salary, annual bonus and annual non-equity incentive compensation as shown in the Summary Compensation Table) paid over five highest consecutive total compensation years within the last ten years of service prior to the participant’s retirement or other date of termination. Compensation under any long-term incentive plan that we maintain, including equity or cash plans, is not eligible compensation for purposes of the pension or pension benefit restoration plans.
Vesting under the Harley-Davidson Retirement Annuity Plan occurs upon the earlier of five years of service or age 65. An employee who retires after age 55 and before age 62 with a minimum of five years of service will receive an actuarially reduced benefit under the Harley-Davidson Retirement Annuity Plan. The surviving spouse of an employee who is eligible for early retirement or which is vested at death is also entitled to certain benefits under the Harley-Davidson Retirement Annuity Plan.
We adopted the Pension Benefit Restoration Plan, pursuant to which we will pay participants amounts that exceed certain limitations the Internal Revenue Code imposes on benefits payable under the Harley-Davidson Retirement Annuity Plan as a plan qualified under the Internal Revenue Code and to counteract the adverse effect that participation in the Harley-Davidson deferred compensation plan may have on benefits payable under the Harley-Davidson Retirement Annuity Plan. Approximately 100 employees participate in the Restoration Plan. Executives in the plan as of December 31, 2008, made an irrevocable election to receive their benefit from the Restoration Plan as either a single lump sum payment or a monthly payment.
We computed the present value of each eligible NEO’s accumulated benefit in the Harley-Davidson Retirement Annuity Plan and Pension Benefit Restoration Plan using the same assumptions and measurement date that we used for financial reporting purposes for our 2019 financial statements. For each active NEO that was eligible to receive benefits as of the end of the year, we assumed a retirement age of 62, which is the earliest age at which an NEO may retire under the relevant plans without any reduction to benefits.
Certain executives are entitled to receive a lump sum payment equal to two years’ salary upon retirement at or after age 55 and five years of service with no provision for taxes. We adopted this defined benefit in lieu of providing post-retirement life insurance. Messrs. Hund and Olin were the only NEOs who were eligible to receive this benefit as of December 31, 2019. Mr. Levatich and Ms. Kumbier were not entitled to this benefit as of December 31, 2019, because they would not have satisfied the eligibility requirements as of that date. Mr. Jones was not entitled to this benefit as of December 31, 2019, because he did not satisfy the eligibility requirements prior to his termination date in 2019. Mr. Mansfield and Mr. Grimmer were not eligible because they were hired after this plan was closed to new participants on December 31, 2015.

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NON-QUALIFIED DEFERRED COMPENSATION

NAME (a)	EXECUTIVE CONTRIBUTION IN LAST FY ($) (1) (b)	REGISTRANT CONTRIBUTIONS IN LAST FY ($) (2) (c)	AGGREGATE EARNINGS IN LAST FY ($) (3) (d)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($) (e)	AGGREGATE BALANCE AT LAST FYE ($) (4) (f)
Matthew S. Levatich	$139,913	$72,487	$250,920	$—	$1,628,344
John A. Olin	$150,000	$36,231	$722,216	$—	$3,775,358
Michelle A. Kumbier	$42,000	$25,925	$76,288	$53,618	$364,289
Lawrence G. Hund	$49,200	$61,707	$1,030,120	$—	$4,373,462
Luke C. Mansfield	$—	$—	$—	$—	$—
Paul J. Jones	$50,000	$69,571	$209,927	$—	$1,223,238
Neil Grimmer	$—	$—	$—	$—	$—

(1)
Executive contributions to these plans represent compensation from salary and non-equity incentive plans that NEOs earned but elected to defer. The entire executive contribution is therefore included in the NEO’s compensation reported in the Summary Compensation Table.

(2)
Employees of HDMC hired prior to August 1, 2006, including Mr. Olin and Ms. Kumbier, (and Mr. Levatich, prior to his departure), receive a company matching contribution of up to 50% of their deferred compensation plan contributions (including contributions to the company’s 401(k) plans and its non-qualified deferred compensation plans) on the first 6% of cash compensation (salary and non-equity incentive plan pay) that was deferred. Employees of HDMC hired after August 1, 2006, including Mr. Jones, receive a matching contribution of up to 75% of their deferred compensation plan contributions (including contributions to the company’s 401(k) plans and its non-qualified deferred compensation plans) on the first 6% of cash compensation (salary and short-term incentive plan pay) that was deferred. In addition, employees with a date of hire or rehire on or after August 1, 2006, and who are not covered under the Harley-Davidson Retirement Annuity Plan after August 1, 2006, may receive an additional employer contribution of 4% of their eligible pay. The total amount of employer contributions for each eligible NEO that is included in the non-qualified deferred compensation plan is equal to the total contribution less the amount contributed to each NEO’s 401(k) account. All amounts shown as registrant contributions are included in the NEO’s compensation reported in the Summary Compensation Table. Employees of Harley-Davidson Financial Services, including Mr. Hund, do not receive a matching contribution on deferred compensation plan contributions.

(3)
Executives have the option of allocating their deferred compensation balances across several different independent third-party investment vehicles. No amounts of aggregate earnings for the last fiscal year or for prior years have been included in the Summary Compensation Table.

(4)
Amounts included in the aggregate balance that have been reported in the Summary Compensation Table for previous years for each NEO were as follows: Mr. Levatich - $1,170,854, Mr. Olin - $1,508,489, Ms. Kumbier - $213,178, Mr. Hund - $2,113,955, Mr. Mansfield - $-0-, Mr. Jones - $712,518 and Mr. Grimmer - $-0-.

We include a description of the HDI Deferred Compensation Plan in the “Compensation Discussion and Analysis” section.
PAYMENTS MADE UPON TERMINATION
Regardless of the manner in which an NEO’s employment terminates, he or she may be entitled to receive amounts earned during his or her term of employment. Such amounts may include:

•	non-equity incentive compensation earned during the fiscal year;

•	amounts contributed under our Deferred Compensation Plan;

•	unused vacation pay; and

•	amounts accrued and vested through our 401(k) savings plan and pension and similar plans.
Change In Control
We have transition agreements with Messrs. Olin, Hund, and Mansfield and Ms. Kumbier, and we had a transition agreement with Mr. Levatich prior to his departure. Each agreement provides that, if we terminate the individual’s employment for any reason (other than for cause) within two years after a change of control, then such individual will receive a cash payment and certain other benefits. In addition, among other events, voluntary termination by the executive of his or her employment for “good reason” within two years after a change of control would entitle the executive to the benefits under the agreement. We describe the transition agreements more fully in the section “Compensation Discussion and Analysis—Transition Agreements and Change In Control.”
Our incentive stock plans also contain provisions that apply if there is a change of control. Equity awards that we made under our 2009 and 2014 Incentive Stock Plans to an executive who was then a party to a transition agreement do not become fully vested upon a change of control (but may become vested if we terminate the individual’s employment for any reason other than cause within two years after a change of control). With respect to grants through 2018, all other restricted stock awards, performance share awards, restricted stock units and option grants that we made under our 2009 and 2014 Incentive Stock Plans and predecessor plans that are unvested become fully vested upon a change of control. Beginning in 2019, all long-term incentive awards have a double-trigger vesting provision.
Under the transition agreements, a change of control of Harley-Davidson means any one of the following:

•
the total number of directors either serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved no longer constitutes at least two-thirds of the Board; or

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•	any person becomes the owner, directly or indirectly, of 20% or more of our outstanding common stock or voting power; or

•
the consummation of a merger or consolidation with another company, a sale of most of our assets, or a liquidation or dissolution, unless, in the case of a merger or consolidation, the total number of directors serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved will constitute at least two-thirds of the board of the surviving company after the transaction; or

•
at least two-thirds of the total number of directors either serving on the date of the agreement or approved by those serving as of the date of the agreement or successors they have approved determines immediately before a proposed action is taken that the action will constitute a change of control event (and the action is subsequently taken).

The table below presents estimates of the amounts of compensation payable to each NEO that we employed at December 31, 2019 upon a change of control and termination of the executive in a manner that entitles the executive to cash severance. The amounts shown assume that such change of control and termination were both effective as of December 31, 2019. The actual amounts to be paid can only be determined at the time of a change of control or the executive’s termination. These amounts are in addition to amounts that an NEO would be entitled to receive under our pension plans as well as vested amounts of deferred compensation that are fully disclosed for each NEO that we employed at December 31, 2019 in the “Pension Benefits” and “Non-Qualified Deferred Compensation” tables, respectively.

BENEFIT	MATTHEW S. LEVATICH	JOHN A. OLIN	MICHELLE A. KUMBIER	LAWRENCE G. HUND	LUKE C. MANSFIELD
UNEARNED COMPENSATION (payment contingent on termination)
Cash Severance (a)	$9,335,610	$4,463,100	$2,508,000	$4,088,337	$1,369,500
Interrupted Bonus (b)	$2,035,620	$816,325	$802,494	$747,779	$269,750
Retirement Benefits: (c)
Pension Plans (d)	$4,421,000	$2,032,000	$—	$—	$—
Savings Plans/Deferred	$—	$—	$—	$—	$—
Compensation Plan (e)	$—	$—	$—	$10,675	$17,663
Retiree medical	$—	$—	$—	$—	$—
Subtotal for Retirement Benefits	$4,421,000	$2,032,000	$—	$10,675	$17,663
Other Benefits: (c)
Health & Welfare	$81,246	$65,958	$40,712	$92,218	$33,313
Outplacement	$30,000	$30,000	$20,000	$30,000	$20,000
Financial Planning	$—	$—	$20,000	$—	$20,000
Tax Gross-Ups	$—	$—	$—	$—	$—
Subtotal for Other Benefits Equity: (f)(g)	$111,246	$95,958	$80,712	$122,218	$73,313
Long-term performance shares	$5,954,979	$1,991,864	$1,807,071	$1,649,653	$328,749
Restricted Stock	$3,562,653	$1,189,299	$973,671	$1,356,394	$210,681
Subtotal	$9,517,632	$3,181,163	$2,780,742	$3,006,047	$539,430
Total	$25,421,108	$10,588,546	$6,171,948	$7,975,056	$2,269,656
EARNED COMPENSATION (payment not contingent on termination)
Long-term Incentives (g)(h)
Long-term Performance Shares	$—	$—	$—	$—	$—
Restricted Stock	$—	$—	$1,216,225	$—	$359,330
Unexercisable Options	$—	$—	$—	$—	$—
Total	$—	$—	$1,216,225	$—	$359,330
GRAND TOTAL	$25,421,108	$10,588,546	$7,388,173	$7,975,056	$2,628,986

(a)
For Messrs. Levatich, Olin and Hund, the cash severance reflects the product of three times the sum of the NEO’s highest annual base pay in the preceding five years plus the higher of the NEO’s bonus opportunity (at target) for the year in which the change of control event occurs or the highest annual bonus in the preceding five years. For Ms. Kumbier and Mr. Mansfield, the cash severance reflects the product of two times the sum of the NEO’s highest annual base pay in the preceding five years plus two times the current target bonus. Under the transition agreements, to the extent that payments to executives would be considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the payments will be reduced to a point at which they are no longer considered excess parachute payments or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to the executive. In these agreements, there are no provisions for an excise tax gross-up. Amounts in the table assume that the executives received the full payments that the transition agreements contemplate without reduction.

(b)
For each NEO, the interrupted bonus reflects the higher of the NEO’s target STIP opportunity for 2019 or the actual bonus earned in 2019 on the assumption that the actual bonus for 2019 would not have been determined had the change of control occurred December 31, 2019. Without the benefit of a transition agreement, there is no entitlement to any amount under the STIP upon a change of control.

(c)
Pursuant to our transition agreements with Messrs. Levatich (prior to his departure), Olin and Hund, upon a termination following a change of control in a manner that entitles the executive to cash severance, an NEO is entitled to receive three years of pension service credit for those who participate in the pension plan (but not beyond age 65) based on assumed compensation. Ms. Kumbier and Mr. Mansfield are not eligible for additional retirement benefits upon a change of control event. Messrs. Levatich (prior to his departure), Olin and Hund are entitled to three years of continued coverage in our health and welfare benefit programs and up to three years of outplacement services. Ms. Kumbier and Mr. Mansfield are entitled to two years of continued coverage in our health

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and welfare benefit programs and a lump sum payment for outplacement services and financial planning assistance. We estimated the amounts in the table relating to continued coverage in our health and welfare benefit programs and outplacement services.

(d)
Pursuant to our transition agreements, upon termination following a change of control in a manner that entitles the executive to cash severance, Messrs. Levatich (prior to his departure) and Olin would be entitled to three years of pension service credit (but not beyond age 65) based on assumed compensation. We calculated the present values of qualified and nonqualified pension plan benefits for Messrs. Levatich (prior to his departure) and Olin using the same actuarial assumptions that we used for the Pension Benefits Table. Ms. Kumbier and Mr. Mansfield are not eligible for additional retirement benefits upon a change of control event.

(e)
Pursuant to the transition agreement with Mr. Hund, because he is not eligible to participate in our defined benefit pension plan, he would be entitled to certain other retirement-related benefits upon termination following a change of control in a manner that entitles him to cash severance. Mr. Hund would be entitled to the value of three years of the company contribution to the Harley-Davidson 401(k) Plan, which is the maximum of $10,000 per year.

(f)
For each NEO, amounts reflect the value of restricted stock, restricted stock units and unvested options awards that become vested upon termination following a change of control. The definition of change of control under our stock plans is essentially the same as in the transition agreements.

(g)
We calculated the value of the unvested stock options based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price that the named executive officer would be required to pay upon exercise of those stock options. We calculated the value of the unvested shares of restricted stock and unvested restricted stock units held by each NEO based upon the aggregate market value of the related shares. We used a price of $37.19 per share to determine market value in both of these calculations, which was the closing price of our common stock on December 31, 2019, as reported by the New York Stock Exchange.

(h)
For each NEO, amounts reflect the target value of performance share awards and the value of restricted stock, restricted stock units and unvested options awards that become vested upon a change of control regardless of whether the executive’s employment is actually terminated. Equity awards that we made to Messrs. Levatich, Olin and Hund under our 2009 and 2014 Incentive Stock Plans do not vest upon a change of control (but may become vested if we terminate the executive’s employment for any reason other than cause within two years after a change of control). Ms. Kumbier became a party to a transition agreement in 2018 and Mr. Mansfield became a party to a transition agreement in 2019, and equity awards that we made to them, prior the time they signed the transition agreements, under our 2009 and 2014 Incentive Stock Plans will vest upon a change of control without regard to termination of employment resulting from such change of control.

Executive Severance
Our Executive Severance Policy, which applies to a subset of the senior leaders, including the CEO and the other NEOs, provides for a cash severance benefit of between 12 and 24 months of base pay and 18 months continuation of certain employee benefits, such as life insurance, medical benefits, and limited outplacement benefits if we terminate employment for reasons other than for cause. To receive a severance payment under this policy, the executive must agree to a number of restrictive covenants and execute a general release of claims against the company.
The table below presents estimates of the amounts of compensation payable to each NEO under the Executive Severance Policy assuming a termination absent a change of control for any reason other than cause, death or disability. The amounts shown assume that such termination was effective as of December 31, 2019. The actual amounts to be paid can only be determined at the time of the executive’s termination.

EXECUTIVE BENEFITS UPON TERMINATION ABSENT A CHANGE IN CONTROL	MATTHEW S. LEVATICH	JOHN A. OLIN	MICHELLE A. KUMBIER	LAWRENCE G. HUND	LUKE C. MANSFIELD
Cash Severance	$2,152,500	$1,342,750	$1,320,000	$1,230,000	$830,000
Other Benefits
Health and Welfare	$24,867	$23,589	$24,867	$24,705	$22,878
Continuation of Life Insurance	$10,504	$6,260	$3,778	$14,269	$1,404
Financial Planning Assistance	$20,000	$20,000	$20,000	$20,000	$20,000
Payment in Lieu of Outplacement	$10,000	$10,000	$10,000	$10,000	$10,000
Total	$2,217,871	$1,402,599	$1,378,645	$1,298,974	$884,282
Vesting of Restricted Stock and Restricted Stock Units
We awarded restricted stock and restricted stock units to NEOs, and NEOs earn the related shares when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. In some circumstances, a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. This is the case for all awards if the NEO dies or becomes disabled. For certain awards, if the NEO is 55 years of age or older and elects to retire more than one year after the date of the grant of the award, all unvested shares or units under that award will automatically vest upon retirement. In addition, other awards vest fully if we terminate the NEO other than for cause. In general, “cause” means conviction of or plea of no contest to a felony, willful misconduct that is materially and demonstrably detrimental to the company, willful refusal to perform duties consistent with the NEO’s office, position or status with the company or other conduct or inaction that the Human Resources Committee determines constitutes cause. Finally, as we disclose in the table above that presents the amounts payable to each NEO upon a change of control, certain restricted stock and restricted stock unit awards also vest fully on a change of control.
The following table reflects, for each NEO that we employed at December 31, 2019, the value of restricted stock and restricted stock unit awards that become vested upon termination of the NEO’s employment for each of the reasons indicated in the table assuming that such termination occurred on December 31, 2019. The value is based upon the aggregate market value of the shares that would vest in each instance. We used a price of $37.19 per share to determine market value, which was the closing

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price of our common stock on December 31, 2019, as reported by the New York Stock Exchange. Amounts that we reflect in this table are in addition to any amounts the NEO may be entitled to receive under the Executive Severance Policy.

NAMED EXECUTIVE OFFICER	RETIREMENT	DEATH OR DISABILITY	TERMINATION BY COMPANY (1)
Matthew S. Levatich	$—	$2,401,441	$—
John A. Olin	$480,606	$800,955	$—
Michelle A. Kumbier	$—	$1,310,846	$—
Lawrence G. Hund	$769,461	$900,484	$—
Luke C. Mansfield	$—	$280,209	$—

(1)
While terms for certain awards provide that the individual will forfeit any shares that are not vested if we terminate the individual, upon such a termination the individual could elect to treat the termination as a qualified retirement if he or she were eligible. There is no pro-rata vesting based on performance or, in the first year after grant, due to retirement. As a result, the awards give the NEO a strong incentive to remain with the company.

Performance Shares
We awarded performance shares to NEOs, and NEOs earn the related shares when the three-year performance period ends, but only if the individual remains an employee or certain other circumstances apply. In some circumstances, a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. This is the case for all awards if the NEO dies or becomes disabled. For certain awards, if the NEO is 55 years of age or older and elects to retire more than one year after the date of the grant of the award, and for all awards granted in 2019 and forward, a pro-rata portion of the shares will vest based on the ratio of actual service in the requisite performance period and based on final results for the performance period. Finally, as we disclose in the table above that presents the amounts payable to each NEO upon a change of control, certain performance share awards also vest fully on a change of control.
The following table reflects, for each NEO that we employed at December 31, 2019, the value of performance share awards that become vested upon retirement assuming that such retirement occurred on December 31, 2019. The value is based upon the aggregate market value of the shares that would vest in each instance with performance results at target. We used a price of $37.19 per share to determine market value, which was the closing price of our common stock on December 31, 2019, as reported by the New York Stock Exchange. Amounts that we reflect in this table are in addition to any amounts the NEO may be entitled to receive under the Executive Severance Policy.

NAMED EXECUTIVE OFFICER	2017 - 2019 Award	2018 - 2020 Award	2019 - 2021 Award
Matthew S. Levatich	$—	$—	$—
John A. Olin	$648,382	$501,700	$325,095
Michelle A. Kumbier	$—	$—	$—
Lawrence G. Hund	$534,456	$415,513	$269,241
Luke C. Mansfield	$—	$—	$—
Payments Made Upon Death or Disability
If an NEO dies while employed, in addition to the benefits to which we refer immediately following the heading “Payments Made Upon Termination” above and the amounts we disclose above relating to restricted stock and restricted stock unit awards, the NEO will receive payments under our death benefits. Our death benefits provide that each NEO is entitled to three times annual base salary in the event of his or her death while actively employed, which we would generally satisfy out of proceeds of life insurance that we maintain. For each NEO, we report premiums that we paid for this life insurance as part of “All Other Compensation” in the “Summary Compensation Table.” In addition, we maintain long-term disability plans in which NEOs may participate on a voluntary basis on the same terms as other salaried employees. There is no company contribution toward the cost of this benefit.
Under the form of our transition agreement, if the NEO’s death occurs during employment, then no benefits are payable under the agreement. In addition, under all forms of our transition agreement, if an NEO dies after a termination that entitles the NEO to a cash payment, or if an NEO’s death during active employment after a change of control entitles the NEO’s estate to a cash payment, the health benefit coverage for the NEO’s eligible dependents will continue until the earlier to occur of one year following the executive’s death or three years following the executive’s termination. All other welfare benefit coverage will cease at the date of the NEO’s death.
Treatment of Certain Benefits Upon Retirement
For compensation purposes, we generally define “retirement” as separation from service on or after attainment of age 55. When an individual who satisfies these criteria leaves service, we consider him or her a retiree for purposes of certain compensation and benefits programs. An executive who has received a performance share award will receive a payout on a pro-rata basis for each award that we granted to the executive before his or her retirement date. The payment amount under each of these awards

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is based upon the actual months of employment since the date of the award divided by the 36-month life of the award. Actual payments will only be made upon the completion of the performance period. An executive will receive a payout with respect to a STIP award relating to the year in which he or she retires on a pro-rata basis based upon their actual pay during the year in which they retire and the actual STIP performance of the company. Equity awards granted at least 12 months prior to the date of retirement vest on the date of retirement. These benefits are in addition to those that we disclose above under “Pension Benefits.”
As of December 31, 2019, two of our NEOs, Messrs. Olin and Hund, were eligible to retire and would receive certain benefits (as described above) upon retirement. Assuming that they had retired effective that date, they would have been entitled to receive (1) payment in lieu of retiree life insurance as reflected in the table that appears above under “Pension Benefits,” (2) value in respect of the vesting of restricted stock and restricted stock units as reflected in the table that appears above under “Vesting of Restricted Stock and Restricted Stock Units” and (3) pro-rata payout under the 2017 through 2019 performance share awards, 2018 through 2020 performance share awards and 2019 through 2021 performance share awards (assuming target performance for all performance cycles) appears above under the "Performance Shares."
DIRECTOR COMPENSATION

NAME (a)	FEES EARNED OR PAID IN CASH ($) (1) (b)	STOCK AWARDS ($) (2) (3) (c)	OPTION AWARDS ($) (d)	NON-EQUITY INCENTIVE PLAN COMPENSATION (e)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS (f)	ALL OTHER COMPENSATION (g)	TOTAL (h)
Troy Alstead	$130,000	$125,000	$—	$—	$—	$—	$255,000
R. John Anderson	$110,000	$125,000	$—	$—	$—	$—	$235,000
Michael J. Cave	$270,000	$125,000	$—	$—	$—	$—	$395,000
Allan Golston	$115,000	$125,000	$—	$—	$—	$—	$240,000
Sara L. Levinson	$110,000	$125,000	$—	$—	$—	$—	$235,000
N. Thomas Linebarger	$130,000	$125,000	$—	$—	$—	$—	$255,000
Brian R. Niccol	$110,000	$125,000	$—	$—	$—	$—	$235,000
Maryrose T. Sylvester	$115,000	$125,000	$—	$—	$—	$—	$240,000
Jochen Zeitz	$125,000	$125,000	$—	$—	$—	$—	$250,000

(1)
Non-employee directors have the option of receiving all or a portion of their fees in the form of stock. The portion of fees received at the election of the non-employee director in the form of stock in 2019 were as follows: Mr. Anderson - $55,000, Mr. Golston - $57,500, Mr. Linebarger - $130,000 and Mr. Niccol -$110,000.

(2)
In August 2002, the Board of Directors approved stock ownership guidelines which the Board revised most recently in February 2016. In February 2016, the Board approved a change in the director stock ownership guidelines to require a non-employee director to hold 500% of the value of his or her annual cash retainer in the form of stock or stock equivalents. This change was effective May 1, 2016. Each non-employee director has until May 2021 to accumulate the appropriate number of shares.

(3)
Non-employee directors receive an annual grant of share units, each representing the value of one share of our stock. The payment of share units is deferred, at the election of each non-employee director, until the first anniversary of each respective grant date or the time a non-employee director ceases to serve as a director, and share units are payable at that time in actual shares of our stock. The compensation related to share unit awards has been calculated based on the grant date fair value of the award. The fair value of a share unit is based on the market price of a share of stock on the date of grant.

Narrative to Director Compensation table
Directors who are our employees (currently Mr. Zeitz) do not receive compensation for their services as directors. Directors who are not employees received an annual retainer fee of $110,000 in fiscal 2019. Mr. Cave received an additional $160,000 for his service as the non-executive Chairman of the Board. For serving as the Chair of the Nominating and Corporate Governance Committee, a non-employee director is entitled to receive an additional retainer fee of $15,000. For serving as the Chair of the Sustainability Committee, a non-employee director is entitled to receive an additional annual retainer fee of $10,000. The Chair of the Audit and Finance Committee and the Chair of the Human Resources Committee are each entitled to receive an additional $20,000 annual retainer fee. Other members of the Audit and Finance Committee are entitled to receive an additional $5,000 annual retainer fee.
Pursuant to our Director Stock Plan, a non-employee director may elect to receive 0%, 50%, or 100% of the annual retainer fee to be paid in each calendar year in the form of shares of our common stock based upon the fair market value of common stock at the time of our annual meeting of shareholders. In addition, non-employee directors receive an annual grant of share units, each representing the right to receive one share of our common stock and therefore having the value of one share of our common stock.
Also pursuant to our Director Stock Plan, directors may choose to defer the receipt of their annual retainer fees payable in cash or shares of common stock. Deferrals of fees payable in shares of common stock and cash are credited to a share account, are treated as if invested in common stock, and ultimately will be paid in common stock. A director will receive his or her deferred compensation following cessation of his or her service on the Board in compliance with applicable rules regarding deferred compensation plans.

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	64

EXECUTIVE COMPENSATION

The purpose of our Director Stock Plan is to further align the interests of outside directors with shareholders by providing for a portion of annual compensation for the directors’ services in shares of common stock or share units.
In addition, we provide to non-employee directors a clothing allowance up to $1,500 to purchase Harley-Davidson MotorClothes® apparel and accessories, along with a discount on our products that is the same discount available to all U.S. employees of HDMC. We may also provide a director with the temporary use of a motorcycle where doing so may further our business objectives.

65	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. Based on our review of the copies of Forms 3 and 4 (and any amendments) filed with the SEC and the written representations of our directors and executive officers, we believe that during fiscal year 2019 our directors and executive officers complied with all Section 16(a) filing requirements.
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Except as otherwise noted, the following table sets forth certain information, as of March 1, 2020, with respect to the ownership of our common stock by each director, our named executive officers, all directors and executive officers as a group, and each person or group of persons that we know to own beneficially more than 5% of our stock.
BENEFICIAL OWNERSHIP TABLE

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)
NAME OF BENEFICIAL OWNER	NUMBER OF SHARES (2)		PERCENT OF CLASS	SHARES ISSUABLE UPON EXERCISE OF STOCK OPTIONS (3)	RESTRICTED STOCK UNITS (4)
Troy Alstead	14,981		*
R. John Anderson	44,604		*
Michael J. Cave	33,826		*
Allan Golston	17,026		*
Neil Grimmer	0		*	0	0
Lawrence G. Hund	102,282	(5)	*	40,459	40,948
Paul J. Jones	0		*	0	0
Michelle A. Kumbier	81,781		*	31,287	53,902
Matthew S. Levatich	568,764		*	201,540	140,274
Sara L. Levinson	47,030		*
N. Thomas Linebarger	65,319		*
Luke C. Mansfield	1,590		*		19,614
Brian R. Niccol	22,794		*
John A. Olin	278,493		*	104,257	37,369
Maryrose T. Sylvester	18,783		*
Jochen Zeitz	25,687		*
All Directors and Officers as a Group (14 Individuals)	776,836		*
The Vanguard Group, Inc.	17,645,721	(6)	11.20
The Bank of New York Mellon Corporation	14,164,779	(7)	9.18
BlackRock, Inc.	14,441,409	(8)	9.40
Invesco Ltd	10,661,086	(9)	6.90
Dodge & Cox	10,012,436	(10)	6.50

*	The amount shown is less than 1% of the outstanding shares of our common stock.

(1)
Except as otherwise noted, all persons have sole voting and investment power over the shares listed. In all cases, information regarding such power is based on information that the individual beneficial owners provide to us.

(2)
Includes, but is not limited to, shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 1, 2020 and shares of common stock held in our 401(k) Plan and our Dividend Reinvestment Plan as of March 1, 2020.

(3)	Includes only stock options exercisable within 60 days of March 1, 2020.

(4)
Amounts shown in this column are not included in the columns titled “Number of Shares” or “Percent of Class.” Amounts shown in this column represent restricted stock units (RSUs) that we awarded under our 2014 Incentive Stock Plan on February 2, 2018, February 1, 2019 and February 5, 2020. Each restricted stock unit represents a contingent right to receive one share of stock. One-third of the total number of units granted on each of February 2, 2018, February 1, 2019 and February 5, 2020 vest on each of the first three anniversaries of the date of grant. The RSUs are subject to forfeiture until vested. Further, the RSUs described in this footnote do not carry the right to vote. In each case, amounts are distributable in the form of shares of our common stock on a one-for-one basis; however, any distribution would not be within 60 days of March 1, 2020.

(5)	Mr. Hund’s spouse, Jane L. Hund, holds 1,619 shares in the Jane L. Hund Revocable Trust. Mrs. Hund serves as Trustee of the Trust and has sole voting power over the shares.

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	66

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(6)
We derived the information from a Schedule 13G/A that The Vanguard Group, Inc., an investment adviser, filed with the company and the SEC on February 12, 2020. As of December 31, 2019, The Vanguard Group, Inc. was deemed to be the beneficial owner of 17,166,343 shares and had sole voting power over 226,046 shares, shared voting power over 39,757 shares, sole investment power over 16,912,292 shares and shared investment power over 254,051 shares. The Vanguard Group, Inc. is located at 100 Vanguard Blvd., Malvern, PA 19355.

(7)
We derived the information from a Schedule 13G/A that The Bank of New York Mellon Corporation and other reporting persons filed with the company and the SEC on February 3, 2020. As of December 31, 2019, (i) The Bank of New York Mellon Corporation was deemed to be the beneficial owner of 14,194,779 shares and had sole voting power over 13,026,772 shares, shared voting power over 85 shares, sole investment power over 13,872,047 shares and shared investment power over 292,732 shares, (ii) BNY Mellon IHC, LLC was deemed to be the beneficial owner of 13,603,779 shares and had sole voting power over 12,473,034 shares, shared voting power over zero shares, sole investment power over 13,311,697 shares and shared investment power over 292,102 shares and (iii) MBC Investments Corporation was deemed to be the beneficial owner over 13,603,799 shares and had sole voting power over 12,473,034 shares, shared voting power over zero shares, sole investment power over 13,311,697 shares and shared investment power over 292,102 shares. The address for the reporting persons is c/o The Bank of New York Mellon Corporation, Greenwich Street, New York, NY 10286.

(8)
We derived the information from a Schedule 13G/A that BlackRock, Inc. filed with the company and the SEC on February 5, 2020. As of December 31, 2019, BlackRock, Inc. was deemed to be the beneficial owner of 14,441,409 shares and had sole voting power over 12,934,017 shares, shared voting power over zero shares, sole investment power over 14,441,409 shares and shared investment power over zero shares. BlackRock, Inc. is located at 55 East 52nd Street, New York, NY 10055.

(9)
We derived the information from a Schedule 13G/A that Invesco Ltd. filed with the company and the SEC on February 7, 2020. As of December 31, 2019, Invesco Ltd. was deemed to be the beneficial owner of 10,661,086 shares and had sole voting power over 10,661,086 shares, shared voting power over zero shares, sole investment power over 10,661,086 shares and shared investment power over zero shares. Invesco Ltd. is located at 1555 Peachtree Street NE, Suite 1800, Atlanta GA 30309.

(10)
We derived the information from a Schedule 13G/A that Dodge & Cox filed with the company and the SEC on February 13, 2020. As of December 31, 2019, Dodge & Cox was deemed to be the beneficial owner of 10,012,436 shares and had sole voting power over 9,516,342 shares, shared voting power over zero shares, sole investment power over 10,012,4436 shares and shared investment power over zero shares. Dodge & Cox is located at 555 California Street, 40th Floor, San Francisco, CA 94104.

67	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on such review and discussions, the Human Resources Committee recommended to the Board that we include the Compensation Discussion and Analysis in this Proxy Statement.

2019 Human Resources Committee of the Board of Directors
Michael J. Cave, Chair Sara L. Levinson	Brian R. Niccol Maryrose T. Sylvester
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT
The Board has empowered the Nominating and Corporate Governance Committee to continuously review our corporate governance practices and to make recommendations to the Board. The Nominating and Corporate Governance Committee regularly reviews our Corporate Governance Policy, encourages the continuing education of Board members, provides Board members with access to senior management and defines each Board member’s responsibility to attend meetings and review all pre-meeting materials.
As part of our global compliance and ethics program, we have a Code of Business Conduct that applies to all of our employees, officers and Board members. We also have a Supplier Code of Conduct that applies to our suppliers and their agents who do work on behalf of Harley-Davidson Inc. The Code of Business Conduct reporting helpline, website and telephone numbers are designed to provide employees and suppliers with the opportunity to ask Code-related questions or report a potential Code violation throughout the world (where legally allowable). Our Vice President and Interim Chief Legal Officer reports to the Nominating and Corporate Governance Committee on matters relating to the company’s global compliance and ethics program. We also have in effect the Conflict of Interest Process that the Nominating and Corporate Governance Committee has approved. The Code of Business Conduct, Supplier Code of Conduct, Conflict of Interest Process, Corporate Governance Policy and each of the four committee Charters appear on the Corporate Governance page of our website at http://investor.harley-davidson.com.
In addition, the Corporate Governance page of our website contains information about how our shareholders can contact Board members if they have questions or issues of concern for the Board and other information relating to the company’s corporate governance. We are not including the information available through our website as a part of this Proxy Statement.
As set forth in its Charter, the Nominating and Corporate Governance Committee leads the Board in an annual review of the performance of the Board, the Board’s committees and the Directors. Annually, the Nominating and Corporate Governance Committee reviews the independence of each director and examines all relationships, if any, a director has with the company to determine if that relationship is material. The Nominating and Corporate Governance Committee has determined that one current director (Mr. Zeitz) is not independent (because he is serving as Acting President and Chief Executive Officer) and has reviewed the very limited business relationships that two other directors have with the company. We disclose these relationships in the “Certain Transactions” section. All members of the Nominating and Corporate Governance Committee are independent in accordance with New York Stock Exchange rules.

2019 Nominating and Corporate Governance Committee of the Board of Directors
N. Thomas Linebarger, Chair Troy Alstead R. John Anderson Michael J. Cave Allan Golston	Sara L. Levinson Brian R. Niccol Maryrose T. Sylvester Jochen Zeitz*
* Mr. Zeitz served on the Nominating and Corporate Governance Committee until February 28, 2020.

AUDIT AND FINANCE COMMITTEE REPORT
The Audit and Finance Committee is currently comprised of four members. The Board has determined Messrs. Alstead, Golston, and Linebarger to be audit committee financial experts within the meaning of SEC rules. All Audit and Finance Committee members are independent and financially literate pursuant to New York Stock Exchange rules.

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	68

The Audit and Finance Committee Charter provides that the independent auditor is accountable to the Audit and Finance Committee and to the Board. The Audit and Finance Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the independent registered public accounting firm serving as the company’s independent auditor. However, the Audit and Finance Committee will seek shareholder ratification of its choice of independent auditor at Harley-Davidson’s annual meeting of shareholders.
The Audit and Finance Committee has reviewed and discussed with management its assessment of the effectiveness of Harley-Davidson’s internal control system over financial reporting as of December 31, 2019. Management has concluded that the internal control system was effective. Additionally, Harley-Davidson’s internal control over financial reporting as of December 31, 2019 was audited by Ernst & Young LLP, Harley-Davidson’s independent auditor for the 2019 fiscal year.
The Audit and Finance Committee has reviewed and discussed Harley-Davidson’s audited consolidated financial statements for the 2019 fiscal year with management as well as with representatives of Ernst & Young LLP. The Audit and Finance Committee has also discussed with Ernst & Young LLP matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit and Finance Committee has received written disclosures from Ernst & Young LLP regarding their independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with representatives of Ernst & Young LLP the independence of Ernst & Young LLP.
Based on the review and discussions referred to above, the Audit and Finance Committee has recommended to the Board that the audited consolidated financial statements for the 2019 fiscal year be included in Harley-Davidson’s Annual Report on Form 10-K for the 2019 fiscal year for filing with the SEC.

2019 Audit and Finance Committee of the Board of Directors
Troy Alstead, Chair R. John Anderson Allan Golston	N. Thomas Linebarger Jochen Zeitz*
* Mr. Zeitz served on the Audit and Finance Committee until February 28, 2020.

69	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

SHAREHOLDER PROPOSALS
If a shareholder intends to present a proposal at the 2021 annual meeting of shareholders and desires to have us include that proposal in our proxy materials for that meeting under Rule 14a-8 of the Securities Exchange Act of 1934, then the shareholder must ensure that we receive the proposal by [_______]. A shareholder who otherwise intends to present business at the 2021 annual meeting of shareholders must comply with the requirements set forth in our Restated Articles of Incorporation as supplemented by our By-laws. Our Restated Articles of Incorporation and By-laws contain specific requirements with which a shareholder must comply. For example, our Restated Articles of Incorporation state that a shareholder must give written notice that complies with the Restated Articles of Incorporation as supplemented by our By-laws to our Secretary not less than 60 days before the date in 2021 corresponding to the date we released this Proxy Statement to our shareholders. Because we anticipate mailing this Proxy Statement on [ ], we must receive notice of a proposal for shareholders to consider at the 2021 annual meeting of shareholders that a shareholder submits other than pursuant to Rule 14a-8 no later than [_________].
If we receive the notice after [_________], then we will consider the notice untimely and we will not have an obligation to present the proposal at the 2021 annual meeting of shareholders. If the Board chooses to present a proposal that a shareholder submits other than under Rule 14a-8 at the 2021 annual meeting of shareholders, then the persons named in the proxies that the Board requests for the 2021 annual meeting of shareholders may exercise discretionary voting power with respect to the proposal.
If Proposal 3 is approved by the requisite vote at the Annual Meeting, then eligible shareholders will have the ability to submit director nominees for inclusion in our proxy statement at the 2021 annual meeting of shareholders.  As described in more detail in Proposal 3, shareholders who meet the requirements set forth in our By-laws may under certain circumstances include a specified number of director nominees in our proxy materials. Among other matters, we must receive notice of a shareholder’s director nomination for the 2021 annual meeting pursuant to the proxy access By-law provision no sooner than [_________] and no later than [_________]. If the notice is received outside of that time frame, then we are not required to include the nominees in our proxy materials for the 2021 annual meeting.

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	70

QUESTIONS AND ANSWERS

Q:	What is the purpose of the Annual Meeting?

A:
(1) To elect nine directors to the Board; (2) to approve, by advisory vote, the compensation of our named executive officers; (3) to approve an amendment to our articles of incorporation to allow us to implement proxy access; (4) to approve the 2020 Incentive Stock Plan; (5) to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and (6) to take action upon any other business as may properly come before the Annual Meeting and any adjournments or postponements of the meeting. The Notice of Annual Meeting of Shareholders and this Proxy Statement describe these matters in more detail. In addition, members of management will report on our 2019 performance and, once the shareholders conclude the business of the Annual Meeting, respond to shareholders’ questions as time permits.

Our Board unanimously recommends that you vote using the WHITE proxy card:

•
FOR the election of the following nine individuals nominated by our Board for election as directors: (i) Troy Alstead; (ii) R. John Anderson; (iii) Michael J. Cave; (iv) Allan Golston; (v) Sara L. Levinson; (vi) N. Thomas Linebarger; (vii) Brian R. Niccol; (viii) Maryrose T. Sylvester; and (ix) Jochen Zeitz. The Board unanimously recommends that you NOT vote for either of the two candidates for election nominated by Impala;

•	FOR the proposal to approve, by advisory vote, the compensation of our named executive officers;

•	FOR the proposal to approve amendments to our Restated Articles of Incorporation to allow us to implement proxy access;

•	FOR the proposal to approve the Harley-Davidson, Inc. 2020 Incentive Stock Plan; and

•	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Please note that Impala has stated its intention to propose two alternative director nominees for election at the Annual Meeting to replace two of our current directors. While we do not know whether Impala will in fact nominate individuals for election as directors at the Annual Meeting, you may receive solicitation materials from Impala seeking your proxy to vote for Impala’s nominees. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE BOARD'S NOMINEES ON THE ENCLOSED WHITE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN OR VOTE ANY PROXY CARD THAT MAY BE SENT TO YOU FROM IMPALA.
If you have already voted using a proxy card sent to you by Impala, you can subsequently revoke it by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the internet or by telephone by following the instructions provided on the enclosed WHITE proxy card. Only your last-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the Proxy Statement.

Signing and returning any proxy card that Impala sent to you, even to vote against a proposal or vote “withhold” with respect to Impala’s nominees, will cancel any previous vote you cast and may invalidate any votes you have cast for our Board’s nominees as only your latest dated proxy card or voting instruction forms will be counted.

Q:	Who can attend the Annual Meeting?

A:
All shareholders of Harley-Davidson, Inc., or individuals that shareholders have duly appointed as their proxies and guests, may attend the Annual Meeting. Appointing a proxy in response to this request will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. To attend the Annual Meeting, please follow these instructions:

If shares you own are registered in your name or if you own shares through our Dividend Reinvestment Plan, to enter the Annual Meeting, please bring a form of a government-issued photo identification and proof of your ownership of our common stock; or if you hold your shares in “street name” (that is, through a broker, bank or other nominee), to enter the Annual Meeting, please bring a copy of a brokerage statement reflecting your ownership of our common stock or other proof of ownership through such broker, bank or nominee and a form of a government-issued photo identification.
To obtain directions to the Annual Meeting, please contact Investor Relations at 877-HDSTOCK (toll free) or investor.relations@harley-davidson.com.

71	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

QUESTIONS AND ANSWERS

Q:	What constitutes a quorum?

A:
A majority of the 153,135,277 shares of our stock outstanding on March 12, 2020 must be present, in person or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will count toward satisfying the quorum requirement. If you return a proxy card or otherwise submit a proxy marked “ABSTAIN” or without voting instructions, your shares of common stock will also count toward satisfying the quorum requirement. Also, in those instances where banks, brokers or other nominees who hold shares on behalf of others have returned a proxy but could not vote the shares on particular matters without receiving voting instructions from the beneficial owners (“broker non-votes”), those shares will count toward satisfying the quorum requirement. If you own shares in street name, we encourage you to provide voting instructions to your broker, bank or other nominee. Once a share is counted as present at the Annual Meeting, it will count as present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for the adjournment or postponement).

Q:	Who is entitled to vote?

A:
Only holders of the 153,135,277 shares of our common stock outstanding as of the close of business on March 12, 2020 can vote at or prior to the Annual Meeting. Each of these shareholders has one vote for each share of our stock held on that date.

Q:	How do I vote?

A:
If the records of our transfer agent show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan at the close of business on March 12, 2020, then you may vote (1) via the internet at http://www.proxyvote.com, (2) by telephone using the toll-free telephone number on the enclosed WHITE proxy card, (3) by mail by completing, signing and dating your WHITE proxy card and returning it in the accompanying postage-paid envelope or (4) in person at the Annual Meeting. If you plan to vote in person at our meeting, you will need to request a ballot to vote your shares. In addition, if you own your shares through a bank, broker or other nominee, you will need to obtain a legal proxy issued in your name from your bank, broker or other nominee to vote at the meeting.

If you own shares in street name, you may vote via telephone or the internet if your bank, broker or other nominee makes those methods available, in which case your bank, broker or other nominee will provide instructions with your Proxy Statement.
The telephone and internet voting procedures will authenticate your identity, allow you to give your voting instructions and confirm that we properly recorded your instructions. If you vote via the internet, you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from internet access providers and telephone companies. You will need a touch tone telephone to vote by telephone.
If you have any questions regarding voting, please contact our proxy solicitor assisting us with this Annual Meeting, Georgeson LLC, toll-free at 877-797-1153.

Q:	What is the effect of not voting at the Annual Meeting?

A:
The consequences of not voting at the Annual Meeting will depend on how you own your shares. If the records of our transfer agent, Computershare Investor Services LLC, show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan and you do not vote, we cannot consider those shares present at the meeting and they will not count toward satisfying the quorum requirement.

If you own shares in street name and do not vote, your broker, bank or other nominee may vote your shares at the meeting. If you do not give voting instructions for your shares, your broker, bank or other nominee may or may not be able to vote your shares in its discretion depending on the proposals before the meeting. With respect to the proxy solicitation for the Annual Meeting, because of the contested nature of this year’s solicitation, all of the proposals on the agenda, including the ratification of Ernst & Young LLP, will be considered non-routine matters, and accordingly, your broker will not have discretion to vote your shares on any proposal presented at the Annual Meeting unless you provide specific instructions to your broker as to how your shares are to be voted. If you own shares in street name, we encourage you to provide voting instructions to your broker, bank or other nominee.

Q:	Can I change my vote after I submit my proxy?

A:
Yes. You can change your vote at any time before the Annual Meeting by submitting a new proxy or by providing written notice to our Secretary and voting in person at the Annual Meeting. Your presence at the Annual Meeting does not in and of itself revoke your proxy. You also are invited to attend the Annual Meeting in person. However, because a beneficial owner

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	72

QUESTIONS AND ANSWERS

is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.
Unless you properly revoke your proxy, the persons you have appointed will vote your shares at the Annual Meeting. If you specify a choice by means of the proxy, the persons you have appointed will vote your shares as you specify. If you do not specify a choice, the persons you have appointed will vote your shares in accordance with the recommendations of the Board.
If you have already voted using a proxy card sent to you by Impala, you can subsequently revoke it by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the internet or by telephone by following the instructions provided on the enclosed WHITE proxy card. Only your last-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the Proxy Statement.

Q:	Who will count the vote?

A:	The independent inspectors of election will tabulate the votes cast at the Annual Meeting.

Q:	Who pays to prepare and solicit the proxies?

A:
We pay the cost of soliciting the proxies relating to the Annual Meeting, except for some costs that may arise through your use of the telephone and internet. We may request proxies in person, by telephone, and internet, as well as through the mail. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. Appendix B sets forth information relating to our director nominees as well as certain of our directors, officers and employees who are considered "participants" in our solicitation under the Securities Exchange Act of 1934, by reason of their position as directors or director nominees of our Company or because they may be soliciting proxies on our behalf.

We will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding our proxy solicitation materials to, and obtaining instructions relating to such materials from, beneficial owners of our Common Stock. Additionally, we have retained Georgeson LLC (“Georgeson”), a proxy solicitation firm, to assist us in connection with soliciting proxies for the Annual Meeting and in connection with our communications with our shareholders in connection with Impala’s nomination of two alternative individuals for election to the Board, at a fee not to exceed $[___], plus reimbursement of out-of-pocket expenses. We expect that Georgeson will engage approximately [___] employees to assist us in connection with soliciting proxies for the Annual Meeting. In addition, we have agreed to indemnify Georgeson and certain related persons against certain liabilities relating to or arising out of the engagement.
Our aggregate expenses related to our solicitation of proxies for the Annual Meeting in excess of those normally spent for an annual meeting of our shareholders as a result of Impala's proxy contest, excluding salaries and wages of our regular employees, are expected to be approximately $[___], of which approximately $[___] has been spent to date. These solicitation costs are expected to include the fee payable to our proxy solicitor; fees of outside counsel to advise us in connection with a contested solicitation of proxies; increased mailing costs, such as the costs of additional mailings of solicitation material to shareholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of our common stock, as described above; and the costs of retaining an independent inspector of election.
We are not responsible for the accuracy of any information provided by or relating to Impala contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Impala or any other statements that Impala may otherwise make. Impala chooses which of our shareholders will receive their proxy solicitation materials.

Q:	Who should I call if I have questions about the Annual Meeting or need assistance voting?

A:	If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor, whose information is listed below:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, New York 10104
Toll-free 877-797-1153

73	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

QUESTIONS AND ANSWERS

Q:	How is management structured?

A:
Harley-Davidson, Inc. operates in two business segments - the motorcycles and related products segment and the financial services segment. The motorcycles and related products segment includes companies that do business as Harley-Davidson Motor Company (“HDMC”). The financial services segment includes Harley-Davidson Financial Services (“HDFS”).

Our organizational structure consists of the Harley-Davidson Leadership Team (“HDLT”) and a broad group of our leaders representing key functions and key individuals of Harley-Davidson that we refer to as senior leaders.
The HDLT consists of the Chief Executive Officer of Harley-Davidson, Inc., as well as the Chief Operator Officer of HDMC, the President of HDFS and other executive officers who report directly to the Chief Executive Officer. The members of the HDLT are responsible for making decisions on business issues that impact our entire company, developing high-level policies and advising our Chief Executive Officer. For SEC purposes, we consider the HDLT members our executive officers. Among other things, the SEC requires executive officers to disclose publicly their holdings of and transactions involving our stock.

Q:	Who are our executive officers for SEC purposes?

A:	As of March 1, 2020, our executive officers for general SEC purposes were as follows:

NAME AND TITLE	AGE
Jochen Zeitz, Acting President and Chief Executive Officer, Harley-Davidson, Inc.
We appointed Mr. Zeitz as our Acting President and Chief Executive Officer, and as Chairman of our Board, effective February 28, 2020.	56
John A. Olin, Senior Vice President and Chief Financial Officer, Harley-Davidson, Inc.
We have employed Mr. Olin for approximately 17 years.	59
Michelle A. Kumbier, Chief Operating Officer, Harley-Davidson Motor Company
We have employed Ms. Kumbier for approximately 24 years.	52
Lawrence G. Hund, President and Chief Operating Officer, Harley-Davidson Financial Services
We have employed Mr. Hund for approximately 9 years and previously employed him for approximately 5 years prior to 2008.	64
Julie M. Anding, Vice President, Chief Human Resources Officer, Harley-Davidson, Inc.
We have employed Ms. Anding for approximately 23 years.	51
Luke C. Mansfield, Vice President and Chief Strategy Officer, Harley-Davidson, Inc.
We have employed Mr. Mansfield for approximately 1 year.	43
Mr. Hund and Mr. Olin have served in their respective current capacities for more than five years. We have employed the executive officers identified below in their respective current capacities for less than five years. The following is additional biographical information for at least the last five years relating to these executive officers:
Mr. Zeitz became our Acting President and Chief Executive Officer, as well as Chairman of our Board, in 2020. Prior to that time, he served on our Board since 2007. As he is a director candidate, additional biographical information regarding Mr. Zeitz appears above under Proposal 1.
Ms. Kumbier has been with Harley-Davidson since 1997 and, since 2017, has been HDMC’s Chief Operating Officer. From 2015 to 2017, she was HDMC’s Senior Vice President, Motor Company Product and Operations. From 2012 to 2015, she was Senior Vice President of Motorcycle Operations, and from 2010 to 2012, she was Senior Vice President, Product Development.
Ms. Anding has been with Harley-Davidson since 1997 and has been our Vice President and Chief Human Resources Officer since 2019. She served as Director of Organizational Effectiveness from 2017 to 2019 and Director of Talent and Learning from 2009 to 2017.
Mr. Mansfield became HDMC’s Vice President and Chief Strategy Officer in 2018. Prior to joining the company, from 2014 to 2018, he was Vice President of Innovation at PepsiCo, an American multinational food, snack and beverage corporation, where he was responsible for developing new products to deliver more than $3 billion in additional revenue.
In addition to the executive officers listed above, Mark R. Kornetzke is our Chief Accounting Officer. We have employed Mr. Kornetzke for approximately 21 years and he has served in his current role since 2009.

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	74

QUESTIONS AND ANSWERS

Q:	Does Harley-Davidson have a chief compliance officer?

A:
Yes. Our Board first appointed a Chief Compliance Officer in 2004. Paul Krause, our Assistant General Counsel, is our acting Chief Compliance Officer. Appointing a chief compliance officer was part of the Board’s commitment to compliance and its desire to promote compliance, education and reporting within our company. This action formalized our continuing efforts to direct and promote an effective compliance program. Among other things, under this compliance program, management is required to report significant compliance issues to the Legal Department when they occur. The compliance program also includes training to employees, including senior management, on corporate governance issues including anti-bribery, ethics, privacy, insider trading restrictions and restrictions on disclosure of nonpublic material information. The company has a global compliance and ethics training program managed by an attorney from our Legal Department and other employees who manage corporate governance, compliance and records management. The Audit and Finance Committee and Nominating and Corporate Governance Committee receive quarterly reports on legal and compliance matters.

Q:	Does Harley-Davidson have a disclosure committee?

A:
Yes. In 2002, we established a Disclosure Committee comprised of members of management responsible for considering the materiality of information and making disclosure decisions on a timely basis. If necessary, a subset of the Disclosure Committee comprised of the Chief Financial Officer and the Chief Legal Officer is authorized to fulfill the functions of the Disclosure Committee. Although the following information and documentation are not provided along with this Proxy Statement, the Disclosure Committee Guidelines provide that the Disclosure Committee: (1) has access to all company books, records, facilities and personnel, as well as our independent registered public accounting firm and outside counsel; (2) designs, establishes and maintains disclosure controls and procedures for the SEC reporting process and modifies them from time to time, as appropriate; (3) creates and reviews all financial press releases; (4) reviews SEC filings on Form 8-K relating to quarterly earnings releases, Form 10-K and Form 10-Q and our annual proxy statement; (5) suggests appropriate disclosures or provides opinions on disclosure issues; (6) evaluates changes in SEC, New York Stock Exchange and Financial Accounting Standards Board disclosure rules and makes recommendations regarding their impact on the company; (7) consults with management, internal auditors, independent accountants and outside legal counsel; (8) discusses material items with employees in the internal audit function, independent registered public accounting firm and management to ensure appropriate disclosure; (9) arranges for necessary training to ensure effective implementation of the disclosure controls and procedures; and (10) annually reviews and reassesses the performance of the Disclosure Committee and these guidelines.

Q:	Does Harley-Davidson have a policy for communicating material non-public information?

A:
Yes. The company’s Policy for Managing Disclosure of Material Information describes the procedures relating to communication with the public, the investment community and third-party business contacts. The policy can be found on the Corporate Governance area of our website at http://investor.harley-davidson.com

Q:	Does Harley-Davidson have an internal audit department?

A:
Yes. The head of the internal audit function reports directly to both the Audit and Finance Committee and our Chief Financial Officer. The Audit and Finance Committee Charter specifically provides that the head of the internal audit function is accountable to the Board and the Audit and Finance Committee and that the Audit and Finance Committee has the ultimate authority and responsibility to appoint, retain, evaluate and replace the head of the internal audit function. For more information on the internal audit function, please see the “Audit and Finance Committee Report.”

Q:	Where can I find corporate governance materials for Harley-Davidson?

A:
The Corporate Governance page of our website at http://investor.harley-davidson.com contains our Corporate Governance Policy, our Conflict of Interest Process for Directors, Executive Officers and Other Employees, our Code of Business Conduct, our Financial Code of Ethics, our Policy for Managing Disclosure of Material Information, the charters for the Audit and Finance Committee, Nominating and Corporate Governance Committee, Human Resources Committee and Brand and Sustainability Committee, our By-laws, a list of the current members of the Board of Directors, our Statement on Conflict Minerals, California Transparency in Supply Chain Act Disclosure, Political Engagement and Contributions and the Clawback Policy. We are not including the information available through our website as a part of this Proxy Statement. If you access documents electronically, you should understand that there might be costs to access materials electronically that you must bear, such as usage charges from internet access providers and telephone companies.

Q:	Does the company have a code of business conduct?

A:
The Board first adopted our Code of Business Conduct in 1992 and the Board amended and restated it in 2003 and 2012. Our Code of Business Conduct applies to all of our employees, including all executives and directors, and promotes honest

75	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

QUESTIONS AND ANSWERS

and ethical conduct and provides guidance in handling various business situations. It is available worldwide to our employees on our intranet and on the Corporate Governance page of our website at http://investor.harley-davidson.com. Where allowed by law, employees may anonymously report possible violations of the Code of Business Conduct by calling a third-party toll-free telephone number that is available 24 hours a day and seven days a week, via a third-party internet website or by writing to our Chief Legal Officer at the following address care of our Secretary: Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. Employees may also report possible violations to their supervisor, their local human resources department, their local legal department, or the Chief Legal Officer and Chief Compliance Officer of Harley-Davidson, Inc. For more information, please see the “Nominating and Corporate Governance Committee Report.”

Q:	Does the company have a financial code of ethics?

A:
Employees in key senior management positions and in areas that provide support to the finance and accounting areas sign our Financial Code of Ethics. The Financial Code of Ethics was most recently revised in November 2015. The Chief Executive Officer, Chief Financial Officer, Controller, any employee in the finance and accounting area or in an area that provides support to the finance and accounting area of the company or one of its affiliates or subsidiaries, or a manager of any such employee must report any questionable accounting or auditing matters or any violations of the Financial Code of Ethics to the General Counsel of Harley-Davidson, Inc. or the Chairman of the Audit Committee of the Board.

Q:	How may I contact the members of the Board of Directors?

A:
The Corporate Governance page of our website lists the current members of the Board. Shareholders or other parties interested in communicating with Michael J. Cave, our Presiding Director (who is the contact for those who wish to communicate with non-management directors), or any other director may do so by writing in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. We open and forward all mail to the director or directors specified in the communication.

Q:	Does the company have a chairman or a presiding director?

A:
We currently have a Chairman of the Board, who is also our Acting President and Chief Executive Officer, and a Presiding Director of the Board. Our Corporate Governance Policy provides for a Presiding Director when the Chairman of the Board is not an independent Director.

Q:	How may I recommend a candidate to serve on the Board of Directors?

A:
Shareholders may recommend candidates for consideration by the Nominating and Corporate Governance Committee at any time by writing to the Chair of the committee in care of our Secretary at the above address. To enable the committee to consider a shareholder recommendation in connection with the 2021 annual meeting of shareholders, we must receive the recommendation on or before [_________]. Under “Nominating and Corporate Governance Committee,” we discuss the criteria that the Nominating and Corporate Governance Committee considers for identifying and recommending new candidates to serve on the Board.

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	76

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS
Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a broker, bank or other nominee may deliver to multiple shareholders sharing the same address a single copy of our Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and/or this Proxy Statement. We will deliver promptly, if you request orally or in writing, a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and/or this Proxy Statement to any shareholder at the same address. If you wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and/or this Proxy Statement, then you may contact our Investor Relations Department by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) email at investor.relations@harley-davidson.com. You may also contact your broker, bank or other nominee to make a similar request. Shareholders sharing an address who now receive multiple copies of our Notice of Internet Availability of Proxy Materials (when applicable), Annual Report on Form 10-K and/or this Proxy Statement from their broker, bank or other nominee may request delivery of a single copy by contacting their broker, bank or other nominee, so long as the broker, bank or other nominee has elected to household proxy materials.
By Order of the Board of Directors,
Harley-Davidson, Inc.

Paul Krause
Assistant Secretary
Milwaukee, Wisconsin
[ ], 2020

77	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

APPENDIX A

HARLEY-DAVIDSON, INC.
2020 INCENTIVE STOCK PLAN
1. Purposes, History and Effective Date.
(a) Purpose. The Harley-Davidson, Inc. 2020 Incentive Stock Plan has two complementary purposes: (i) to attract and retain outstanding individuals to serve as officers and other employees and (ii) to increase shareholder value. This Plan will provide participants incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock or receive monetary payments based on the value of such common stock on the potentially favorable terms that this Plan provides.
(b) History. Prior to the effective date of this Plan, the Company had in effect the 2014 Plan, which was originally effective April 26, 2014. Upon shareholder approval of this Plan, the 2014 Plan will terminate and no new awards will be granted under the 2014 Plan, although awards granted under the 2014 Plan and still outstanding will continue to be subject to all terms and conditions of the 2014 Plan, subject to Section 15(c) of this Plan.
(c) Effective Date. This Plan became effective on, and Awards may be granted under this Plan on and after, the Effective Date. This Plan will terminate as provided in Section 15.
2. Definitions. Capitalized terms used in this Plan have the following meanings:
(a) “2009 Plan” means the Harley-Davidson, Inc. 2009 Incentive Stock Plan, as amended.
(b) “2014 Plan” means the Harley-Davidson, Inc. 2004 Incentive Stock Plan, as amended.
(c) “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act or any successor rule or regulation thereto. Notwithstanding the foregoing, for purposes of determining those individuals to whom may be granted a non-qualified Option or a Stock Appreciation Right that is intended to be exempt from Code Section 409A, the term “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Company within the meaning of Code Sections 414(b) or (c); provided that, in applying such provisions, the phrase “at least 20 percent” shall be used in place of “at least 80 percent” each place it appears therein.
(d) “Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Shares, Restricted Stock, Restricted Stock Units, EIP Shares or Dividend Equivalent Units. Any Award granted under this Plan shall be provided or made in such manner and at such time as complies with or is exempt from the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1), including, without limitation, deferring payment to a specified employee or until a specified distribution event, as provided in Code Section 409A(a)(2).
(e) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing the grant of an Award in such form as the Committee determines.
(f) “Board” means the Board of Directors of the Company.
(g) “Cause” means, except as otherwise determined by the Committee upon the grant of an Award, (i) the Participant’s conviction of a felony or a plea by the Participant of no contest to a felony, (ii) willful misconduct on the part of the Participant that is materially and demonstrably detrimental to the Company or an Affiliate, (iii) the Participant’s willful refusal to perform requested duties consistent with the Participant’s office, position or status with the Company or an Affiliate (other than as a result of his or her physical or mental disability) or (iv) other conduct or inaction that the Company determines in its discretion constitutes Cause. With respect to clauses (ii), (iii) and (iv) of this definition, Cause shall be determined by the senior human resources officer of the Company. All determinations of such officer under this definition shall be final.
(h) “Change of Control” means the occurrence of any one of the following events:
(i) the Continuing Directors no longer constitute a majority of the Directors constituting the Board;
(ii) any person or group (as defined in Rule 13d-5 under the Exchange Act), together with its affiliates, becomes the beneficial owner, directly or indirectly, of 20% or more of the Company’s then outstanding Stock or 20% or more of the voting power of the Company’s then outstanding Stock; or

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	A-1

(iii) the consummation of the merger or consolidation of the Company with any other corporation, or the sale of substantially all of the Company’s assets or the liquidation or dissolution of the Company, unless, in the case of a merger or consolidation, the Continuing Directors in office immediately prior to such merger or consolidation constitute at least a majority of the directors constituting the board of directors of the surviving corporation of such merger or consolidation and any parent (as defined in Rule 12b-2 under the Exchange Act) of such corporation.
Notwithstanding the foregoing, with respect to an Award that is deferred compensation subject to Code Section 409A, then solely for purposes of determining the timing of payment of such Award, the term “Change of Control” as defined above shall be deemed amended to the extent necessary to satisfy the definition of “change in control event” under Code Section 409A to the extent necessary for the Award to comply with Code Section 409A.
(i) “Change of Control Price” means the highest Fair Market Value price per Share during the sixty (60)-day period preceding the date of a Change of Control.
(j) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.
(k) “Committee” means the Human Resources Committee of the Board (or a successor committee with the same or similar authority).
(l) “Company” means Harley-Davidson, Inc., a Wisconsin corporation, or any successor thereto.
(m) “Continuing Director” means any individual who is either (i) a member of the Board on the Effective Date or (ii) a member of the Board whose election or nomination to the Board was approved by a vote of at least two-thirds (2/3) of the Continuing Directors (other than a person whose election was as a result of an actual or threatened proxy or other control contest).
(n) “Director” means a member of the Board, and “Non-Employee Director” means a Director who is not also an employee of the Company or its Subsidiaries.
(o) “Disability” has the meaning ascribed to the term in Code Section 22(e)(3), as determined by the Committee.
(p) “Disinterested Persons” means the non-employee directors of the Company within the meaning of Rule 16b-3 as promulgated under the Exchange Act.
(q) “Dividend Equivalent Unit” means the right to receive a payment equal to the cash dividends paid with respect to a Share.
(r) “Effective Date” means the date the Company’s shareholders approve this Plan.

(s) “EIP Shares” means Shares that the Company delivers in payment or partial payment of an award under the Harley-Davidson, Inc. Employee Incentive Plan (or any successor thereto) or other incentive plans of the Company or its affiliates that the Committee designates from time to time.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.
(u) “Excluded Items” means any (i) charges for reorganizing and restructuring, (ii) discontinued operations, (iii) asset write-downs, (iv) gains or losses on the disposition of a business or business segment or arising from the sale of assets outside the ordinary course of business, (v) changes in tax or accounting principles, regulations or laws, (vi) extraordinary, unusual, transition, one-time and/or non-recurring items of gain or loss, and (vii) mergers, acquisitions or dispositions, that in each case the Company identifies in its audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s annual report.
(v) “Fair Market Value” means, per Share on the date as of which Fair Market Value is being determined, if the Stock is listed for trading on the New York Stock Exchange, the closing sales price on the date in question as reported in The Wall Street Journal, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange. If the Stock is not listed or admitted to trading on the New York Stock Exchange on the date in question, then “Fair Market Value” means, per Share on the date as of which Fair Market Value is being determined, (i) the closing sales price on the date in question on the principal national securities exchange on which the Stock is listed or admitted to trading, or if no sales of Stock occur on the date in question,

A-2	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

on the last preceding date on which there was a sale on such exchange; or (ii) if the Stock is not listed or admitted to trading on any national securities exchange, the closing quoted sale price on the date in question, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale; or (iii) if not so quoted, the mean of the closing bid and asked prices on the date in question in the over-the-counter market, as reported by such reporting system then in use, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale; or (iv) if on any such date the Stock is not quoted by any such system, the mean of the closing bid and asked prices on the date in question as furnished by a professional market maker making a market in the Stock selected by the Board for the date in question, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale; or (v) if on any such date no market maker is making a market in the Stock, the price as determined in good faith by the Committee; provided that if Fair Market Value is being determined under clause (v) for purposes of determining the Change of Control Price, the value will be determined by the Continuing Directors.
(w) “Option” means the right to purchase Shares at a specified price for a specified period of time. An incentive stock option may be granted, in accordance with Section 7, to a Participant who is an employee of the Company or a subsidiary (as defined for purposes of the incentive stock option rules).
(x) “Participant” means an individual selected by the Committee to receive an Award, and includes any individual who holds an Award after the death of the original recipient.
(y) “Performance Goals” means any objective or subjective goals the Committee establishes with respect to an Award. A Performance Goal may, but is not required to, relate to one or more of the following for such period as the Committee specifies (in all cases before Excluded Items, except as otherwise determined by the Committee); provided that, to the extent a Performance Goal relates to an Award that is intended to qualify as performance based compensation under Section 162(m) of the Code as in effect prior to the enactment of the Tax Cuts and Jobs Act for purposes of any state laws that incorporate, refer to or are based on such provisions (together, “Code Section 162(m)”), such Performance Goal shall relate to one or more of the following for such period as the Committee specifies (in all cases before Excluded Items, except as otherwise determined by the Committee upon the grant of the Award):
(i) Any one or more of the following as determined for the Company on a consolidated basis, for any one or more Affiliates or divisions of the Company and/or for any other business unit or units of the Company, as determined by the Committee at the time an Award is made:
(1) Sales or other revenues;
(2) Cost of goods sold;
(3) Gross profit;
(4) Expenses or expense or cost reductions;
(5) Income or earnings, including net income, income from operations;
(6) Income before interest and the provision for income taxes;
(7) Income before provision for income taxes;
(8) Margins;
(9) Working capital or any of its components, including accounts receivable, inventories or accounts payable;
(10) Assets or productivity of assets;
(11) Return on shareholders equity, capital, assets or other financial measure that appears on the Company’s financial statements or is derived from one or more amounts that appear on the Company’s financial statements;
(12) Stock price;
(13) Dividend payments;
(14) Economic value added, or other measure of profitability that considers the cost of capital employed.
(15) Cash flow;

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	A-3

(16) Debt or ratio of debt to equity or other financial measure that appears on the Company’s financial statements or is derived from one or more amounts that appear on the Company’s financial statements;
(17) Net increase (decrease) in cash and cash equivalents;
(18) Customer satisfaction;
(19) Market share;
(20) Product quality;
(21) New product introductions or launches;
(22) Sustainability, including energy or materials utilization;
(23) Business efficiency measures;
(24) Retail sales;
(25) Safety.
(ii) Earnings per Share for the Company on a consolidated basis.
(iii) Total shareholder return.

In the case of Awards that the Committee determines will not be considered “performance-based compensation” under Code Section 162(m), the Committee may establish other Performance Goals not listed in this Plan.
(z) “Performance Shares” means the right to receive Shares to the extent Performance Goals are achieved.
(aa) “Performance Units” means the right to receive a payment valued in relation to a unit the value of which is equal to the Fair Market Value of one or more Shares, to the extent Performance Goals are achieved.
(bb) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.
(cc) “Plan” means this Harley-Davidson, Inc. 2020 Incentive Stock Plan, as may be amended from time to time.
(dd) “Restricted Stock” means Shares that are subject to a risk of forfeiture and/or restrictions on transfer, which may lapse upon the achievement or partial achievement of Performance Goals and/or upon the completion of a period of service.
(ee) “Restricted Stock Unit” means the right to receive cash, and/or Shares with a Fair Market Value, valued in relation to a unit that has a value equal to the Fair Market Value of a Share, which right may vest upon the achievement or partial achievement of Performance Goals and/or upon the completion of a period of service.
(ff) “Retirement” means, except as otherwise determined by the Committee and set forth in an Award Agreement, termination of employment from the Company and its Affiliates (i) for reasons other than Cause, on or after age fifty-five (55); or (ii) with the consent of the Committee, under other circumstances; provided that with respect to an Award that is subject to Code Section 409A, the Committee shall not exercise such authority to the extent that exercise of such authority would cause the Award to fail to satisfy the requirements of Code Section 409A.
(gg) “Rule 16b-3” means Rule 16b-3 as promulgated by the United States Securities and Exchange Commission under the Exchange Act.
(hh) “Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.
(ii) “Share” means a share of Stock.
(jj) “Stock” means the common stock of the Company.
(kk) “Stock Appreciation Right” or “SAR” means the right of a Participant who provides services to the Company or an Affiliate to receive cash, and/or Shares with a Fair Market Value, equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

A-4	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

(ll) “Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entity in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.
3. Administration.
(a) Committee Administration. In addition to the authority specifically granted to the Committee in this Plan, the Committee has full discretionary authority to administer this Plan, including but not limited to the authority to (i) interpret the provisions of this Plan, (ii) prescribe, amend and rescind rules and regulations relating to this Plan, (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or Award Agreement in the manner and to the extent it deems desirable to carry this Plan into effect and (iv) make all other determinations necessary or advisable for the administration of this Plan.
(b) Delegation to Other Committees or CEO. To the extent applicable law permits, the Board or the Committee may delegate to another committee of the Board, or the Committee may delegate to the Chief Executive Officer of the Company, any or all of the authority and responsibility of the Committee. However, no such delegation is permitted with respect to Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised. To the extent applicable law permits, the Board or the Committee also may delegate to another committee of the Board consisting entirely of Non-Employee Directors any or all of the authority and responsibility of the Committee with respect to individuals who are Section 16 Participants. If the Board or Committee has made such a delegation, then all references to the Committee in this Plan include such other committee or the Chief Executive Officer to the extent of such delegation.
(c) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Committee and the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with this Plan or any Award, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith; provided that upon the institution of any such action, suit or proceeding a Committee or Board member shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee or Board member undertakes to handle and defend it on such member’s own behalf.
4. Eligibility. The Committee may designate any of the following as a Participant from time to time: any officer or other employee of the Company or any of its Affiliates or an individual that the Company or an Affiliate has engaged to become an officer or other employee. The Committee’s designation of a Participant in any year will not require the Committee to designate such person to receive an Award in any other year. The Committee’s granting of a particular type of Award to a Participant will not require the Committee to grant the same or any other type of Award to such individual.
5. Types of Awards. Subject to the terms of this Plan, the Committee may grant any type of Award to any Participant it selects. Awards may be granted alone or in addition to, in tandem with, or (subject to the prohibition on repricing contained in Section 15(e)) in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate of the Company). Awards granted under this Plan shall be evidenced by an Award Agreement except to the extent the Committee provides otherwise.
6. Shares Reserved under this Plan.
(a) Plan Reserve. Subject to adjustment as provided in Section 17, an aggregate of 5,400,000 Shares are reserved for issuance under this Plan, all of which may be issued upon the exercise of incentive stock options. The aggregate number of Shares reserved under this Plan under this Section 6(a) shall be depleted by the maximum number of Shares, if any, that may be payable under an Award as determined at the time of grant.
(b) Replenishment of Shares Under this Plan. If (i) an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award (whether due currently or on a deferred basis), (ii) the Committee determines during or at the conclusion of the term of an Award that all or some portion of the Shares with respect to which the Award was granted will not be issued on the basis that the conditions for such issuance will not be satisfied, (iii) Shares are forfeited under an Award or (iv) Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, then such Shares shall be recredited to this Plan’s reserve and may again be used for new Awards under this Plan, but such Shares may not be issued pursuant to incentive stock options. Notwithstanding the foregoing, in no event shall the following

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	A-5

Shares be recredited to this Plan’s reserve: Shares tendered or withheld in payment of the exercise price of an outstanding Option or as a result of the net settlement of an outstanding Stock Appreciation Right; Shares tendered or withheld to satisfy federal, state or local tax withholding obligations; and Shares purchased by the Company using proceeds from Option exercises.
(c) Participant Limitations. With respect to any Awards that are intended to constitute performance-based compensation under Code Section 162(m), the limits in the following sentence shall apply. Subject to adjustment as provided in Section 17, no Participant may be granted Awards that could result in such Participant:
(i) receiving in any calendar year Options for, and/or Stock Appreciation Rights with respect to, more than 1,500,000 Shares;
(ii) receiving in any calendar year Awards of Shares, Restricted Stock and/or Restricted Stock Units relating to more than 500,000 Shares; or
(iii) receiving in any calendar year Awards of Performance Shares and/or Awards of Performance Units relating to more than 500,000 Shares.
In all cases, determinations under this Section 6(c) should be made in a manner that is consistent with the exemption for performance-based compensation that Code Section 162(m) provides.
7. Options. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each Option, including but not limited to:
(a) Whether the Option is an “incentive stock option” which meets the requirements of Code Section 422, or a “nonqualified stock option” which does not meet the requirements of Code Section 422; provided that in the case of an incentive stock option, if the aggregate Fair Market Value (determined on the date of grant) of the Shares with respect to which all “incentive stock options” (within the meaning of Code Section 422) are first exercisable by the Participant during any calendar year (under this Plan and under all other incentive stock option plans of the Company or any Affiliate that is required to be included under Code Section 422) exceeds $100,000, such Option automatically shall be treated as a nonqualified stock option to the extent this limit is exceeded.
(b) The grant date, which may not be any day prior to the date that the Committee approves the grant.
(c) The number of Shares subject to the Option.
(d) The exercise price, which may never be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; provided that (i) no incentive stock option shall be granted to any employee who, at the time the Option is granted, owns (directly or indirectly, within the meaning of Code Section 424(d)) more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary unless the exercise price is at least 110 percent of the Fair Market Value of a Share on the date of grant; and (ii) the exercise price may vary during the term of the Option if the Committee determines that there should be adjustments to the exercise price relating to achievement of Performance Goals and/or to changes in an index or indices that the Committee determines is appropriate (but in no event may the exercise price be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant).
(e) The terms and conditions of exercise, which may include a requirement that exercise of the Option is conditioned upon achievement of one or more Performance Goals; provided that, unless the Committee provides otherwise in an Award Agreement or in rules and regulations relating to this Plan, an Option, or portion thereof, shall be exercised by delivery of a written notice of exercise to the Company (or its designee) and provision (in a manner acceptable to the Committee) for payment of the full exercise price of the Shares being purchased pursuant to the Option and any withholding taxes due thereon.

(f) The termination date, except that each Option must terminate no later than ten (10) years after the date of grant, and each incentive stock option granted to any employee who, at the time the Option is granted, owns (directly or indirectly, within the meaning of Code Section 424(d)) more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary must terminate no later than five (5) years after the date of grant.

(g) The exercise period following a Participant’s termination of employment, provided that:
(i) Unless the Committee provides otherwise, if a Participant shall cease to be employed by the Company or any of its Affiliates other than by reason of Retirement, Disability, or death, (A) the portion of the Option that is not vested shall terminate on the date of such cessation of employment and (B) the Participant shall have a period ending on the earlier of the Option’s termination date or 90 days from the

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date of cessation of employment to exercise the vested portion of the Option to the extent not previously exercised. At the end of such period, the Option shall terminate.
(ii) Unless the Committee provides otherwise, if a Participant shall cease to be employed by the Company or any of its Affiliates by reason of Retirement or Disability, the Option shall remain exercisable, to the extent it was exercisable at the time of cessation of employment, until the earliest of: the Option’s termination date; the death of the Participant, or such later date not more than one year after the death of the Participant as the Committee, in its discretion, may provide; the third anniversary of the date of the cessation of the Participant’s employment, if employment ceased by reason of Retirement; or the first anniversary of the date of the cessation of the Participant’s employment by reason of Disability. At the end of such period, the Option shall terminate.
(iii) In the event of the death of the Participant while employed by the Company or any of its Affiliates, the Option may be exercised at any time prior to the earlier of the Option’s termination date or the first anniversary of the date of the Participant’s death to the extent that the Participant was entitled to exercise such Option on the Participant’s date of death. In the event of the death of the Participant while entitled to exercise an Option pursuant to Section 7(g)(ii), the Committee, in its discretion, may permit such Option to be exercised prior to the Option’s termination date during a period of up to one year from the death of the Participant, as determined by the Committee to the extent that the Option was exercisable at the time of cessation of the Participant’s employment.
Extension of the Option exercise period beyond 90 days from the date of cessation of employment shall result in conversion of an incentive stock option to a non-qualified stock option to the extent required under the Code.
Any Participant who disposes of Shares acquired upon the exercise of an incentive stock option either (1) within two years after the date of the grant of such Option or (2) within one year after the transfer of such Shares to the Participant shall notify the Company of such disposition and of the amount realized upon such disposition.
In all other respects, the terms of any incentive stock option should comply with the provisions of Code Section 422 except to the extent the Committee determines otherwise.
8. Stock Appreciation Rights. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each SAR, including but not limited to:
(a) Whether the SAR is granted independently of an Option or relates to an Option; provided that if an SAR is granted in relation to an Option, then unless otherwise determined by the Committee, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Options that relate to an SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.
(b) The grant date, which may not be any day prior to the date that the Committee approves the grant.
(c) The number of Shares to which the SAR relates.
(d) The grant price, provided that (i) the grant price shall never be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant and (ii) the grant price may vary during the term of the SAR if the Committee determines that there should be adjustments to the grant price relating to achievement of Performance Goals and/or to changes in an index or indices that the Committee determines is appropriate (but in no event may the grant price be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant).
(e) The terms and conditions of exercise or maturity.
(f) The term, provided that an SAR must terminate no later than 10 years after the date of grant.
(g) The exercise period following a Participant’s termination of employment.
(h) Whether the SAR will be settled in cash, Shares or a combination thereof.
9. Performance Awards. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each Award of Performance Shares or Performance Units, including but not limited to:
(a) The number of Shares and/or units to which such Award relates.

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(b) One or more Performance Goals that must be achieved during such period as the Committee specifies in order for the Participant to realize the benefit of such Award. With respect to an Award that is intended to constitute performance-based compensation with respect to a Participant who is a covered employee for purposes of Code Section 162(m), once the Performance Goals have been established with respect to an Award, the Committee shall have no discretion to increase the amount of compensation payable under the Award, although the Committee may decrease the amount of compensation that a Participant may earn under such an Award.
(c) Whether all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, Disability or Retirement.
(d) With respect to Performance Units, whether to settle such Award in cash, Shares, or a combination of cash and Shares.
(e) Whether dividends paid with respect to the Shares subject to or underlying an Award of Performance Shares or Performance Units will be credited to the Award holder; provided that any such dividends must be held in escrow or otherwise deferred until the end of the applicable performance period; and provided further that no such dividends may be credited or paid with respect to the Award to the extent the Performance Goals for the Award are not achieved or the Award is otherwise not earned.
10. Restricted Stock, Restricted Stock Unit and Share Awards. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each Award of Restricted Stock, Restricted Stock Units or Shares, including but not limited to:
(a) The number of Shares and/or units to which such Award relates.
(b) Subject to Section 13, the period of time, if any, over which, with respect to Restricted Stock or Restricted Stock Units, the risk of forfeiture or restrictions imposed on the Award will lapse, or over which the Award will vest, and whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period, if any, as the Committee specifies.
(c) Whether, with respect to Restricted Stock and Restricted Stock Units, all or any portion of the period of forfeiture or restrictions imposed on the Award will lapse, or whether the vesting of the Award will be accelerated, upon a Participant’s death, Disability or Retirement.
(d) With respect to Restricted Stock Units, whether to settle such Awards in cash, Shares, or a combination of cash and Shares.
(e) With respect to Restricted Stock, the manner of registration of certificates or book entry for such Shares, and whether to hold such Shares in escrow pending lapse of the period of forfeiture or restrictions or to issue such Shares with an appropriate legend or stop-transfer order referring to such restrictions.
(f) Whether dividends paid with respect to the Shares subject to or underlying an Award of Restricted Stock or Restricted Stock Units will result in dividends or Dividend Equivalent Units being credited with respect to such Award; provided that any such dividends or Dividend Equivalent Units shall be held in escrow or otherwise deferred and shall be subject to the same terms and conditions as the Award to which they relate.
11. EIP Shares. Subject to the terms and conditions of this Plan, the Committee may elect to have the Company deliver EIP Shares in payment or partial payment of awards under the Harley-Davidson, Inc. Employee Short Term Incentive Plan (or any successor thereto) or other incentive plans of the Company or its Affiliates that the Committee designates from time to time.
12. Dividend Equivalent Units. Subject to the terms and conditions of this Plan, the Committee will determine all terms and conditions of each Award of Dividend Equivalent Units, including but not limited to whether such Award will be granted in tandem with another Award, and the form, timing and conditions of payment. However, any Dividend Equivalent Units granted in connection with any Award shall be subject to the same terms and conditions as the Award to which they relate. In addition, any Dividend Equivalent Units granted in connection with any “stock right” within the meaning of Code Section 409A shall be set forth in a written arrangement that is separate from such Award, and to the extent such Dividend Equivalent Units are considered deferred compensation, such written arrangement shall comply with the provisions of Code Section 409A. In addition, Dividend Equivalent Units may not be granted in tandem with Awards providing Options or SARs.
13. Minimum Vesting Period; Discretion to Accelerate Vesting.
(a) Minimum Vesting Period. All Awards granted under the Plan that may be settled in Shares must have a minimum vesting period of one (1) year from the date of grant, provided that the Committee may elect not to apply

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such minimum vesting period to Awards with respect to up to five percent (5%) of the total Shares reserved pursuant to the first sentence of Section 6(a).
(b) Discretion to Accelerate. Notwithstanding Section 13(a), the Committee may accelerate the vesting of an Award or deem an Award to be earned, in whole or in part, in the event of (i) a Participant’s death, Disability, Retirement, or termination without Cause, (ii) as provided in Section 17(c) or (iii) upon any other event as determined by the Committee in its sole and absolute discretion.
14. Transferability. Awards are not transferable other than by will or the laws of descent and distribution, unless and to the extent the Committee allows a Participant to: (a) designate in writing a beneficiary to exercise the Award after the Participant’s death; or (b) transfer an Award, provided that in no event shall Options be transferable to third-party financial institutions.
15. Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.
(a) Term of Plan. Unless the Board or the Committee earlier terminates this Plan pursuant to Section 15(b), this Plan will terminate on the date when all Shares reserved for issuance have been issued. If the term of the Plan extends beyond ten years after the date of the Plan’s most recent approval by the Company’s shareholders, no incentive stock options may be granted after that time unless the Company’s shareholders have approved an extension of the Plan for such purpose.
(b) Termination and Amendment. The Board or the Committee may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:
(i) the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) action of the Board, (B) applicable corporate law or (C) any other applicable law;
(ii) shareholders must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded or (D) any other applicable law; and
(iii) shareholders must approve any of the following Plan amendments: (A) an amendment to materially increase any number of Shares specified in Section 6(a) [or 6(c)] (except as permitted by Section 17); or (B) an amendment to the provisions of Section 15(e).
(c) Amendment, Modification , Cancellation or Recoupment of Awards. Except as provided in Section 15(e) and subject to the requirements of this Plan, the Committee may modify or amend any Award or waive any restrictions or conditions applicable to any Award or the exercise of the Award, and the terms and conditions applicable to any Awards may at any time be amended, modified or canceled by mutual agreement between the Committee and the Participant or any other person(s) as may then have an interest in the Award, so long as any amendment or modification does not increase the number of Shares issuable under this Plan (except as permitted by Section 17), but the Committee need not obtain Participant (or other interested party) consent for the cancellation of an Award pursuant to the provisions of Section 17(a) or for the modification or amendment of an Award: (i) to the extent the modification or amendment is deemed necessary by the Committee to comply with any applicable law (including Code Section 409A) or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (ii) to the extent the modification or amendment is deemed necessary by the Committee to preserve favorable accounting treatment of any Award for the Company; or (iii) to the extent the Committee determines that such modification or amendment does not materially and adversely affect the value of an Award or that such modification or amendment is in the best interest of the affected Participant or any other person(s) as may then have an interest in the Award. In addition, except as provided in Section 15(e) and subject to the requirements of this Plan, the Committee may modify or amend any Award granted to a Participant under the 2009 Plan or the 2014 Plan, or waive any restrictions or conditions applicable to any such Award, to include Award terms consistent with the permitted terms of Awards granted under this Plan. Notwithstanding the foregoing, unless determined otherwise by the Committee, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply. Any Awards granted pursuant to this Plan, and any Stock issued or cash paid pursuant to such an Award, shall be subject to any recoupment or clawback policy that may be adopted by the Company from time to time and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup or claw back compensation paid pursuant to such an Award.
(d) Survival of Authority and Awards. Notwithstanding the foregoing, the authority of the Board and the Committee under this Section 15 will extend beyond the date of this Plan’s termination. In addition, termination of

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this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in full force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.
(e) Repricing Prohibited. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Shares, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities, or similar transaction(s)), the Company may not, without obtaining shareholder approval: (i) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs, (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, or (iii) cancel outstanding Options or SARs with an exercise price above the current Stock price in exchange for cash or other securities.
(f) Foreign Participation. To assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 15(b)(ii).
(g) Code Section 409A. The provisions of Code Section 409A are incorporated herein by reference to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.
16. Taxes.
(a) Withholding. The Company is entitled to withhold the amount of any tax attributable to any amount payable or Shares delivered or deliverable under this Plan, and the Company may defer making payment or delivery if any such tax may be pending unless and until indemnified to its satisfaction. A Participant shall satisfy the federal, state and local withholding tax obligations arising in connection with an Award in a manner acceptable to the Committee. If Shares are deliverable upon exercise or payment of an Award, the Committee may permit a Participant to satisfy all or a portion of the federal, state and local withholding tax obligations arising in connection with such Award by electing to (i) have the Company withhold Shares otherwise issuable under the Award, (ii) tender back Shares received in connection with such Award or (iii) deliver other previously owned Shares, in each case having a Fair Market Value equal to the amount to be withheld. However, the amount to be withheld may not exceed the total minimum federal, state and local tax withholding obligations associated with the transaction to the extent needed for the Company to avoid adverse accounting consequences. The election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires.
(b) No Guarantee of Tax Treatment. Notwithstanding any provision of this Plan to the contrary, the Company does not guarantee to any Participant or any other Person(s) with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.
17. Adjustment Provisions; Change of Control.
(a) Adjustment of Shares. If (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; or (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities (other than any stock purchase rights associated with the Shares that the Company might authorize and issue in the future) or other property; or (iii) the Company shall effect a cash dividend the amount of which exceeds 15% of the trading price of the Shares at the time the dividend is declared or any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur which, in the case of this clause (iv), in the judgment of the Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then, subject to Participants’ rights under Section 17(c), the Committee shall, in such manner as it may deem equitable, adjust any or all of: (A) the number and type of Shares

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subject to this Plan (including the number and type of Shares described in Sections 6(a) and 6(d)) and which may after the event be made the subject of Awards under this Plan, (B) the number and type of Shares subject to or underlying outstanding Awards, (C) the grant, purchase, or exercise price with respect to any Award, and (D) to the extent that such discretion will not cause an Award that is intended to qualify as performance-based compensation under Code Section 162(m) to lose its status as such, the Performance Goals with respect to an Award. In any such case, the Committee may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Committee and provide that Options or SARs the exercise or grant price of which does not exceed the Fair Market Value be cancelled without consideration therefor effective at such time as the Committee specifies (which may be the time such transaction or event is effective), but if such transaction or event constitutes a Change of Control, then (1) any such payment shall be at least as favorable to the holder as the greatest amount the holder could have received in respect of such Award under Section 17(c) and (2) from and after the Change of Control, the Committee may make provision for a cash payment only if the Committee determines that doing so is necessary to substitute, for each Share then subject to or underlying an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction or event in accordance with the last sentence of this Section 17(a). However, in each case, with respect to Awards of incentive stock options, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b). Further, the number of Shares subject to or underlying any Award payable or denominated in Shares must always be a whole number. Unless the Committee determines otherwise, any such adjustment to an Award that is exempt from Code Section 409A shall be made in manner that permits the Award to continue to be so exempt, and any adjustment to an Award that is subject to Code Section 409A shall be made in a manner that complies with the provisions thereof. Without limitation, subject to Participants’ rights under Section 17(c), in the event of any such merger or similar transaction, subdivision or combination of Shares, dividend or other event described above, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Committee shall substitute, on an equitable basis as the Committee determines, for each Share then subject to or underlying an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction. Notwithstanding the foregoing, if the Company shall subdivide the Shares or the Company shall declare a dividend payable in Shares, and if no action is taken by the Board or the Committee, then the adjustments contemplated by this Section 17(a) that are proportionate shall nevertheless automatically be made as of the date of such subdivision of the Shares or dividend in Shares.
(b) Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Committee may authorize the issuance or assumption of Awards upon such terms and conditions as it may deem appropriate.
(c) Change of Control.
(i) Subject to Section 17(c)(iii), the following provisions will apply:
(A) Subject to Section 17(c)(i)(B), except to the extent the Committee provides a result more favorable to holders of Awards (either in an Award Agreement or at the time of a Change of Control), or to the extent another agreement between the Company and a Participant provides a more favorable result to the Participant, in the event of a Change of Control and with respect to each Award the holder of which is employed by the Company or an Affiliate on the date of the Change of Control:
(1) each holder of an Option or SAR shall have the right at any time thereafter to exercise the Option or SAR in full whether or not the Option or SAR was theretofore exercisable;
(2) Restricted Stock and Restricted Stock Units (that are not subject to Performance Goals and) that are not then vested shall vest, and any period of forfeiture or restrictions to which Restricted Stock and Restricted Stock Units are subject shall lapse, upon the date of the Change of Control;
(3) each holder of a Performance Share and/or Performance Unit (and/or any Restricted Stock and Restricted Stock Units that are subject to Performance Goals) for which the performance period has not expired shall become vested in an amount equal to the product of the value of the Performance Share and/or Performance Unit assuming achievement of the applicable

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Performance Goal at the greater of the target performance level or the rate of actual performance through the date of the Change of Control projected through the end of the performance period and a fraction the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to which the Award is subject to the date of the Change of Control and the denominator of which is the number of whole months in the performance period; and
(4) all Dividend Equivalent Units that were awarded in connection with another Award shall vest.
The rules of this Section 17(c)(i)(A) shall not prevent the Committee, in connection with a Change of Control transaction, from exercising the authority provided to the Committee under the penultimate sentence of Section 17(a) to substitute, for each vested (taking into account the vesting rules of this Section 17(c)(i)(A)) and previously unexercised or undistributed Share then subject to or underlying an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect to each Share pursuant to the transaction.
(B) The provisions of Section 17(c)(i)(A) notwithstanding, no acceleration of exercisability, vesting, issuance of shares or other payment shall occur under Section 17(c)(i)(A) with respect to Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units the value of which is based on the Fair Market Value of a Share or Dividend Equivalents that were awarded in connection with another Award (collectively, “Equity Awards”) held by Participants to the extent the Committee reasonably determines in good faith prior to the occurrence of a Change of Control that such Equity Awards shall be honored or assumed, or new rights substituted therefor (each such honored, assumed or substituted award hereinafter called an "Alternative Award"), by the Participant's employer (or the parent or a subsidiary of such employer) immediately following the Change of Control, provided that any such Alternative Award must:
(1) relate to a class of equity that is (or will be within 5 business days following the Change of Control) listed to trade on a recognized securities market;
(2) provide the Participant with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under such Equity Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment, including all provisions applicable in respect of such Equity Award that provide for accelerated vesting (with respect to Equity Awards that vest upon the attainment of one or more Performance Goals, if the Change of Control occurs during the course of a performance period applicable to the Equity Award, then (x) the Performance Goals shall be deemed to have been satisfied at the target level specified in the Participant's Award Agreement or, if greater, otherwise specified by the Committee at or after grant, and (y) any Alternative Award shall not include a performance objective, unless otherwise determined by the Committee as constituted immediately prior to the Change of Control);
(3) have substantially equivalent economic value to the Equity Award (as determined by the Committee as constituted immediately prior to the Change of Control); and
(4) have terms and conditions providing that if the Participant's employment is terminated upon or within two years following such Change of Control by the Participant's employer other than for Cause or by the Participant for Good Reason, the Participant's rights under each such Alternative Award shall become fully vested and exercisable (for purposes of this clause (4), Good Reason and Cause shall be as defined in the Company's Transition Agreement ("Transition Agreement") applicable to the Participant prior to the occurrence of the Change of Control and, if no Transition Agreement is applicable to the Participant, then as such terms are defined in the form of Transition Agreement filed as Exhibit 10.30 to the Company's Annual Report on Form 10-K for the year ended December 31, 2018; provided, however, that with respect to any Equity Award that does not qualify for any applicable exemption from the application of Section 409A of the Code, the payment or distribution of the Alternative Award shall only be made at the time otherwise specified under the Plan or the Award Agreement without regard to the occurrence of the Change of Control (including any six month delay in payment applicable to a "specified employee," as determined in accordance with Section 409A of the Code).

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(ii) For purposes of this Section 17(c), the “value” of a Performance Share shall be equal to, and the “value” of a Performance Unit the value of which is equal to the Fair Market Value of one or more Shares shall be based on, the Change of Control Price.
(iii) Unless any agreement between the Participant and the Company provides for a payment by the Company to the Participant to cover the excise taxes due by the Participant upon receipt of an excess parachute payment within the meaning of Code Section 280G, if the receipt of any payment by a Participant under the circumstances described in this Section 17(c) would result in the payment by the Participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment shall be reduced to the extent required to prevent the imposition of such excise tax.
18. Miscellaneous.
(a) Other Terms and Conditions. The grant of any Award may also be subject to other provisions (whether or not applicable to the Award granted to any other Participant) as the Committee determines appropriate, including, without limitation, provisions for:
(i) one or more means to enable Participants to defer the delivery of Shares or recognition of taxable income relating to Awards or cash payments derived from the Awards on such terms and conditions as the Committee determines, including, by way of example, the form and manner of the deferral election, the treatment of dividends paid on the Shares during the deferral period or a means for providing a return to a Participant on amounts deferred, and the permitted distribution dates or events (provided that no such deferral means may result in an increase in the number of Shares issuable under this Plan);
(ii) conditioning the grant or benefit of an Award on the Participant’s agreement to comply with covenants not to compete, not to solicit employees and customers and not to disclose confidential information that may be effective during or after the Participant’s employment, and/or provisions requiring the Participant to disgorge any profit, gain or other benefit received in connection with an Award as a result of the breach of such covenant;
(iii) the payment of the purchase price of Options (A) by delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, (B) by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price, (C) by surrendering the right to receive Shares otherwise deliverable to the Participant upon exercise of the Award having a Fair Market Value at the time of exercise equal to the total exercise price, or (D) by any combination of (A), (B) and/or (C);
(iv) except in connection with the grant of Awards providing Options or SARs, for which Awards this subsection is not applicable, provisions giving the Participant the right to receive dividend payments or dividend equivalent payments with respect to the Shares subject to or underlying the Award (but only after the Shares subject to or underlying the Award are earned, vested or acquired), which payments may be either made currently or credited to a nonqualified deferred compensation account for the Participant that complies with the applicable requirements of Code Section 409A, provides for the deferral of payment of such amounts to a specified employee or until a specified event described in Code Section 409A(a)(2), and may be settled in cash or Shares, as the Committee determines;
(v) restrictions on resale or other disposition of Shares, including imposition of a retention period;
(vi) compliance with federal or state securities laws and stock exchange requirements; and
(vii) provisions requiring the Participant to disgorge any profit, gain or other benefit received in connection with an Award under other circumstances.
(b) Employment. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment with the Company or any Affiliate. Unless determined otherwise by the Committee, for purposes of this Plan and all Awards, the following rules shall apply:
(i) a Participant who transfers employment between the Corporation and any Affiliate of the Company, or between the Company’s Affiliates, will not be considered to have terminated employment;

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	A-13

(ii) a Participant who ceases to be employed by the Company or an Affiliate of the Company and immediately thereafter becomes a Non-Employee Director, a non-employee director of any of its Affiliates, or a consultant to the Company or any of its Affiliates shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and
(iii) a Participant employed by an Affiliate of the Company will be considered to have terminated employment when such entity ceases to be an Affiliate of the Company.
Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon a “separation from service” within the meaning of Code Section 409A. Notwithstanding any other provision in this Plan or an Award to the contrary, if any Participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required to avoid the income inclusion, interest and additional tax imposed by Code Section 409A, any payment made to the Participant on account of such separation from service shall not be made before a date that is six months after the date of the separation from service.
(c) No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Committee may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(d) Unfunded Plan. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors.

(e) Requirements of Law and Securities Exchange. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Award Agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under this Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchanges. Notwithstanding any provision of this Plan or any document pertaining to Awards granted hereunder to the contrary, this Plan shall be so construed, interpreted and administered to meet the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1).
(f) Governing Law. This Plan, and all agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Wisconsin, without reference to any conflict of law principles. The exclusive venue for any legal action or proceeding with respect to this Plan, any Award or any Award Agreement, or for recognition and enforcement of any judgment in respect of this Plan, shall be a court sitting in the County of Milwaukee, or the Federal District Court for the Eastern District of Wisconsin sitting in the County of Milwaukee, in the State of Wisconsin, and any such action may be heard only in a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial.
(g) Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award or any Award Agreement must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.
(h) Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles.

A-14	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

(i) Severability. If any provision of this Plan or any Award Agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify this Plan, any Award Agreement or any Award under any law the Committee deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan, such Award Agreement or such Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Award Agreement and such Award will remain in full force and effect.

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	A-15

APPENDIX B
INFORMATION CONCERNING PARTICIPANTS IN THE
COMPANY'S SOLICITATION OF PROXIES
Information Concerning Participants in the Company's Solicitation of Proxies
The following tables set forth the name and business address of our directors and nominees, and the name, present principal occupation and business address of our officers and employees who, under the rules of the SEC, are considered to be "participants" in our solicitation of proxies from our shareholders in connection with our 2020 Annual Meeting of Shareholders.
Directors and Nominees
The names of our directors and nominees who are considered "participants" in our solicitation are set forth below. The principal occupations of our directors and nominees who are considered "participants" in our solicitation are set forth under the section above titled "Proposal 1: Election of Directors - Biographical Information, Skills and Qualifications" of the Proxy Statement. The name and business address of the organization of employment of each of our directors and nominees is c/o Harley-Davidson, Inc., 3700 West Juneau Avenue, Milwaukee, WI 53208.

Name
Troy Alstead
R. John Anderson
Michael J. Cave
Allan Golston
Sara L. Levinson
N. Thomas Linebarger
Brian R. Niccol
Maryrose T. Sylvester
Jochen Zeitz
Officers and Employees
The principal occupations of our executive officers and employees who are considered "participants" in our solicitation of proxies are set forth below. The principal occupation refers to such person's position with our company, and the business address for each person is c/o Harley-Davidson, Inc., 3700 West Juneau Avenue, Milwaukee, WI 53208.

Name	Occupation
Julie M. Anding	Chief Human Resources Officer, Harley-Davidson, Inc.
Patrick Shannon Burns	Director of Investor Relations, Harley-Davidson Motor Company
Amy S. Giuffre	Chief Communications Officer, Harley-Davidson Motor Company
Paul J. Krause	Interim Chief Legal Officer, Harley-Davidson, Inc.
Michelle A. Kumbier	Chief Operating Officer, Harley-Davidson Motor Company
Charlene M. Lake	Director, Compensation, Harley-Davidson Motor Company
John A. Olin	Senior Vice President and Chief Financial Officer, Harley-Davidson, Inc.
Jochen Zeitz	Chairman of the Board and Acting President and Chief Executive Officer, Harley-Davidson, Inc.
Information Regarding Ownership of Securities by Participants
The number of shares of our common stock held by our directors and named executive officers as of March 1, 2020 is set forth under the "Common Stock Ownership of Certain Beneficial Owners and Management" section of the Proxy Statement. The following table sets forth the number of shares held as of March 1, 2020 by our other employees who are deemed "participants" in our solicitation of proxies. No participant owns any securities of record that such participant does not own beneficially.

Name of Beneficial Owner	Number of Shares Beneficially Owned
Patrick Shannon Burns	2,013
Amy S. Giuffre	68,000
Paul J. Krause	8,547
Charlene M. Lake	1,944

B-1	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

Information Regarding Transactions in Securities by Participants
The following table sets forth information regarding purchases and sales of our securities by each of the participants listed above under "Directors and Nominees" and "Officers and Employees" during the past two years. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of those securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Shares of Common Stock Purchased or Sold March 1, 2018 - March 8, 2020
Name	Date	# of Shares and Options	Transaction Description
Troy Alstead	5/10/2019	3,481.89	Acquisition - award of deferred stock units
	5/10/2019	(3,182.989)	Disposition - deferred stock units
	5/10/2019	3,182.989	Acquisition - 1-for-1 exchange of deferred stock units for shares of common stock
	5/11/2018	3,065.98	Acquisition - award of deferred stock units
	5/11/2018	1,594.31	Acquisition - award of shares of common stock
	5/1/2018	(4,949.174)	Disposition - deferred stock units
	5/1/2018	4,949.174	Acquisition - 1-for-1 exchange of deferred stock units for shares of common stock

R. John Anderson	5/10/2019	3,481.89	Acquisition - award of deferred stock units
	5/10/2019	1,532.03	Acquisition - award of deferred stock units
	5/11/2018	4,415.012	Acquisition - award of deferred stock units
	5/1/2018	(2,283.87)	Disposition - deferred stock units
	5/1/2018	2,283.87	Acquisition - 1-for-1 exchange of deferred stock units for shares of common stock

Julie M. Anding	2/5/2020	6,124	Acquisition - award of restricted stock units
	2/3/2020	(4,025)	Disposition - restricted stock units
	2/3/2020	4,025	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock
	2/3/2020	(1,462)	Disposition - in-kind surrender of shares of common stock
	10/24/2019	(1,250)	Disposition - restricted stock units
	10/24/2019	1,250	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock
	10/24/2019	(400)	Disposition - in-kind surrender of shares of common stock

Patrick Shannon Burns	2/10/2020	4.442	Acquisition - purchase of shares of common stock
	2/5/2020	1,585	Acquisition - award of restricted stock units
	2/3/2020	319	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock
	2/3/2020	215	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	B-2

Shares of Common Stock Purchased or Sold March 1, 2018 - March 8, 2020
Name	Date	# of Shares and Options	Transaction Description
	2/3/2020	173	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock
	2/3/2020	(423)	Disposition -- in-kind surrender of shares of common stock
	1/10/2020	4.144	Acquisition - purchase of shares of common stock
	12/10/2019	4.086	Acquisition - purchase of shares of common stock
	11/8/2019	3.837	Acquisition - purchase of shares of common stock
	10/10/2019	4.44	Acquisition - purchase of shares of common stock
	9/10/2019	4.348	Acquisition - purchase of shares of common stock
	8/9/2019	4.385	Acquisition - purchase of shares of common stock
	7/10/2019	4.203	Acquisition - purchase of shares of common stock
	6/10/2019	4.262	Acquisition - purchase of shares of common stock
	5/10/2019	4.198	Acquisition - purchase of shares of common stock
	4/10/2019	3.888	Acquisition - purchase of shares of common stock
	3/8/2019	4.018	Acquisition - purchase of shares of common stock
	2/8/2019	4.286	Acquisition - purchase of shares of common stock
	2/5/2019	(635)	Disposition - sale of shares of common stock
	2/4/2019	233	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock
	2/4/2019	215	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock
	2/4/2019	173	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock
	2/4/2019	(373)	Disposition - in-kind surrender of shares of common stock
	2/1/2019	1,528	Acquisition - award of restricted stock units
	1/10/2019	4.12	Acquisition - purchase of shares of common stock
	12/10/2018	3.947	Acquisition - purchase of shares of common stock
	11/9/2018	3.687	Acquisition - purchase of shares of common stock
	10/10/2018	3.605	Acquisition - purchase of shares of common stock
	9/10/2018	3.348	Acquisition - purchase of shares of common stock
	8/10/2018	3.457	Acquisition - purchase of shares of common stock
	8/1/2018	(545)	Disposition - sale of shares of common stock
	8/1/2018	1,500	Acquisition - award of restricted stock units

B-3	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

Shares of Common Stock Purchased or Sold March 1, 2018 - March 8, 2020
Name	Date	# of Shares and Options	Transaction Description
	7/11/2018	3.457	Acquisition - purchase of shares of common stock
	6/8/2018	3.521	Acquisition - purchase of shares of common stock
	5/10/2018	3.734	Acquisition - purchase of shares of common stock
	4/10/2018	3.527	Acquisition - purchase of shares of common stock
	3/9/2018	3.403	Acquisition - purchase of shares of common stock

Michael J. Cave	5/10/2019	3,481.89	Acquisition - award of share units
	5/11/2018	3,065.98	Acquisition - award of share units

Amy S. Giuffre	2/5/2020	2,038	Acquisition - award of restricted stock units
	2/3/2020	879	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock
	2/3/2020	(526)	Disposition - in-kind surrender of shares of common stock
	8/1/2019	5,800	Acquisition - award of restricted stock units
	7/26/2019	339	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock
	7/26/2019	(161)	Disposition - in-kind surrender of shares of common stock
	2/4/2019	797	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock
	2/4/2019	(477)	Disposition - in-kind surrender of shares of common stock
	2/1/2019	1,965	Acquisition - award of restricted stock units

Allan Golston	5/10/2019	3,481.89	Acquisition - award of share units
	5/11/2018	4,476.331	Acquisition - award of share units

Paul J. Krause	2/5/2020	1,981	Acquisition - award of restricted stock units
	2/3/2020	717	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock
	2/3/2020	(429)	Disposition - in-kind surrender of shares of common stock
	11/22/2019	2,742	Acquisition - award of restricted stock units
	10/29/2019	(42.393)	Disposition - sale of shares of common stock
	7/24/2019	(197.745)	Disposition - sale of shares of common stock
	2/7/2019	(364)	Disposition - sale of shares of common stock
	2/4/2019	364	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	B-4

Shares of Common Stock Purchased or Sold March 1, 2018 - March 8, 2020
Name	Date	# of Shares and Options	Transaction Description
	2/4/2019	(218)	Disposition - in-kind surrender of shares of common stock
	2/1/2019	1,692	Acquisition - award of restricted stock units
	11/14/2018	(117)	Disposition - sale of shares of common stock
	8/31/2018	(110.426)	Disposition - sale of shares of common stock
	8/1/2018	1,500	Acquisition - award of restricted stock units

Michelle A. Kumbier	2/6/2020	3,479	Acquisition - award of shares of common stock
	2/6/2020	(1,114)	Disposition - in-kind surrender of shares of common stock
	2/5/2020	17,929	Acquisition - award of restricted stock units
	2/3/2020	(12,308)	Disposition - restricted stock units
	2/3/2020	(10,603)	Disposition - restricted stock units
	2/3/2020	12,308	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock
	2/3/2020	10,603	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock
	2/3/2020	(7,463)	Disposition - in-kind surrender of shares of common stock
	11/25/2019	(22,000)	Disposition - sale of shares of common stock
	2/5/2019	(10,808)	Disposition - restricted stock units
	2/5/2019	10,808	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock
	2/5/2019	(3,459)	Disposition - in-kind surrender of shares of common stock
	2/4/2019	(9,222)	Disposition - restricted stock units
	2/4/2019	9,222	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock
	2/4/2019	(2,952)	Disposition - in-kind surrender of shares of common stock
	2/1/2019	43,220	Acquisition - award of restricted stock units

Charlene M. Lake	2/5/2020	1,529	Acquisition - award of restricted stock units
	2/3/2020	708	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock
	2/3/2020	(423)	Disposition - in-kind surrender of shares of common stock
	11/22/2019	(50)	Disposition - sale of shares of common stock
	10/28/2019	(100)	Disposition - sale of shares of common stock
	7/26/2019	(50)	Disposition - sale of shares of common stock

B-5	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

Shares of Common Stock Purchased or Sold March 1, 2018 - March 8, 2020
Name	Date	# of Shares and Options	Transaction Description
	6/27/2019	(100)	Disposition - sale of shares of common stock
	2/21/2019	(100)	Disposition - sale of shares of common stock
	2/15/2019	(104)	Disposition - sale of shares of common stock
	2/11/2019	(185)	Disposition - sale of shares of common stock
	2/4/2019	639	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock
	2/4/2019	(381)	Disposition - in-kind surrender of shares of common stock
	2/1/2019	1,474	Acquisition - award of restricted stock units
	11/26/2018	(50)	Disposition - sale of shares of common stock
	8/3/2018	(267)	Disposition - sale of shares of common stock
	3/9/2018	(300)	Disposition - sale of shares of common stock

Sara L. Levinson	5/10/2019	3,481.89	Acquisition - award of share units
	5/11/2018	3,065.98	Acquisition - award of share units

N. Thomas Linebarger	5/10/2019	3,621.17	Acquisition - award of share units
	5/10/2019	3,481.89	Acquisition - award of share units
	5/11/2018	6,254.6	Acquisition - award of share units

Brian R. Niccol	5/10/2019	3,481.89	Acquisition - award of share units
	5/10/2019	3,064.07	Acquisition - award of share units
	5/11/2018	5,764.043	Acquisition - award of share units

John A. Olin	2/6/2020	5,169	Acquisition - award of shares of common stock
	2/6/2020	(2,430)	Disposition - in-kind surrender of shares of common stock
	2/5/2020	19,763	Acquisition - award of restricted stock units
	2/3/2020	(14,373)	Disposition - restricted stock units
	2/3/2020	14,373	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock
	2/3/2020	(6,555)	Disposition - in-kind surrender of shares of common stock
	11/26/2019	(44,465)	Disposition - stock options
	11/26/2019	44,465	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock
	11/26/2019	(44,465)	Disposition - sale of shares of common stock
	7/24/2019	(30,000)	Disposition - stock options

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	B-6

Shares of Common Stock Purchased or Sold March 1, 2018 - March 8, 2020
Name	Date	# of Shares and Options	Transaction Description
	7/24/2019	30,000	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock
	7/24/2019	(30,000)	Disposition - sale of shares of common stock
	2/5/2019	(17,612)	Disposition - restricted stock units
	2/5/2019	17,612	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock
	2/5/2019	(8,278)	Disposition - in-kind surrender of shares of common stock
	2/4/2019	(12,383)	Disposition - restricted stock units
	2/4/2019	12,383	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock
	2/4/2019	(5,646)	Disposition - in-kind surrender of shares of common stock
	2/1/2019	47,640	Acquisition - award of restricted stock units
	8/28/2018	(12,587)	Disposition - stock options
	8/28/2018	12,587	Acquisition - 1-for-1 exchange of restricted stock units for shares of common stock
	8/28/2018	(12,587)	Disposition - sale of shares of common stock

Maryrose T. Sylvester	5/10/2019	3,481.89	Acquisition - award of deferred stock units
	5/10/2019	(3,182.989)	Disposition - deferred stock units
	5/10/2019	3,182.989	Acquisition - 1-for-1 exchange of deferred stock units for shares of common stock
	5/11/2018	3,065.98	Acquisition - award of deferred stock units
	5/11/2018	2,820.702	Acquisition - award of shares of common stock
	5/1/2018	(2,283.87)	Disposition - deferred stock units
	5/1/2018	2,283.87	Acquisition - 1-for-1 exchange of deferred stock units for shares of common stock

Jochen Zeitz	5/29/2019	(2,227)	Disposition - sale of shares of common stock
	5/10/2019	3,481.89	Acquisition - award of deferred stock units
	5/10/2019	(3,182.989)	Disposition - deferred stock units
	5/10/2019	3,182.989	Acquisition - 1-for-1 exchange of deferred stock units for shares of common stock
	5/10/2019	(955)	Disposition - in-kind surrender of shares of common stock
	8/6/2018	(1,597.87)	Disposition - sale of shares of common stock
	5/11/2018	3,065.98	Acquisition - award of deferred stock units
	5/1/2018	(2,283.87)	Disposition - deferred stock units

B-7	HARLEY-DAVIDSON, INC. • 2020 PROXY STATEMENT

Shares of Common Stock Purchased or Sold March 1, 2018 - March 8, 2020
Name	Date	# of Shares and Options	Transaction Description
	5/1/2018	2,283.87	Acquisition - 1-for-1 exchange of deferred stock units for shares of common stock
	5/1/2018	(686)	Disposition - in-kind surrender of shares of common stock
Miscellaneous Information Concerning Participants
Other than as set forth in this Appendix B or the Proxy Statement, none of the participants or their associates: (i) beneficially owns, directly or indirectly, any shares or other securities of our company or any of our subsidiaries; or (ii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. In addition, except as set forth elsewhere in this Appendix B or the Proxy Statement, none of the participants listed above has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.
Other than as set forth in this Appendix B or the Proxy Statement, none of the participants listed above or any of their associates have: (i) other than the Transition Agreements and Executive Severance Policy covering certain of or executive officers, which are described in the Proxy Statement, any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party; or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000. None of the participants have been convicted in a criminal proceeding during the past 10 years.

2020 PROXY STATEMENT • HARLEY-DAVIDSON, INC.	B-8

PRELIMINARY PROXY MATERIALS – SUBJECT TO COMPLETION

HARLEY DAVIDSON, INC.
ATTN: PAUL J. KRAUSE
3700 W. JUNEAU AVENUE
MILWAUKEE, WI 53208

Electronic Voting Instructions
You can vote by Internet or telephone
Available 24 hours a day, 7 days a week

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on [__________], 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on [__________], 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E89049-P31343 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

HARLEY DAVIDSON, INC.

The Board of Directors recommends you vote FOR all the nominees listed below.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Troy Alstead
02) R. John Anderson
03) Michael J. Cave
04) Allan Golston
05) Sara L. Levinson
06) N. Thomas Linebarger
07) Brian R. Niccol
08) Maryrose T. Sylvester
09) Jochen Zeitz

	For	Against	Abstain
The Board of directors recommends you vote FOR Proposal 2.			
2. To approve, by advisory vote, the compensation of our Named Executive Officers.	☐	☐	☐
The Board of directors recommends you vote FOR Proposal 3.			
3. To approve amendments to our Restated Articles of Incorporation to allow us to implement proxy access.	☐	☐	☐
The Board of Directors recommends you vote FOR Proposal 4.			
4. To approve the Harley-Davidson, Inc. 2020 Incentive Stock Plan.	☐	☐	☐
The Board of Directors recommends you vote FOR Proposal 5.			
5. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐

NOTE: By submitting your proxy, you authorize John A. Olin and Paul J. Krause to use their discretion when voting upon any other matter that may properly come before the 2020 Annual Meeting.

For address changes and/or comments, please check this box and write them on the reverse side of this card where indicated ☐

Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED BY THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

E89050-P31343

Proxy — Harley-Davidson, Inc.

WHITE PROXY

The undersigned appoints John A. Olin and Paul J. Krause and each of them as proxies for the undersigned, with full power of substitution and resubstitution, to act and vote all the shares of common stock of Harley-Davidson, Inc. held of record by the undersigned on [__________], 2020 at the Annual Meeting of Shareholders of Harley-Davidson, Inc. to be held on [__________], 2020 and at any adjournment or postponement of the meeting (the "Meeting"), hereby revoking any proxy previously provided.

Without limiting the generality of this Proxy Card, Messrs. Olin and Krause are each authorized to vote: (a) as specified upon the proposals listed hereon and described in the Proxy Statement for the Meeting; and (b) in their discretion upon any other matter that may properly come before the Meeting.

The Board of Directors recommends a vote FOR: (i) the listed director nominees (Proposal 1); (ii) approving, by advisory vote, the compensation of our named executive officers (Proposal 2); (iii) the approval of amendments to our Restated Articles of Incorporation to allow us to implement proxy access (Proposal 3); (iv) the approval of the Harley-Davidson, Inc. 2020 Incentive Stock Plan (Proposal 4); and (v) ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal 5).

The shares represented by this Proxy Card shall be voted as specified. If no specification is made, the shares shall be voted as recommended by the Board of Directors.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be dated and signed on reverse side)